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As filed with the Securities and Exchange Commission on February 24, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Community Health Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8062 (Primary Standard Industrial Classification Code Number)	13-3893191 (I.R.S. Employer Identification Number)

155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
(615) 373-9600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Rachel A. Seifert
Senior Vice President, Secretary and General Counsel
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027
(615) 373-9600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey Bagner
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
(212) 859-8000

Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

6 1/2% Senior Subordinated Notes due 2012	$300,000,000	100%	$300,000,000	$35,310

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

Subject to completion, dated February 24, 2005

Prospectus

Exchange Offer for
$300,000,000
6 1/2% Senior Subordinated Notes due 2012

We are offering to exchange 6 1/2% senior subordinated notes due 2012 for our currently outstanding 6 1/2% senior subordinated notes due 2012. The new notes, or exchange notes, have substantially the same terms as the outstanding notes, except that the exchange notes will have been registered under the federal securities laws and will not bear any legend restricting their transfer. The exchange notes will be issued under the same indenture as the outstanding notes.

The exchange notes will be subordinated to all our existing and future senior debt, rank equally with all our existing and future senior subordinated debt and rank senior to all our existing and future subordinated debt. The exchange notes will be effectively subordinated to all our existing and future secured debt to the extent of the value of the assets securing such debt. The exchange notes will be structurally subordinated to all existing and future liabilities (including trade payables) of each of our subsidiaries.

The principal features of the exchange offer are as follows:

  •
  Expires 5:00 p.m., New York City time, on                           , 2005, unless extended.

  •
  We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange of outstanding notes for exchange notes pursuant to the exchange offer will be a tax free event for United States federal tax purposes.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The exchange notes will not be listed on any securities exchange or automated quotation system.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must deliver this prospectus in any resale of the exchange notes.

Investing in the exchange notes involves risks that are described in the "Risk factors" section beginning on page 13 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Community Health Systems, Inc. is a Delaware corporation. Our principal executive offices are located at 155 Franklin Road, Suite 400, Brentwood, Tennessee 37027. Our telephone number at that address is (615) 373-9600. Our website is located at www.chs.net. The information on our website is not part of this prospectus.

In this prospectus, unless the context otherwise requires, "Community Health Systems", "the Company", "we", "us" and "our" refer to Community Health Systems, Inc. and its consolidated subsidiaries; and "outstanding notes" refers to the 6 1/2% Senior Subordinated Notes due 2012 that were issued in a private placement transaction on December 16, 2004 and "exchange notes" refers to the 6 1/2% Senior Subordinated Notes due 2014 offered pursuant to this prospectus. We sometimes refer to the outstanding notes and the exchange notes collectively as the "notes."

No dealer, salesperson, or other person has been authorized to give any information or to make any representations not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or solicitation of an offer to buy, to any person in any jurisdiction in which such an offer to sell or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create

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any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

Available information

This prospectus is part of a registration statement of Form S-4 that we have filed with the SEC. This prospectus does not contain all of the information in that registration statement. For further information with respect to us and the notes, see the registration statement, including the exhibits.

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance with its requirements file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be obtained:

  •
  at the public reference room of the SEC, Room 1024—Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or

  •
  from the internet site by the SEC at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC.

Some locations may charge prescribed rates or modest fees for copies. For more information on the public reference room, call the SEC at 1-800-SEC-0330.

Incorporation of certain documents by reference

This prospectus incorporates business and financial information about the Company that is not included in or delivered with the prospectus. We are incorporating by reference the documents listed below that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference:

  1.
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as amended by the Annual Report on Form 10-K/A filed on April 2, 2004;

  2.
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

  3.
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004;

  4.
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004;

  5.
  our Current Report on Form 8-K filed April 23, 2004;

  6.
  our Current Report on Form 8-K filed September 22, 2004;

  7.
  our Current Report on Form 8-K filed September 24, 2004;

  8.
  our Current Report on Form 8-K filed November 30, 2004;

  9.
  our two Current Reports on Form 8-K filed December 3, 2004;

  10.
  our Current Report on Form 8-K filed December 15, 2004;

  11.
  our Current Report on Form 8-K filed December 17, 2004; and

  12.
  our Current Report on Form 8-K filed January 7, 2005.

We are also incorporating by reference all other documents filed by us in the future with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering to which this prospectus relates.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Investor Relations
Community Health Systems, Inc.
155 Franklin Road, Suite 400
Brentwood, Tennessee 37027-4600
(615) 373-9600

In order to obtain timely delivery, you must request the information no later than                      , 2005, which is five days before the expiration of the exchange offer.

You should rely only on the information that we incorporate by reference or provide in this prospectus. You should consider any statement contained in a document incorporated or considered incorporated by reference into this prospectus to be modified or superseded to the extent that a statement contained in this prospectus, or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus, modifies or conflicts with the earlier statement. You should not consider any statement modified or superseded, except as so modified or superseded, to constitute a part of this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or the information incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus or the document from which such information is incorporated.

Market and industry data and forecasts

This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained in this prospectus has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon in this data. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding our industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk factors" in this prospectus.

Forward-looking statements

This prospectus, and the documents incorporated by reference, include statements that are, or may deemed to be, "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus, and the documents incorporated by reference, and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained or incorporated by reference in this prospectus. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained or incorporated by reference in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

The following list represents some, but not necessarily all, of the factors that may cause actual results to differ from those anticipated or predicted:

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  general economic and business conditions, both nationally and in the regions in which we operate;

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  demographic changes;

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  existing governmental regulations and changes in, or the failure to comply with, governmental regulations;

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  legislative proposals for healthcare reform;

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  the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which includes specific reimbursement changes for small urban and non-urban hospitals;

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  our ability, where appropriate, to enter into managed care provider arrangements and the terms of these arrangements;

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  changes in inpatient or outpatient Medicare and Medicaid payment levels;

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  uncertainty with the Health Insurance Portability and Accountability Act of 1996 regulations;

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  increase in wages as a result of inflation or competition for highly technical positions and rising supply cost due to market pressure from pharmaceutical companies and new product releases;

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  liability and other claims asserted against us, including self-insured malpractice claims;

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  competition;

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  our ability to attract and retain qualified personnel, key management, physicians, nurses and other healthcare workers;

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  trends toward treatment of patients in less acute or specialty healthcare settings, including ambulatory surgery centers or specialty hospitals;

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  changes in medical or other technology;

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  changes in generally accepted accounting principles;

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  the availability and terms of capital to fund additional acquisitions or replacement facilities;

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  our ability to successfully acquire and integrate additional hospitals;

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  our ability to obtain adequate levels of general and professional liability insurance;

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  potential adverse impact of known and unknown government investigations; and

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  timeliness of reimbursement payments received under government programs.

You should also read carefully the factors described in the "Risk factors" section of this prospectus and in the documents incorporated by reference to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

Any forward-looking statements that we make in this prospectus or in the documents incorporated by reference speak only as of the date of such statement, and we undertake no obligation to update such statements. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

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Prospectus summary

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. We urge you to read this entire prospectus and the documents incorporated by reference carefully, including the "Risk factors" section, and our consolidated financial statements and related notes included and incorporated by reference in this prospectus.

Our consolidated financial statements, "Management's discussion and analysis of financial condition and results of operations" and "Selected financial and other data" for each of the fiscal years ended December 31, 2003, 2002 and 2001 have been restated to reflect the reclassification as discontinued operations the sale of two hospitals in August 2004 and the designation of a third hospital as being held for sale. There is no effect on net income for all periods presented related to the reclassifications made for discontinued items.

Unless otherwise indicated, references in this prospectus to the number of hospitals owned, leased or operated as of December 31, 2004, or the number of licensed beds as of December 31, 2004, exclude one hospital designated as being held for sale.

Community Health Systems, Inc.

Overview of our company

We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities. As of December 31, 2004, we owned, leased or operated 71 hospitals, geographically diversified across 22 states, with an aggregate of 7,888 licensed beds. In approximately 85% of our markets, we are the sole provider of these services. In all but one of our other markets, we are one of two providers of these services. For the fiscal year ended December 31, 2003, we generated $2.8 billion in net operating revenues, and $131.5 million in net income. For the nine months ended September 30, 2004, we generated $2.5 billion in net operating revenues and $111.2 million in net income. We target hospitals in growing, non-urban healthcare markets because of their favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities and generally a lower level of managed care presence in these markets. We believe that smaller populations support less direct competition for hospital-based services. Also, we believe that non-urban communities generally view the local hospital as an integral part of the community.

Corporate history

Wayne T. Smith, who has over 30 years of experience in the healthcare industry, joined our company as President in January 1997. We named him Chief Executive Officer in April 1997 and Chairman of our Board of Directors in February 2001. During his time with us, we have:

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  strengthened the senior management team in all key business areas;

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  standardized and centralized our operations across key business areas;

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  implemented a disciplined acquisition program;

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  expanded and improved the services and facilities at our hospitals;

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  implemented quality of care improvement programs at our hospitals;

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  recruited additional physicians to the markets in which our hospitals are located; and

  •
  instituted a company-wide regulatory compliance program.

As a result of these initiatives, we achieved net operating revenue growth of 29.3% in 2003, 30.5% in 2002, and 26.9% in 2001. We also achieved net income growth of 31.5% in 2003, 123.5% in 2002 and 367.6% in 2001. For the nine months ended September 30, 2004, we achieved net operating revenue growth of 22.4% and net income growth of 16.0%.

Our business strategy

The key elements of our business strategy are to:

  •
  Increase Revenue at Our Facilities.    We seek to increase revenue at our facilities by providing a broader range of services in a more attractive care setting, as well as by supporting and recruiting physicians. Our initiatives to increase revenue include:

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      recruiting additional primary care physicians and specialists;

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      expanding the breadth of services offered at our hospitals through targeted capital expenditures to support the addition of more complex services, including orthopedics, cardiovascular services, and urology; and

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      providing the capital to invest in technology and the physical plant at the facilities, particularly in our emergency rooms, surgery/critical care departments and diagnostic services.

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  Grow Through Selective Acquisitions.    Each year we intend to acquire, on a selective basis, two to four hospitals that fit our acquisition criteria. Generally, we pursue acquisition candidates that:

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      have a general service area population between 20,000 and 150,000 with a stable or growing population base;

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      are the sole or primary provider of acute care services in the community;

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      are located more than 25 miles from a competing hospital;

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      are not located in an area that is dependent upon a single employer or industry; and

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      have financial performance that we believe will benefit from our management's operating skills.

  We estimate that there are currently approximately 365 hospitals that meet our acquisition criteria. These hospitals are primarily not-for-profit or municipally owned.

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  Improve Profitability.    To improve efficiencies and increase operating margins, we implement cost containment programs and adhere to operating philosophies which include:

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      standardizing and centralizing our operations;

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      optimizing resource allocation by utilizing our company-devised case and resource management program, which assists in improving clinical care and containing expenses;

        •
        capitalizing on purchasing efficiencies through the use of company-wide standardized purchasing contracts and terminating or renegotiating specified vendor contracts;

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        installing a standardized management information system, resulting in more efficient billing and collection procedures; and

        •
        managing staffing levels according to patient volumes and the appropriate level of care.

  •
  Improve Quality.    We implement new programs to improve the quality of care provided. These include training programs, sharing of best practices, assistance in complying with regulatory requirements, standardized accreditation documentation, and patient, physician, and staff satisfaction surveys.

Recent developments

On January 20, 2005, we announced the execution of a definitive agreement to acquire Chestnut Hill Hospital, a 183-bed facility in Philadelphia, Pennsylvania.

On January 31, 2005, we allowed the operating lease of the Scott County Hospital, a 99-bed facility in Oneida, Tennessee, to terminate.

On February 16, 2005, we announced the execution of a definitive agreement to sell Lakeview Community Hospital, a 74-bed facility in Eufaula, Alabama; Troy Regional Hospital, a 97-bed facility in Troy, Alabama; and Northeast Medical Center, a 75-bed facility in Bonham, Texas.

On February 24, 2005, we announced operating results for the fourth quarter and year ended December 31, 2004.

Net operating revenues for the fourth quarter ended December 31, 2004 were $871.7 million, as compared to net operating revenues of $785.8 million for the fourth quarter ended December 31, 2003. Net income for the fourth quarter ended December 31, 2004 was $40.2 million, or $0.43 per share on a fully diluted basis, compared with net income for the fourth quarter ended December 31, 2003 of $35.6 million, or $0.35 per share on a fully diluted basis.

The consolidated financial results for the fourth quarter ended December 31, 2004, reflect a 1.0% increase in total admissions compared with the fourth quarter ended December 31, 2003. This increase is attributable to hospitals that have been acquired by us during 2004. On a same-store basis, admissions decreased 3.4% and adjusted admissions decreased 1.3% compared with the fourth quarter ended December 31, 2003, primarily due to the lack of a flu season and a decrease in the number of respiratory illnesses treated. On a same store basis, net operating revenues increased 5.3% compared with the fourth quarter ended December 31, 2003.

Net operating revenues for the year ended December 31, 2004 were $3.3 billion, as compared to net operating revenues of $2.8 billion for the year ended December 31, 2003. Net income for the year ended December 31, 2004 was $151.4 million, or $1.51 per share on a fully diluted basis, compared with net income for the year ended December 31, 2003 of $131.5 million, or $1.30 per share on a fully diluted basis.

The consolidated financial results for the year ended December 31, 2004, reflect an 11.5% increase in total admissions compared with the year ended December 31, 2003. On a same-store basis, admissions decreased 0.2% and adjusted admissions increased 1.3% compared with the year ended December 31, 2003. On a same store basis, net operating revenues increased 6.6% compared with the year ended December 31, 2003.

The exchange offer

On December 16, 2004, we completed the offering of $300 million aggregate principal amount of 6 1/2% senior subordinated notes due 2012 in a transaction exempt from registration under the Securities Act. Prior to the closing of the offering, we made additional borrowings under the revolving tranche of our senior secured credit facility so that at the closing of the offering all of the net proceeds from the offering were used to repay borrowings under the revolving tranche without a reduction in our ability to borrow thereunder. The additional funds borrowed under the revolving tranche comprise available cash and may be used for future acquisitions and other general corporate purposes. In connection with that offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed to commence this exchange offer. Accordingly, you may exchange your outstanding notes for exchange notes which have substantially the same terms. You should read the discussion under the headings "The exchange offer" and "Description of exchange notes" for further information regarding the exchange notes to be issued in the exchange offer.

Securities offered
Up to $300,000,000 aggregate principal amount of 6 1/2% senior subordinated notes due 2012, registered under the Securities Act. The terms of the exchange notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that the transfer restrictions, registration rights and penalty interest provisions relating to the outstanding notes do not apply to the exchange notes.
The exchange offer
We are offering exchange notes in exchange for a like principal amount of our outstanding notes. We are offering these exchange notes to satisfy our obligations under a registration rights agreement which we entered into with the initial purchasers of the outstanding notes. You may tender your outstanding notes for exchange notes by following the procedures described under the heading "The exchange offer."
Tenders; expiration date; withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we extend it. If you decide to exchange your outstanding notes for exchange notes, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the exchange notes. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of this exchange offer. See "The exchange offer—Terms of the exchange offer" for a more complete description of the tender and withdrawal period.

Material U.S. federal income tax considerations
Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Material U.S. federal income tax considerations" for a summary of material United States federal income tax consequences associated with the exchange of outstanding notes for the exchange notes and the ownership and disposition of those exchange notes.
Use of proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange agent	SunTrust Bank.
Shelf registration
If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, we will use our reasonable best efforts to cause to become effective a shelf registration statement under the Securities Act, which would cover resales of outstanding notes.
Consequences of failure to exchange your outstanding notes
Outstanding notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We do not currently intend to register the outstanding notes under the Securities Act. If your notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.
Exchanging your outstanding notes
Based on interpretations of the staff of the SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:
• you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;
•
you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an "affiliate" of us, as described in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See "Plan of distribution" for a description of the prospectus delivery obligations of broker-dealers.

The exchange notes

The following summary contains basic information about the exchange notes and is not intended to be complete. For a more complete understanding of the exchange notes, please refer to the section entitled "Description of exchange notes" in this prospectus.

Issuer	Community Health Systems, Inc.
Securities	$300.0 million aggregate principal amount of 6 1/2% Senior Subordinated Notes due 2012.
Maturity	December 15, 2012.
Interest payment dates	June 15 and December 15, commencing June 15, 2005.
Optional redemption
The exchange notes will be redeemable at our option, in whole or in part, at any time or from time to time on or after December 15, 2008, at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

At any time prior to December 15, 2007, we may redeem up to 35% of the original principal amount of the exchange notes with the proceeds of one or more equity offerings of our common shares at a redemption price of 106.5% of the principal amount of the exchange notes, together with accrued and unpaid interest, if any, to the date of redemption.
Mandatory offers to purchase
The occurrence of a change of control will be a triggering event requiring us to offer to purchase from you all of your exchange notes at a price equal to 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Some asset dispositions will be triggering events which may require us to use the proceeds from those asset dispositions to make an offer to purchase the exchange notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if these proceeds are not otherwise used within 365 days to repay senior indebtedness, including indebtedness under our senior secured credit facility with a corresponding reduction in commitment, or to invest in assets related to our business.
Ranking	The exchange notes will:
• be our general unsecured obligations;
• be subordinated in right of payment to all of our existing and future senior indebtedness;

	•	be effectively junior to our secured debt to the extent of the value of the assets securing such debt;
	•	be pari passu in right of payment with all of our future senior subordinated debt; and
	•	be structurally subordinated to all of the existing and future liabilities (including trade payables) of each of our subsidiaries.
As of December 31, 2004:
	•	we had approximately $1,832 million of total indebtedness;
•
of the $1,832 million of indebtedness, we had approximately $1,197 million under our senior secured credit facility to which the notes are subordinated, and have additional commitments under the revolving tranche of our senior secured credit facility available to us of $425 million, of which $21 million is reserved for outstanding letters of credit;
	•	we had $287.5 million in aggregate principal amount of convertible subordinated notes; and
	•	our subsidiaries had $1,805 million of total liabilities, including trade payables but excluding intercompany liabilities, all of which will be structurally senior to the notes.

The borrower under our senior secured credit facility is our direct wholly-owned subsidiary, CHS/Community Health Systems, Inc., and the issuer of the notes, Community Health Systems, Inc., has guaranteed the obligations under the senior secured credit facility on a senior basis.
Covenants
We will issue the exchange notes under the same indenture which governs the issuance of the outstanding notes. This indenture contains covenants that limit our ability and the ability of our restricted subsidiaries, as defined under the heading "Description of exchange notes," to:
	•	incur, assume or guarantee additional indebtedness;
	•	issue redeemable stock and preferred stock;
	•	repurchase capital stock;
	•	make restricted payments, including paying dividends and making investments;

	•	redeem debt that is junior in right of payment to the notes;
	•	create liens without securing the notes;
	•	sell or otherwise dispose of assets, including capital stock of subsidiaries;
	•	enter into agreements that restrict dividends from subsidiaries;
	•	merge, consolidate, sell or otherwise dispose of substantially all our assets;
	•	enter into transactions with affiliates;
	•	incur debt senior to the notes but junior to other indebtedness; and
	•	guarantee indebtedness.
These covenants are subject to a number of important exceptions and qualifications. For more details, see "Description of exchange notes."
Trustee	SunTrust Bank.

Summary financial data

The following table sets forth a summary of our selected consolidated historical financial data for (1) each of the fiscal years ended December 31, 2003, 2002 and 2001, which have been derived from our consolidated financial statements and our accounting records, and (2) the nine month periods ended September 30, 2004 and September 30, 2003, which have been derived from our unaudited interim condensed consolidated financial statements and our accounting records. In the opinion of management, the unaudited interim financial data includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The following data should be read in conjunction with our consolidated financial statements and related notes, "Management's discussion and analysis of financial condition and results of operations" and other financial information included or incorporated by reference in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
(dollars in thousands, except share and per share data)
	2003		2002		2001	2004	2003

Consolidated Statement of Operations Data
Net operating revenues	$2,796,766		$2,163,384		$1,657,476	$2,460,968	$2,010,922
Income from operations	291,358		242,466		190,704	250,980	212,142
Net income from continuing operations	132,049		100,801		46,018	117,579	96,126
Net income	131,472		99,984		44,743	111,204	95,838
Earnings per common share—Basic:
Income (loss) from continuing operations	$1.34		$1.02		$0.52	$1.20	$0.98
Loss on discontinued operations	—		—		(0.01)	(0.07)	(0.01)
Net income (loss)	$1.34		$1.02		$0.51	$1.13	$0.97
Earnings per common share—Diluted:
Income (loss) from continuing operations	$1.30		$1.01		$0.51	$1.14	$0.95
Loss on discontinued operations	—		(0.01)		(0.01)	(0.06)	—
Net income (loss)	$1.30		$1.00		$0.50	$1.08	$0.95
Weighted-average number of shares outstanding:
Basic	98,391,849		98,421,052		88,382,443	98,429,963	98,437,932
Diluted (1)	108,094,956	(2)	108,378,131	(2)	90,251,428	108,666,472 (2)	107,979,647	(2)

	Year Ended December 31,			Nine Months Ended September 30,
(dollars in thousands)	2003	2002	2001	2004	2003

Other Operating Data
Consolidated Data
Number of hospitals(3)	69	60	54	71	69
Licensed beds(3),(4)	7,637	6,137	5,214	7,971	7,408
Beds in service(3),(5)	6,041	4,800	3,996	6,440	5,748
Admissions(6)	250,901	205,607	165,100	208,972	180,866
Adjusted admissions(7)	458,709	379,604	303,677	387,042	332,149
Patient days(8)	989,891	792,252	624,740	849,732	704,927
Average length of stay (days)(9)	3.9	3.9	3.8	4.1	3.9
Occupancy rate (beds in service)(10)	48.9%	48.3%	47.2%	50.3%	48.0%
Net operating revenues	$2,796,766	$2,163,384	$1,657,476	$2,460,968	$2,010,922
Net inpatient revenues as a % of total net operating revenues	51.3%	52.5%	51.5%	50.4%	51.1%
Net outpatient revenues as a % of total net operating revenues	47.5%	46.2%	47.3%	48.2%	47.6%
Net income	$131,472	$99,984	$44,743	$111,204	$95,838
Net income as a % of total net operating revenues	4.7%	4.6%	2.7%	4.5%	4.8%

	Year Ended December 31,			Nine Months Ended September 30,
(dollars in thousands)	2003	2002	2001	2004	2003

Other Operating Data Liquidity
Adjusted EBITDA(11)	$433,975	$359,578	$306,691	$367,148	$315,385
Adjusted EBITDA as a % of total net operating revenues(11)	15.5%	16.6%	18.5%	14.9%	15.7%
Net cash flows provided by operating activities	$243,704	$285,499	$154,387	$263,174	$198,356
Net cash flows provided by operating activities as a % of total net operating revenues	8.7%	13.2%	9.3%	10.7%	9.9%
Net cash flows used in investing activities	$(620,770)	$(291,140)	$(265,111)	$(271,679)	$(441,316)
Net cash flows provided by financing activities	$260,553	$130,099	$105,370	$12,126	$172,758
Ratio of earnings to fixed charges(12)	3.44	3.14	1.81	3.65	3.43

	As of December 31,			As of September 30,
(dollars in thousands)	2003	2002	2001	2004	2003

Consolidated Balance Sheet Data
Cash and cash equivalents	$16,331	$132,844	$8,386	$19,952	$62,642
Total assets	3,350,211	2,809,496	2,451,464	3,534,695	3,187,725
Long-term obligations	1,601,558	1,276,761	1,045,427	1,929,327	1,485,878
Stockholders' equity	1,350,589	1,214,305	1,115,665	1,185,762	1,307,011

(1)   See Note 10 to our consolidated audited financial statements and Note 9 to our unaudited interim condensed consolidated financial statements included and incorporated by reference in this prospectus.

(2)   Includes 8,582,076 shares related to the convertible notes under the if-converted method of determining weighted average shares outstanding.

(3)   References to the number of hospitals, licensed beds and beds in service exclude one hospital designated as being held for sale.

(4)   Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(5)   Beds in service are the number of beds that are readily available for patient use.

(6)   Admissions represent the number of patients admitted for inpatient treatment.

(7)   Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(8)   Patient days represent the total number of days of care provided to inpatients.

(9)   Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

(10) We calculated percentages by dividing the average daily number of inpatients by the weighted average of beds in service.

(11) EBITDA consists of income from continuing operations before interest, income taxes, depreciation and amortization, and amortization of goodwill. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest earnings. We have from time to time sold minority interests in certain of our subsidiaries or acquired subsidiaries with existing minority interest ownership positions. We believe that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third-party interests and clarifies for investors the portion of our EBITDA generated by our operations. We use adjusted EBITDA as a measure of liquidity. We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of our compliance with some of the covenants under our senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to our net cash provided by operating activities as derived directly from our consolidated financial statements for the years ended December 31, 2003, 2002 and 2001 and for the nine months ended September 30, 2004 and 2003 (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
(dollars in thousands)	2003	2002	2001	2004	2003

Adjusted EBITDA	$433,975	$359,578	$306,691	$367,148	$315,385
Interest expense, net	(70,792)	(62,560)	(94,248)	(56,269)	(51,926)
Provision for income taxes	(88,517)	(70,459)	(44,195)	(76,344)	(64,090)
(Loss) income from operations of hospitals sold or held for sale	(577)	(817)	(1,275)	(2,730)	(288)
Depreciation and amortization of discontinued operations	3,136	3,342	3,790	1,696	2,434
Deferred income taxes	61,574	38,172	25,280	-	175
Stock compensation expense	13	26	44	2	10
Other non-cash (income) expenses, net	320	186	(104)	932	(43)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(150,843)	(19,099)	(12,241)	(11,713)	(79,493)
Supplies, prepaid expenses and other current assets	(13,727)	(12,566)	1,999	(17,778)	(8,899)
Accounts payable, accrued liabilities and income taxes	34,722	22,628	(40,088)	36,927	59,097
Other	34,420	27,068	8,734	21,303	25,994

Net cash provided by operating activities	$243,704	$285,499	$154,387	$263,174	$198,356

(12) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs and debt issuance costs) and one-quarter of rent expense, deemed representative of that portion of rent expense estimated to be attributable to interest.

Risk factors

This offering involves a high degree of risk. You should carefully consider the risks described below as well as other information and data included and incorporated by reference in this prospectus before making an investment decision. If any of the events described in the risk factors below or in the documents incorporated by reference occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to pay interest and/or principal on the notes.

Risks related to our business

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.

We are significantly leveraged. The chart below shows our level of indebtedness and other information as of December 31, 2004. This chart does not include $425 million that would be available for future borrowings under the revolving tranche of our senior secured credit facility, of which $21 million is reserved for outstanding letters of credit. We also have the ability to amend our senior secured credit facility to provide for one or more additional tranches of term loans in aggregate principal amount of up to $400 million.

(Dollars in millions)	As of December 31, 2004

Senior secured credit facility:
Revolving tranche	$-
Term loan	1,197
Notes	300
Other	335
Total debt	1,832
Stockholders' equity	1,240

Twelve months ended December 31, 2004

Ratio of earnings to fixed charges(1)	3.59x

(1)
In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and minority interest expense plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs and debt issuance costs) and one-quarter of rent expense, deemed representative of that portion of rent expense estimated to be attributable to interest.

Our substantial degree of leverage could have important consequences for you, including the following:

  •
  it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

  •
  a substantial portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and future business opportunities;

  •
  the debt service requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

  •
  some of our borrowings, including borrowings under our senior secured credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

  •
  it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

If competition decreases our ability to acquire additional hospitals on favorable terms, we may be unable to execute our acquisition strategy.

An important part of our business strategy is to acquire two to four hospitals each year in non-urban markets. However, not-for-profit hospital systems and other for-profit hospital companies generally attempt to acquire the same type of hospitals as we do. Some of these other purchasers have greater financial resources than we do. Our principal competitors for acquisitions included Health Management Associates, Inc., Province Healthcare Company and LifePoint Hospitals, Inc. Recently, LifePoint Hospitals announced an agreement to acquire Province Healthcare. On some occasions, we also compete with Universal Health Services, Inc. and Triad Hospitals Inc. In addition, some hospitals are sold through an auction process, which may result in higher purchase prices than we believe are reasonable. Therefore, we may not be able to acquire additional hospitals on terms favorable to us.

If we fail to improve the operations of future acquired hospitals, we may be unable to achieve our growth strategy.

Most of the hospitals we have acquired or will acquire had or may have significantly lower operating margins than we do and/or operating losses prior to the time we acquired them. In the past, we have occasionally experienced temporary delays in improving the operating margins or effectively integrating the operations of these acquired hospitals. In the future, if we are unable to improve the operating margins of acquired hospitals, operate them profitably, or effectively integrate their operations, we may be unable to achieve our growth strategy.

If we acquire hospitals with unknown or contingent liabilities, we could become liable for material obligations.

Hospitals that we acquire may have unknown or contingent liabilities, including liabilities for failure to comply with healthcare laws and regulations. Although we seek indemnification from prospective sellers covering these matters, we may nevertheless have material liabilities for past activities of acquired hospitals.

State efforts to regulate the sale of hospitals operated by not-for-profit entities could prevent us from acquiring additional hospitals and executing our business strategy.

Many states, including some where we have hospitals and others where we may in the future acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts focus primarily on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the non-profit seller. While these review and, in some instances, approval processes can add additional time to the closing of a hospital acquisition, we have not had any significant difficulties or delays in completing acquisitions. However, future actions on the state level could seriously delay or even prevent our ability to acquire hospitals.

State efforts to regulate the construction, acquisition or expansion of hospitals could prevent us from acquiring additional hospitals, renovating our facilities or expanding the breadth of services we offer.

Some states require prior approval for the construction or acquisition of healthcare facilities and for the expansion of healthcare facilities and services. In giving approval, these states consider the need for additional or expanded healthcare facilities or services. In some states in which we operate, we are required to obtain certificates of need, known as CONs, for capital expenditures exceeding a prescribed amount, changes in bed capacity or services, and some other matters. Other states may adopt similar legislation. We may not be able to obtain the required CONs or other prior approvals for additional or expanded facilities in the future. For example, in October 2003, our hospital in Jackson, Tennessee, which we acquired earlier that year, lost a competitor's long standing challenge of the CON originally granted in 1998 to provide interventional cardiology and open heart surgery services. The challenge concluded with the voiding of the previously issued CON and a discontinuation of those services. The voiding of the CON did not have a material adverse impact on our operations. In addition, at the time we acquire a hospital, we may agree to replace or expand the facility we are acquiring. If we are not able to obtain required prior approvals, we would not be able to acquire additional hospitals and expand the breadth of services we offer.

If we are unable to effectively compete for patients, local residents could use other hospitals.

The hospital industry is highly competitive. In addition to the competition we face for acquisitions and physicians, we must also compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. Our hospitals are located in non-urban service areas. In approximately 85% of our markets, we are the sole provider of general healthcare services. In most of our other markets, the primary competitor is a not-for-profit hospital. These not-for-profit hospitals generally differ in each jurisdiction. However, our hospitals face competition from hospitals outside of their primary service area, including hospitals in urban areas that provide more complex services. These facilities generally are located in excess of 25 miles from our facilities. Patients in our primary service areas may travel to these other hospitals for a variety of reasons. These reasons include physician referrals or the need for services we do not offer. Patients who seek services from these other hospitals may subsequently shift their preferences to those hospitals for the services we provide.

Some of our hospitals operate in primary service areas where they compete with one other hospital. One of our hospitals competes with more than one other hospital in its primary service area. Some of these competing hospitals use equipment and services more specialized than those available at our hospitals. In addition, some competing hospitals are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals can make capital expenditures without paying sales, property and income taxes. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology and diagnostic centers.

We expect that these competitive trends will continue. Our inability to compete effectively with other hospitals and other healthcare providers could cause local residents to use other hospitals.

The failure to obtain our medical supplies at favorable prices could cause our operating results to decline.

In 1997, we entered into an affiliation agreement with Broadlane, a group purchasing organization, or GPO, of which we are a minority owner. GPOs attempt to obtain favorable pricing on medical supplies with manufacturers and vendors who sometimes negotiate exclusive supply arrangements in exchange for the discounts they give. Recently, some vendors who are not GPO members have challenged these exclusive supply arrangements. In addition, the U.S. Senate has held hearings with respect to GPOs and these exclusive supply arrangements. To the extent these exclusive supply arrangements are challenged or deemed unenforceable, we could incur higher costs for our medical supplies obtained through Broadlane. These higher costs could cause our operating results to decline.

In November 2004, we determined to terminate our affiliation agreement with Broadlane on March 15, 2005. Thereafter, in January 2005, we entered into a five-year participation agreement with automatic renewal terms of one year each with HealthTrust Purchasing Group, L.P., a GPO. There can be no assurance that our arrangement with HealthTrust will provide the discounts we expect to achieve.

If the fair value of our reporting units declines, a material non-cash charge to earnings from impairment of our goodwill could result.

Affiliates of Forstmann Little & Co. acquired our predecessor company in 1996 principally for cash. We recorded a significant portion of the purchase price as goodwill. We have also recorded as goodwill a portion of the purchase price for many of our subsequent hospital acquisitions. At September 30, 2004, we had approximately $1.213 billion of goodwill recorded on our books. We expect to recover the carrying value of this goodwill through our future cash flows. On an ongoing basis, we evaluate, based on the fair value of our reporting units, whether the carrying value of our goodwill is impaired. If the carrying value of our goodwill is impaired, we may incur a material non-cash charge to earnings.

Risks related to our industry

If federal or state healthcare programs or managed care companies reduce the payments we receive as reimbursement for services we provide, our net operating revenues may decline.

In 2003, 43.8% of our net operating revenues came from the Medicare and Medicaid programs. In recent years, federal and state governments made significant changes in the Medicare and Medicaid programs, including the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Some of these changes have decreased the amount of money we receive for our services relating to these programs.

In recent years, Congress and some state legislatures have introduced an increasing number of other proposals to make major changes in the healthcare system. Future federal and state legislation may further reduce the payments we receive for our services. For example, the

Governor of the State of Tennessee recently announced plans to dissolve TennCare, a supplementary health care program for poor, disabled and elderly persons. Subsequently, the Governor of the State of Tennessee announced instead plans to cut costs in TennCare by restricting eligibility and capping specified services. If implemented, these plans could reduce payments for our services provided in the State of Tennessee.

In addition, insurance and managed care companies and other third parties from whom we receive payment for our services increasingly are attempting to control healthcare costs by requiring that hospitals discount payments for their services in exchange for exclusive or preferred participation in their benefit plans. We believe that this trend may continue and may reduce the payments we receive for our services.

If we fail to comply with extensive laws and government regulations, including fraud and abuse laws, we could suffer penalties or be required to make significant changes to our operations.

The healthcare industry is required to comply with many laws and regulations at the federal, state, and local government levels. These laws and regulations require that hospitals meet various requirements, including those relating to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, compliance with building codes, environmental protection and privacy. These laws include the Health Insurance Portability and Accountability Act of 1996 and a section of the Social Security Act, known as the "anti-kickback" statute. If we fail to comply with applicable laws and regulations, including fraud and abuse laws, we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in the Medicare, Medicaid, and other federal and state healthcare programs.

In addition, there are heightened coordinated civil and criminal enforcement efforts by both federal and state government agencies relating to the healthcare industry, including the hospital segment. The ongoing investigations relate to various referral, cost reporting, and billing practices, laboratory and home healthcare services, and physician ownership and joint ventures involving hospitals.

In the future, different interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs, and operating expenses.

A shortage of qualified nurses could limit our ability to grow and deliver hospital healthcare services in a cost-effective manner.

Hospitals are currently experiencing a shortage of nursing professionals, a trend which we expect to continue for some time. If the supply of qualified nurses declines in the markets in which our hospitals operate, it may result in increased labor expenses and lower operating margins at those hospitals. In 2003, for example, our contract labor expense as a percentage of net operating revenue increased 0.5% primarily as a result of the additional use of nursing-related contract labor. In addition, in some markets like California, there are requirements to maintain specified nurse-staffing levels. To the extent we cannot meet those levels, the healthcare services that we provide in these markets may be reduced.

If we become subject to significant legal actions, we could be subject to substantial uninsured liabilities or increased insurance costs.

In recent years, physicians, hospitals, and other healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability, or related legal theories. Many of these actions involve large claims and significant defense costs. To protect us from the cost of these claims, we generally maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe to be appropriate for our operations. However, our insurance coverage may not cover all claims against us or may not continue to be available at a reasonable cost for us to maintain adequate levels of insurance. The cost of malpractice and other liability insurance increased in 2002 by 0.7% and in 2003 by 0.4% of net operating revenue, although in the nine months ended September 30, 2004, this cost remained approximately the same as a percentage of net operating revenue. If these costs rise rapidly, our profitability could decline. For a further discussion of our insurance coverage, see our discussion of professional liability insurance claims in "Management's discussion and analysis of financial condition and results of operations."

Risks related to the notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See "Forward-looking statements" and "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources."

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, including the operations of our existing hospitals and the substantial capital resources required for our acquisition program. We also may be forced to sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our senior secured credit facility and the indenture governing the notes. For example, our senior secured credit facility and the indenture governing the notes restrict our ability to dispose of assets and use the proceeds from any dispositions. We may not be able to consummate those dispositions and any proceeds we receive may not be adequate to meet any debt service obligations then due. See "Description of other indebtedness" and "Description of exchange notes."

We are a holding company and may not have access to sufficient cash to make payments on the notes.

We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our outstanding debt service and other obligations. Our subsidiaries may not generate sufficient cash from operations to enable us to make principal and interest payments on our indebtedness, including the notes. In addition, any payments of dividends, distributions, loans or advances to us by our subsidiaries could be subject to legal and contractual restrictions. Our subsidiaries are permitted under the terms of our indebtedness, including the indenture governing the notes, to incur additional indebtedness that may restrict payments from those subsidiaries to us. We cannot assure you that agreements governing the current and future indebtedness of our subsidiaries will permit those subsidiaries to provide us with sufficient cash to fund payments on the notes when due.

Our subsidiaries are separate and distinct legal entities, and they may have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment.

Restrictive covenants in the indenture governing the notes may adversely affect us.

The indenture governing the notes contains various covenants that limit our ability and/or our restricted subsidiaries' ability to:

  •
  incur, assume or guarantee additional indebtedness;

  •
  issue redeemable stock and preferred stock;

  •
  repurchase capital stock;

  •
  make restricted payments, including paying dividends and making investments;

  •
  redeem debt that is junior in right of payment to the notes;

  •
  create liens without securing the notes;

  •
  sell or otherwise dispose of assets, including capital stock of subsidiaries;

  •
  enter into agreements that restrict dividends from subsidiaries;

  •
  merge, consolidate, sell or otherwise dispose of substantially all our assets;

  •
  enter into transactions with affiliates;

  •
  incur debt senior to the notes but junior to other indebtedness; and

  •
  guarantee indebtedness.

In addition, our senior secured credit facility also contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our senior secured credit facility and/or the notes. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior secured credit facility and our other indebtedness, including the notes. See "Description of other indebtedness."

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Our borrowings under our senior secured credit facility are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of indebtedness as a result of a default, could render us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including covenants in the indenture governing the notes and our senior secured credit facility, we could be in default under the terms of the agreements governing this indebtedness, including our senior secured credit facility and in the indenture governing the notes. In the event of any default, the holders of this indebtedness could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facility could elect to terminate their commitments under this facility, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See "Description of other indebtedness" and "Description of exchange notes."

Your ability to receive payments on these notes is junior to those lenders who have a security interest in our assets.

Our obligations under the notes will be unsecured, but our obligations under our senior secured credit facility are secured by an interest in substantially all of our assets. CHS/Community Health Systems, Inc., our wholly owned subsidiary, is the borrower under the senior secured credit facility, and Community Health Systems, Inc., the issuer of the notes, has guaranteed obligations under the senior secured credit facility on a senior basis. The issuer's guarantee of the senior secured credit facility is secured by the pledge of the issuer's sole asset, which is the stock of CHS/Community Health Systems, Inc. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture at such time. In such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully. See "Description of other indebtedness."

The notes are not guaranteed by any of our subsidiaries and, as a result, will be structurally subordinated to all indebtedness of our subsidiaries. Creditors of our subsidiaries will have priority as to our subsidiaries' assets.

You will not have any claims as a creditor against our subsidiaries. All indebtedness and other liabilities of our subsidiaries, including, without limitation, guarantees of other indebtedness of ours and trade payables, whether senior, subordinated, secured or unsecured, will effectively be senior to your claims against the assets of our subsidiaries. All obligations owed by our subsidiaries would have to be satisfied before any of the assets of our subsidiaries would be available for distribution, upon a liquidation or otherwise, to us. In addition, any future indebtedness that we are permitted to incur under the terms of our senior secured credit facility and the indenture may be incurred by our subsidiaries. As of December 31, 2004, the aggregate amount of debt and other obligations of our subsidiaries, including guarantees of other indebtedness of ours and trade payables but excluding intercompany liabilities, were approximately $1,805 million, all of which will be structurally senior to the notes. This amount does not include guarantees of indebtedness under the senior secured credit facility by some of our subsidiaries.

We may not be able to satisfy our obligations to holders of the notes upon a change of control.

Upon the occurrence of a "change of control," as defined in the indenture governing the notes, the holders of the notes will be entitled to require us to repurchase the outstanding notes at a purchase price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, if any, to the date of repurchase. Failure to make this repurchase would result in a default under the indenture. Also, our senior secured credit facility may effectively prevent the purchase of the notes by us if a change of control occurs and these lenders do not consent to our purchase of the notes, unless all amounts outstanding under the senior secured credit facility are repaid in full. Our failure to purchase or give a notice of purchase of the notes would be a default under the indenture, which would in turn be a default under the senior secured credit facility. In addition, a change of control may constitute an event of default under the senior secured credit facility. A default under the senior secured credit facility would result in a default under the indenture if the lenders accelerate the debt under the senior secured credit facility. Furthermore, our obligations under the convertible debentures require the repurchase of the outstanding convertible debentures upon a change of control as defined in the indenture governing the convertible debentures. While the definition of change of control in that indenture is different from the definition of change of control under the notes, a change of control under that indenture is a change of control under the notes. Any future credit agreements or other agreements to which we become a party may contain similar restrictions and provisions. The exercise by holders of the notes of their right to require us to repurchase the notes could cause a default under our other debt agreements due to the financial effect of these repurchases on us, even if the change of control itself does not cause a default under the indenture.

In the event of a change of control, we may not have sufficient funds to repurchase the notes and to satisfy our other obligations under the notes and any other indebtedness. The source of funds for any purchase of notes would be available cash or cash generated from other sources. We cannot be sure that any cash would be available. Upon the occurrence of a change of control, we could seek to refinance our indebtedness or obtain a waiver from our lenders, but it is possible that we would not be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. Moreover, the provisions in the indenture governing the notes regarding a change of control could increase the difficulty of a potential acquiror obtaining control of us. See "Description of exchange notes—Change of control."

The change of control provisions in the indenture governing the notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Some of these transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the notes. Except as described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in an event of a takeover, recapitalization or similar transaction. Therefore, if an event occurs that does not constitute a change of control as defined under the indenture governing the notes, we will not be required to make an offer to repurchase the notes and you may be required to hold your notes despite the event. See "Description of other indebtedness" and "Description of exchange notes—Change of control."

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

We, our subsidiaries and any of our future subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes do not fully prohibit us from doing so and all of this additional debt may be senior to the notes. For example, under the indenture for the notes, we or our subsidiaries may incur up to $2.5 billion pursuant to a credit facility or a qualified receivables transaction, less certain amounts repaid with the proceeds of asset dispositions. If we incur any additional indebtedness, including trade payables, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. Additionally, our senior secured credit facility provides for commitments of up to $1.625 billion in the aggregate. We also have the ability to amend our senior secured credit facility to provide for one or more additional tranches of term loans in aggregate principal amount of up to $400 million. All borrowings under our senior secured credit facility would be secured senior indebtedness. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. See "Description of exchange notes" and "Description of other indebtedness."

There is no prior public market for the notes, and there is no assurance that any active trading market will develop for the notes.

The outstanding notes were issued to, and we believe those securities are owned by, a relatively small number of beneficial owners. The outstanding notes have not been registered under the Securities Act and will remain subject to restrictions on transferability if they are not exchanged for the exchange notes. Although the exchange notes may be resold or otherwise transferred by the holders without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. The initial purchasers have also advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. In addition, such market-making activity may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will also depend on a number of factors, including:

  •
  the number of holders of notes;

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the notes for the exchange notes;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the notes; and

  •
  prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

Some of our subsidiaries may guarantee the notes in the future. Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

While the notes will not be guaranteed by any of our subsidiaries at the time of issuance, under the terms of the indenture governing the notes, one or more of our subsidiaries would be required to guarantee the notes in the future under specified circumstances. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor under specific circumstances, including circumstances where the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

  •
  if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

We cannot assure you as to what standard a court would use to determine whether or not a guarantor would be solvent at the relevant time, or regardless of the standard used, that the guarantees would not be subordinated to any guarantor's other debt.

You may have difficulty selling the outstanding notes which you do not exchange.

If you do not exchange your outstanding notes for the exchange notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your outstanding notes. Those transfer restrictions are described in the indenture and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act.

In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged outstanding notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have those outstanding notes registered under the Securities Act.

See "The exchange offer—Consequences of failure to exchange your outstanding notes" for a discussion of the possible consequences of failing to exchange your outstanding notes.

Use of proceeds

We will not receive any proceeds in connection with the exchange offer. In consideration for issuing the exchange notes in exchange for the outstanding notes as described in this prospectus, we will receive, retire and cancel the outstanding notes tendered in the exchange offer. The net proceeds from the sale of the outstanding notes, after deducting underwriting discounts, was approximately $292 million. Prior to the closing of the offering of the outstanding notes, we made additional borrowings under the revolving tranche of our senior secured credit facility so that at the closing of the offering all of the net proceeds from the offering were used to repay borrowings under the revolving tranche without a reduction in our ability to borrow thereunder. The additional funds borrowed under the revolving tranche comprise available cash and may be used for future acquisitions and other general corporate purposes.

Capitalization

The following table sets forth our capitalization as of December 31, 2004. This table should be read in conjunction with our consolidated financial statements and related notes included and incorporated by reference in this prospectus.

(Dollars in thousands)	As of December 31, 2004

Cash and Cash equivalents	$82,498

Long-term debt (including current portion thereof):
Senior secured credit facility:
Revolving tranche(1)	—
Term loan(2)	1,197,000
Convertible notes	287,500
Notes offered hereby	300,000
Capital lease obligations	22,471
Tax-exempt bonds	8,000
Term loans from acquisitions	8,400
Other(3)	8,364

Total debt	$1,831,735

Additional paid-in capital	1,047,888
Common stock	886
Treasury stock	(6,678)
Accumulated earnings	191,849
Accumulated other comprehensive income	6,046
Total stockholders' equity	1,239,991

Total capitalization	$3,071,726

(1)   As of December 31, 2004, we are able to borrow $425 million under the revolving tranche of our senior secured credit facility. Of this amount, $21 million is reserved for outstanding letters of credit.

(2)   Our senior secured credit facility includes an incremental term loan feature permitting us to borrow an additional $400 million on specified terms.

(3)   As of December 31, 2004, we had other debt consisting primarily of an industrial revenue bond and other obligations maturing in various installments through 2014.

Selected financial and other data

The following table sets forth a summary of our selected consolidated historical financial data for (1) each of the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999, which have been derived from our consolidated financial statements and our accounting records, and (2) the nine month periods ended September 30, 2004 and September 30, 2003, which have been derived from our unaudited interim condensed consolidated financial statements and our accounting records. In the opinion of management, the unaudited interim financial data includes all adjustments, consisting of only normal non-recurring adjustments, considered necessary for a fair presentation of this information. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year. The following data should be read in conjunction with our consolidated financial statements and related notes, "Management's discussion and analysis of financial condition and results of operations" and other financial information included or incorporated by reference in this prospectus.

	Year Ended December 31,							Nine Months Ended September 30,
(Dollars in thousands, except share and per share data)
	2003		2002		2001	2000	1999	2004	2003

Consolidated Statement of Operations Data
Net operating revenues	$2,796,766		$2,163,384		$1,657,476	$1,305,672	$1,052,247	$2,460,968	$2,010,922
Income from operations	291,358		242,466		190,704	156,864	123,901	250,980	212,142
Income (loss) from continuing operations	132,049		100,801		46,018	10,903	(15,705)	117,579	96,126
Net income (loss)	131,472		99,984		44,743	9,569	(16,789)	111,204	95,838
Earnings per common share—Basic:
Income (loss) from continuing operations	$1.34		$1.02		$0.52	$0.16	$(0.29)	$1.20	$0.98
Loss on discontinued operations	—		—		(0.01)	(0.02)	(0.02)	(0.07)	(0.01)

Net income (loss)	$1.34		$1.02		$0.51	$0.14	$(0.31)	$1.13	$0.97
Earnings per common share—Diluted:
Income (loss) from continuing operations	$1.30		$1.01		$0.51	$0.16	$(0.29)	$1.14	$0.95
Loss on discontinued operations	—		(0.01)		(0.01)	$(0.02)	(0.02)	(0.06)	—

Net income (loss)	$1.30		$1.00		$0.50	$0.14	$(0.31)	$1.08	$0.95
Weighted-average number of shares outstanding:
Basic	98,391,849		98,421,052		88,382,443	67,610,399	54,545,030	98,429,963	98,437,932
Diluted(1)	108,094,956	(2)	108,378,131	(2)	90,251,428	69,187,191	54,545,030	108,666,472 (2)	107,979,647	(2)

	Year Ended December 31,					Nine Months Ended September 30,
(Dollars in thousands)	2003	2002	2001	2000	1999	2004	2003

Other Operating Data Consolidated Data
Number of hospitals(3)	69	60	54	49	43	71	69
Licensed beds(3),(4)	7,637	6,137	5,214	4,511	3,938	7,971	7,408
Beds in service(3),(5)	6,041	4,800	3,996	3,444	2,979	6,440	5,748
Admissions(6)	250,901	205,607	165,100	139,407	116,650	208,972	180,866
Adjusted admissions(7)	458,709	379,604	303,677	255,770	210,388	387,042	332,149
Patient days(8)	989,891	792,252	624,740	532,083	463,635	849,732	704,927
Average length of stay (days)(9)	3.9	3.9	3.8	3.8	4.0	4.1	3.9
Occupancy rate (beds in service)(10)	48.9%	48.3%	47.2%	45.2%	44.9%	50.3%	48.0%
Net operating revenues	$2,796,766	$2,163,384	$1,657,476	$1,305,672	$1,052,247	$2,460,968	$2,010,922
Net inpatient revenues as a % of total net operating revenues	51.3%	52.5%	51.5%	51.0%	52.7%	50.4%	51.1%
Net outpatient revenues as a % of total net operating revenues	47.5%	46.2%	47.3%	47.4%	45.6%	48.2%	47.6%
Net income (loss)	$131,472	$99,984	$44,743	$9,569	$(16,789)	$111,204	$95,838
Net income (loss) as a % of total net operating revenues	4.7%	4.6%	2.7%	0.7%	(1.6%)	4.5%	4.8%
Other Operating Data Liquidity
Adjusted EBITDA(11)	$433,975	$359,578	$306,691	$250,961	$203,010	$367,148	$315,385
Adjusted EBITDA as a % of total net operating revenues(11)	15.5%	16.6%	18.5%	19.2%	19.3%	14.9%	15.7%
Net cash flows provided by (used in) operating activities	$243,704	$285,499	$154,387	$25,080	$(11,308)	$263,174	$198,356
Net cash flows provided by operating activities as a % of total net operating revenues	8.7%	13.2%	9.3%	1.9%	(1.1)%	10.7%	9.9%
Net cash flows used in investing activities	$(620,770)	$(291,140)	$(265,111)	$(244,441)	$(155,541)	$(271,679)	$(441,316)
Net cash flows provided by financing activities	$260,553	$130,099	$105,370	$228,819	$164,412	$12,126	$172,758
Ratio of earnings to fixed charges(12)	3.44	3.14	1.81	1.20	—	3.65	3.43

	At December 31,					At September 30,
(Dollars in thousands)	2003	2002	2001	2000	1999	2004	2003

Consolidated Balance Sheet Data
Cash and cash equivalents	$16,331	$132,844	$8,386	$13,740	$4,282	$19,952	$62,642
Total assets	3,350,211	2,809,496	2,451,464	2,213,837	1,895,084	3,534,695	3,187,725
Long-term obligations	1,601,558	1,276,761	1,045,427	1,216,790	1,430,099	1,929,327	1,485,878
Stockholders' equity	1,350,589	1,214,305	1,115,665	756,174	229,708	1,185,762	1,307,011

(1)   See Note 10 to our consolidated audited financial statements and Note 9 to our unaudited interim condensed consolidated financial statements, included and incorporated by reference in this prospectus.

(2)   Includes 8,582,076 shares related to the convertible notes under the if-converted method of determining weighted average shares outstanding.

(3)   References to the number of hospitals, licensed beds and beds in service exclude one hospital designated as being held for sale.

(4)   Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(5)   Beds in service are the number of beds that are readily available for patient use.

(6)   Admissions represent the number of patients admitted for inpatient treatment.

(7)   Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(8)   Patient days represent the total number of days of care provided to inpatients.

(9)   Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

(10) We calculated percentages by dividing the average daily number of inpatients by the weighted average of beds in service.

(11) EBITDA consists of income before interest, income taxes, depreciation and amortization, and amortization of goodwill. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest earnings. We have from time to time sold minority interests in certain of our subsidiaries or acquired subsidiaries with existing minority interest ownership positions. We believe that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third-party interests and clarifies for investors the portion of our EBITDA generated by our operations. We use adjusted EBITDA as a measure of liquidity. We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of our compliance with some of the covenants under our senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to our net cash provided by operating activities as derived directly from our consolidated financial statements for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 and for the nine months ended September 30, 2004 and 2003 (in thousands):

	Year Ended December 31,					Nine Months Ended September 30,
	2003	2002	2001	2000	1999	2004	2003

Adjusted EBITDA	$433,975	$359,578	$306,691	$250,961	$203,010	$367,148	$315,385
Interest expense, net	(70,792)	(62,560)	(94,248)	(127,070)	(116,191)	(56,269)	(51,926)
Provision for income taxes	(88,517)	(70,459)	(44,195)	(18,891)	(6,136)	(76,344)	(64,090)
Loss from operations of hospitals sold or held for sale	(577)	(817)	(1,275)	(1,334)	(1,084)	(2,730)	(288)
Depreciation and amortization of discontinued operations	3,136	3,342	3,790	3,527	2,542	1,696	2,434
Year 2000 remediation expense	-	-	-	-	(3,279)	-	-
Deferred income taxes	61,574	38,172	25,280	17,210	(3,799)	-	175
Stock compensation expense	13	26	44	74	83	2	10
Other non-cash expenses (income), net	320	186	(104)	(5,030)	(570)	932	(43)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(150,843)	(19,099)	(12,241)	(52,989)	(42,973)	(11,713)	(79,493)
Supplies, prepaid expenses and other current assets	(13,727)	(12,566)	1,999	(15,604)	(17,598)	(17,778)	(8,899)
Accounts payable, accrued liabilities and income taxes	34,722	22,628	(40,088)	18,191	(27,740)	36,927	59,097
Other	34,420	27,068	8,734	(43,965)	2,427	21,303	25,994

Net cash provided by (used in) operating activities	$243,704	$285,499	$154,387	$25,080	$(11,308)	$263,174	$198,356

(12)
In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (which includes amortization of deferred financing costs and debt issuance costs) and one-quarter of rent expense, deemed representative of that portion of rent expense estimated to be attributable to interest. Earnings were inadequate to cover fixed charges by $10.9 million for the year ended December 31, 1999.

Management's discussion and analysis of
financial condition and results of operations

You should read this discussion together with our unaudited interim condensed consolidated financial statements and related notes and "Selected financial and other data" included and incorporated by reference in this prospectus.

Executive overview

We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities. We generate revenue by providing a broad range of general hospital healthcare services to patients in the communities in which we are located. We are paid for our services by governmental agencies, private insurers and directly by the patients we serve.

Nine months ended September 30, 2004.    For the nine months ended September 30, 2004, we generated $2.5 billion in net operating revenues, a growth of 22.4% over the nine months ended September 30, 2003, $117.6 million of income from continuing operations, a growth of 22.3% over the nine months ended September 30, 2003, and $111.2 million of net income, an increase of 16.0% over the nine months ended September 30, 2003. For the nine-month period ending September 30, 2004, admissions at hospitals owned throughout both periods increased 1.1%.

We have continued to generate strong cash flows as evidenced by the $263.2 million of operating cash flow generated for the nine months ended September 30, 2004, an increase of 32.7% over the same period in the prior year. This increase in cash flows is the result of our growth in income from continuing operations and improvements in the collections of accounts receivable at hospitals owned throughout both periods. We anticipate that cash payments for income taxes for the remainder of the year will be approximately $35 million which represents an increase of $30.7 million as compared to the fourth quarter of 2003.

We were involved in the following transactions in the quarter ended September 30, 2004, each of which demonstrate the continued execution of our operating strategy or our efforts to maximize shareholder value:

  •
  acquired two hospitals;

  •
  refinanced our senior secured credit facility and expanded our borrowing capacity;

  •
  in connection with the sale of shares by funds affiliated with Forstmann Little & Co. under our shelf registration statement, we repurchased and retired 12 million shares;

  •
  sold two underperforming hospitals; and

  •
  identified one underperforming hospital as a candidate for disposition.

Each of these transactions should be considered in conjunction with our discussion of operating results, liquidity and capital resources. From time to time we consider hospitals for disposition if we determine their operating results or potential growth no longer meet our strategic objectives.

Also during the third quarter of 2004, four of our facilities incurred property damage, staffing costs and a loss of volume as a result of the hurricanes in August and September. Our third quarter results include an estimated after tax loss of $1.5 million as a result of the impact of these hurricanes.

As a result of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the additional disproportionate share payment began April 1, 2004 and is expected to increase reimbursement to us by approximately $8.0 million for 2004. The reimbursement improvement from the change in the labor-related share of the hospital diagnosis related group, DRG, inpatient payment to which a wage index is applied provided for in this law is effective October 1, 2004 and is expected to have a positive impact of approximately $1.4 million for 2004.

The DRG payment rates are adjusted by an update factor each federal fiscal year which begins on October 1. The index used to adjust the DRG rates, known as the "Market Basket Index," give consideration to the inflation experienced by hospitals in purchasing goods and services. Under the Medicare Prescription Drug Improvement and Modernization Act of 2003, effective October 1, 2004, DRG payment rates were increased by the full Market Basket Index of 3.3%, as all hospitals submitted patient quality data to CMS, and is expected to have a positive impact of approximately $4.5 million for 2004.

Fiscal year ended December 31, 2003.    For the fiscal year ended December 31, 2003, we generated $2.8 billion in net operating revenues and $131 million in net income. We achieved net operating revenue growth of 29.3% in 2003, 30.5% in 2002 and 26.9% in 2001. We also achieved growth in net income of 31.5% in 2003, 123.5% in 2002 and 367.6% in 2001. The percentage growth in net income has slowed as a result of the increase in net income in recent years and the impact of discontinuing amortization of goodwill in 2002. Net income margins expressed as a percentage of net operating revenues were 4.7% in 2003, 4.6% in 2002 and 4.4% in 2001, after adjusting for goodwill amortization in 2001.

The 29.3% increase in net operating revenues in 2003 was primarily attributable to the execution of our acquisition strategy, with 20.7% of the net operating revenue growth in 2003 coming from hospitals owned less than one year. The remaining 8.6% growth was from hospitals owned throughout both years. Of the increase in net operating revenues from hospitals owned throughout both years, we estimate that approximately 75% was attributable to increases in rates and the acuity level of services provided, 15% was attributable to volume increases and 10% was attributable to increases in government reimbursement.

During 2003, we managed to reduce salaries, benefits and supplies expense as a percentage of net operating revenues at hospitals owned throughout both years. The provision for bad debts increased due to the increase in uncollected self-pay accounts, primarily caused by an increase in self-pay gross revenue in 2003. Admissions at hospitals owned throughout both years increased 1.2% in 2003. We believe that our growth in admissions in 2003 was lower than expected as a result of severe weather in a number of our markets, a loss of admissions from physicians called up for military service, selective service closures at specified hospitals and unusually high COBRA utilization in 2002 following the 2001-2002 increases in unemployment. In 2003, we did not have a similar level of benefit from COBRA utilization. In addition, we believe the overall economic conditions in 2003 led to lower utilization of healthcare service. We believe our growth in admissions in 2004 will improve. On a consolidated basis, expenses increased as a percentage of net operating revenues primarily as a result of our improvements being offset by those recently acquired hospitals where our strategies to improve profitability have not yet been implemented or where we have not yet fully recognized the benefits of these strategies.

Cash flows from operations were $243.7 million during 2003 compared to $285.5 million in 2002. The decrease is primarily attributable to the build up of patient accounts receivable at the ten hospitals acquired during 2003. At nine of the ten hospitals acquired in 2003, we did not purchase the seller's accounts receivable, which accounted for $80.9 million in reduction of cash flow from operations. We generated sufficient cash flow to fund all of our capital expenditures, including replacement hospital construction and physician recruiting expenditures.

Sources of consolidated revenue

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2002	2001	2004	2003

Medicare	33.0%	33.0%	33.5%	31.8%	32.5%
Medicaid	10.8%	11.0%	11.2%	10.4%	10.3%
Managed care	19.2%	17.7%	17.6%	21.3%	18.8%
Self pay	12.8%	12.8%	11.6%	13.3%	13.3%
Other third party payors	24.2%	25.5%	26.1%	23.2%	25.1%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. We account for the differences between the estimated program reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties. We account for adjustments to previous program reimbursement estimates as contractual adjustments and report them in the periods that these adjustments become known. Adjustments related to final settlements or appeals that increased revenue were insignificant in each of the full year periods ended December 31, 2003, 2002 and 2001 and the nine month periods ended September 30, 2004 and 2003. In the future, we expect the percentage of revenues received from the Medicare program to increase due to the general aging of the population.

The payment rates under the Medicare program for inpatients are based on a prospective payment system, depending upon the diagnosis of a patient's condition. While these rates are indexed for inflation annually, the increases have historically been less than actual inflation. Reductions in the rate of increase in Medicare reimbursement may have an adverse impact on our net operating revenue growth. Beginning April 1, 2003, and extending through March 31, 2004, the Consolidated Appropriations Resolution of 2003 and the Temporary Assistance for Needy Families Block Grant Extension equalized the rural and urban standardized payment amounts under the Medicare inpatient prospective payment system. Along with other changes, this benefit was made permanent when Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Had these and other reimbursement changes been in effect in 2003, we estimate their impact would have increased net operating revenue by less than 0.5%. While the Medicare Prescription Drug, Improvement and Modernization Act of 2003 provides a broad range of provider payment benefits, federal government spending in excess of federal budgetary provisions contained in the Medicare Prescription Drug, Improvement and Modernization Act of 2003 could result in future deficit spending for the Medicare system, which could cause future payments under the Medicare system to grow at a slower rate or decline.

In addition, specified managed care programs, insurance companies, and employers are actively negotiating the amounts paid to hospitals. The trend toward increased enrollment in managed care may adversely affect our net operating revenue growth.

Results of operations

Our hospitals offer a variety of services involving a broad range of inpatient and outpatient medical and surgical services. These include orthopedics, cardiology, occupational medicine, diagnostic services, emergency services, rehabilitation treatment, home health, and skilled nursing. The strongest demand for hospital services generally occurs during January through April and the weakest demand for these services occurs during the summer months. Accordingly, eliminating the effect of new acquisitions, our net operating revenues and earnings are historically highest during the first quarter and lowest during the third quarter.

The following tables summarize, for the periods indicated, selected operating data.

	Years Ended December 31,			Nine Months Ended September 30,
	2003	2002	2001	2004	2003

	(expressed as a percentage of net operating revenues)
Net operating revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses(a)	84.5	83.4	81.5	85.1%	84.3
Depreciation and amortization	5.0	5.3	5.3	4.7	5.1
Amortization of goodwill	—	—	1.7	—	—
Minority interest in earnings	0.1	0.1	—	—	0.1

Income from operations	10.4	11.2	11.5	10.2	10.5
Interest expense, net	2.5	2.9	5.7	2.3	2.5
Loss from early extinguishment of debt	—	0.4	0.4	—	—

Income before income taxes	7.9	7.9	5.4	7.9	8.0
Provision for income taxes	3.2	3.3	2.6	3.1	3.2

Income from continuing operations	4.7	4.6	2.8	4.8	4.8
Loss on discontinued operations	—	—	0.1	0.3	—

Net income	4.7	4.6	2.7	4.5	4.8

	Years Ended December 31,		Nine Months Ended September 30,
	2003	2002	2004

	(expressed in percentages)
Percentage increase for same period of year:
Net operating revenues	29.3%	30.5%	22.4%
Admissions	22.0	24.5	15.5
Adjusted admissions(b)	20.8	25.0	16.5
Average length of stay	—	2.6	5.1
Net Income	31.5	123.5	16.0
Same-hospitals percentage increase for same period prior year (c):
Net operating revenues	8.6	9.8	7.1
Admissions	1.2	4.5	1.1
Adjusted admissions(b)	(0.3)	5.1	2.2

(a)   Operating expenses include salaries and benefits, provision for bad debts, supplies, rent, and other operating expenses.

(b)   Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(c)    Includes acquired hospitals to the extent we operated them during comparable periods in both years.

Nine months ended September 30, 2004, compared to nine months ended September 30, 2003.

Net operating revenues increased 22.4% to $2,461.0 million for the nine months ended September 30, 2004, from $2,010.9 million for the nine months ended September 30, 2003. Of the $450.1 million increase in net operating revenues, the hospital acquired in the fourth quarter of 2003 and the two hospitals acquired in the third quarter of 2004, which are not yet included in same-store revenues, contributed approximately $308.3 million, and hospitals we owned throughout both periods contributed $141.8 million, an increase of 7.1%. Of the increase from hospitals owned throughout both periods, approximately 4.9% was attributable to rate increases, payor mix and the acuity level of services provided and approximately 2.2% was attributable to volume.

Inpatient admissions increased by 15.5% for the nine months ended September 30, 2004, as compared to the nine months ended September 30, 2003, primarily due to newly acquired hospitals. Adjusted admissions increased by 16.5% for the nine months ended September 30, 2004, as compared to the nine months ended September 30, 2003. On a same-store basis, inpatient admissions increased by 1.1% for the nine months ended September 30, 2004, as compared to the nine months ended September 30, 2003, and adjusted admissions increased by 2.2% for the nine months ended September 30, 2004, as compared to the nine months ended September 30, 2003. On a same-store basis, net inpatient revenues increased 5.2% and net outpatient revenues increased 9.3% for the nine months ended September 30, 2004, as compared to the nine months ended September 30, 2003.

Operating expenses, as a percentage of net operating revenues, increased from 84.3% for the nine months ended September 30, 2003, to 85.1% for the nine months ended September 30, 2004. Salaries and benefits, as a percentage of net operating revenues, decreased from 40.2% for the nine months ended September 30, 2003, to 40.1% for the nine months ended September 30, 2004, primarily as a result of improvements at hospitals owned throughout both periods, offset by the hospitals acquired in 2003 and 2004, having higher salaries and benefits as a percentage of net operating revenues for which improvements have not yet been realized. Provision for bad debts, as a percentage of net operating revenues, increased to 10.3% for the nine months ended September 30, 2004, from 9.6% for the comparable period in 2003, due primarily to an increase in uncollected self-pay accounts. Supplies as a percentage of net operating revenues increased to 12.1% for the nine months ended September 30, 2004, from 11.6% for the comparable period in 2003, primarily as a result of the higher supply costs prevalent at the hospital acquired in the fourth quarter of 2003 and the two hospitals acquired in the third quarter of 2004. Despite the inclusion during the nine months ended September 30, 2004, of approximately $1.5 million in expenses related to the offering of stock by affiliates of Forstmann Little & Co. in April and September 2004, rent and other operating expenses, as a percentage of net operating revenues, decreased from 22.9% for the nine months ended September 30, 2003, to 22.6% for the nine months ended September 30, 2004, primarily due to a decrease in contract labor. Contract labor during the nine months ended September 30, 2003, included $8.2 million of additional costs as a result of the strike at one of our hospitals. Income from continuing operations margin remained at 4.8% for the nine months ended September 30, 2003, and nine months ended September 30, 2004. Net income margins decreased from 4.8% for the nine months ended September 30, 2003, to 4.5% for the nine months ended September 30, 2004, due to the operations, loss on sale and impairment of those hospitals classified as discontinued operations. On a same-store basis, income from operations as a percentage of net operating revenues increased from 10.6% for the nine months ended September 30, 2003, to 10.9% for the nine months ended September 30, 2004.

Depreciation and amortization increased by $13.6 million from $101.5 million, or 5.1% of net operating revenues, for the nine months ended September 30, 2003, to $115.1 million, or 4.7% of net operating revenues, for the nine months ended September 30, 2004. The hospital acquired in the fourth quarter of 2003 and the two hospitals acquired in the third quarter of 2004 accounted for $12.0 million of the increase, facility renovations and purchases of equipment, information system upgrades, and other deferred items, primarily the amortization of physician recruitment costs, accounted for the remaining $1.6 million.

Interest, net increased from $51.9 million for the nine months ended September 30, 2003, to $56.3 million for the nine months ended September 30, 2004, as a result of a combination of increased borrowings and decreased interest rates. The increase in average debt balance during the nine months ended September 30, 2004, as compared to the nine months ended September 30, 2003, accounted for an increase of $8.3 million. The net increase in average debt balance is the result of additional borrowings to finance hospital acquisitions since the end of the third quarter of 2003 and for the repurchase of shares. This increase was offset by a decrease of $3.9 million related to a decrease in interest rates from the end of the third quarter of 2003.

Income from continuing operations before income taxes increased $33.7 million from $160.2 million for the nine months ended September 30, 2003, to $193.9 million for the nine months ended September 30, 2004, primarily as a result of the continuing execution of our operating strategy and results from hospitals acquired during 2003.

Provision for income taxes increased $12.3 million from $64.1 million for the nine months ended September 30, 2003, to $76.4 million for the nine months ended September 30, 2004, as a result of the increase in income from continuing operations before income taxes. The decrease in the effective tax rate from 40.0% for the nine months ended September 30, 2003, to 39.4% for the nine months ended September 30, 2004, is primarily the result of fluctuations in income reported to separate taxing jurisdictions.

Net income was $111.2 million for the nine months ended September 30, 2004, compared to $95.8 million for the nine months ended September 30, 2003, an increase of $15.4 million.

Year ended December 31, 2003 compared to year ended December 31, 2002.

Net operating revenues increased by 29.3% to $2.8 billion in 2003 from $2.2 billion in 2002. Of the $633.4 million increase in net operating revenues, the hospitals we acquired in 2002 and 2003, which are not yet included in same-store net operating revenues, contributed approximately $447.3 million, and hospitals we owned throughout both periods contributed $186.1 million, an increase of 8.6%. Of the increase in net operating revenues from hospitals owned throughout both years, we estimate approximately 75% was attributable to increases in rates and the acuity level of services provided, 15% was attributable to volume increases and 10% was attributable to increases in government reimbursement. Our ability to recruit physicians to fill the medical needs of the communities we serve and the addition of new services contributed to increased inpatient admissions and increased acuity of services provided.

Inpatient admissions increased by 22.0% due principally to newly acquired hospitals. Adjusted admissions increased by 20.8%. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues. On a same-store basis, inpatient admissions increased by 1.2%. The growth in same-store admissions in 2003 was lower than expected as a result of severe weather in a number of our markets, a loss of admissions from physicians called up for military service, selective service closures at certain hospitals and unusually high COBRA utilization in 2002 following the 2001/2002 increases in unemployment that did not repeat itself in 2003. In addition, we believe the economic conditions in 2003 led to lower than expected utilization of healthcare services. An increase in flu and pneumonia related admissions in the fourth quarter of 2003 improved our admissions growth over the prior year offsetting a decrease in flu related admissions in the first quarter of 2003. Same-store adjusted admissions decreased by 0.3% and patient days increased 3.5%. On a same-store basis, net inpatient revenues increased 6.6% and net outpatient revenues increased 11.1%.

Operating expenses, as a percentage of net operating revenues, increased from 83.4% in 2002 to 84.5% in 2003. Salaries and benefits, as a percentage of net operating revenues, decreased from 40.2% in 2002 to 40.1% in 2003, primarily as a result of improvements at hospitals owned throughout both periods, offset by hospitals acquired in 2002 and 2003, which have higher salaries and benefits as a percentage of net operating revenues, for which reductions have not yet been realized and the additional use of contract labor, primarily nursing. Provision for bad debts, as a percentage of net revenues, increased from 9.1% in 2002 to 9.7% in 2003, as a result of an increase in uncollected self-pay accounts, primarily caused by an increase in gross revenue. Supplies, as a percentage of net operating revenues, increased from 11.6% in 2002 to 11.8% in 2003, due mainly to the impact of the larger hospitals recently acquired, which have significantly higher supply expense as a percentage of net revenue, and the timing of converting these recently acquired hospitals to contracted vendors in our Broadlane group purchasing arrangement, offset by improvements made to hospitals owned throughout both periods. Rent and other operating expenses, as a percentage of net operating revenues, increased from 22.5% in 2002 to 22.9% in 2003. This increase was caused primarily by an increase of 0.5% of net operating revenue in contract labor expense and an increase in malpractice insurance expense of 0.3%, offset by a decrease of 0.2% for other operating expenses. The increase in malpractice expense is primarily due to increases in self-insured claims and increases in current year premium costs. The increase in contract labor expense is primarily attributable to the costs of replacement workers as a result of the strike at Easton Hospital. Net income margins increased from 4.6% in 2002 to 4.7% in 2003 due to decreases in depreciation and interest as a percentage of net operating revenues, offset by the higher operating expenses as a percentage of net operating revenues at the hospitals acquired in 2002 and 2003.

On a same-store basis, we achieved a decrease in salary and benefits expense of 1.1% of net operating revenue resulting from a combination of operating efficiency gains, offset by the additional use of contract labor, primarily nursing, to replace the striking workers at Easton, of 0.7% of net operating revenue. The provision for bad debts expense increased 0.6% of net operating revenues as a result of an increase in uncollected self-pay accounts. Other operating expenses decreased 0.2% of net operating revenue primarily as a result of an increase in malpractice expense of 0.2% of net operating revenue, offset by a decrease in supplies expense of 0.2% of net operating revenue and a decrease in other operating expense of 0.2% of net operating revenue. On a same-store basis, income from operations as a percentage of net operating revenues increased from 11.3% in 2002 to 11.5% in 2003, due mainly to a decrease in depreciation and amortization of 0.2% of net operating revenue.

Depreciation and amortization increased by $25.7 million to $140.6 million, or 5.0% of net operating revenues, in 2003, from $114.9 million, or 5.3% of net operating revenues, in 2002. The hospitals acquired in 2002 and 2003, prior to being included in same-store results, accounted for $18.6 million of the increase, while facility renovations and purchases of equipment, information systems upgrades, investments in physician recruiting and other deferred items accounted for the remaining $7.2 million.

Interest expense, net, increased by $8.2 million from $62.6 million in 2002 to $70.8 million in 2003 as a result of a combination of increased borrowings and decreased average interest rates. The increase in average debt balance in 2003 as compared to 2002, due primarily to borrowings to make acquisitions in 2002 and 2003, accounted for a $10.3 million increase, offset by a decrease in interest rates during 2003 as compared to 2002 of $2.1 million. The decrease in average interest rates during 2003 is the result of the reduction in LIBOR in early 2003.

Provision for income taxes increased $18.0 million to $88.5 million in 2003 from $70.5 million in 2002, as a result of the increase in pre-tax income. Our effective tax rates were 40.2% and 41.2% for the years ended December 31, 2003 and 2002, respectively. The decrease in the effective rate in 2003 is due primarily to a reduction in state taxes.

Net income was $131.5 million in 2003 compared to net income of $100.0 million in 2002, an increase of $31.5 million.

Year ended December 31, 2002 compared to year ended December 31, 2001.

Net operating revenues increased by 30.5% to $2.2 billion in 2002 from $1.7 billion in 2001. Of the $505.9 million increase in net operating revenues, the hospitals we acquired in 2002 and 2001, prior to being included in same store revenues, contributed $343.3 million and hospitals we owned throughout both periods contributed $162.6 million or 9.8%. Of this increase, approximately 53% was attributable to volume increases and 47% was attributable to increased rates and intensity of care from government programs, managed care and other payors.

Inpatient admissions increased by 24.5%. Adjusted admissions increased by 25.0%. Average length of stay increased 2.6% from 3.8 days in 2001 to 3.9 days in 2002. On a same hospitals basis, inpatient admissions increased by 4.5% and adjusted admissions increased by 5.1%. The increase in same hospitals inpatient admissions and adjusted admissions was due primarily to an increase in services offered, supported by physician relationship development efforts, and the addition of physicians through our focused recruitment program. On a same hospitals basis, net inpatient revenues increased by 11.4% and net outpatient operating revenues increased 8.4%. Both inpatient and outpatient growth reflects increased volume as well as rate increases.

Operating expenses, as a percentage of net operating revenues, increased from 81.5% in 2001, to 83.4% in 2002. Salaries and benefits, as a percentage of net operating revenues, increased from 39.3% in 2001 to 40.2% in 2002 primarily as a result of the three hospitals acquired in the fourth quarter of 2001 and the six hospitals acquired in 2002 having higher salaries and benefits as a percentage of net operating revenues, than our existing hospitals, for which savings had not yet been fully realized, offset by improvements at hospitals owned throughout both periods. Provision for bad debts, as a percentage of net revenues, remained unchanged from 2001 to 2002 at 9.1%. Supplies, as a percentage of net operating revenues, remained unchanged in 2002 at 11.6% reflecting an increase in supplies expense as a percentage of net operating revenues at recently acquired hospitals, offset by improvements at hospitals owned throughout both periods. Rent and other operating expenses, as a percentage of net operating revenues, increased from 21.5% in 2001 to 22.5% in 2002, primarily due to an increase in rent expense of 0.5% of net operating revenue, an increase in the use of contract labor of 0.8% of net operating revenue and the increased cost of malpractice insurance of 0.3% of net operating revenue. These fluctuations were largely the result of acquisitions of hospitals, which had lower margins than our existing hospitals.

On a same-store basis, we achieved improvement through efficiency and productivity gains in payroll expense and reductions in supplies expense, offset by increases in contract labor and malpractice expense.

Depreciation and amortization increased by $27.6 million from $87.3 million in 2001 to $114.9 million in 2002. The eleven hospitals acquired in 2001 and 2002, prior to being included in same store results, accounted for $9.6 million of the increase; replacement hospital construction, hospital renovations, purchases of equipment, and information system upgrades accounted for $10.6 million of the increase; and other deferred items, primarily the amortization of physician recruitment costs and purchased software, accounted for the remaining $7.4 million of the increase.

Amortization of goodwill decreased by $28.6 million from $28.6 million in 2001 to $0 in 2002. This decrease is due to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002. See "—Critical Accounting Policies."

Interest, net decreased by $31.6 million from $94.2 million in 2001 to $62.6 million in 2002. The decrease in interest expense was primarily a result of a decrease in average interest rates of $29.4 million and a savings of $2.2 million due to a decrease in average outstanding borrowings. Identified activities leading to these results include interest savings of $24.0 million from financings, including the October 2001 payoff of $500 million of 7.5% subordinated debt, concurrent with convertible debt and equity offerings, as well as the July 2002 bank debt refinancing, $17.7 million from declining LIBOR rates, and $3.6 million, from the net effect of operating cash flows offset by capital expenditures. Interest expense increased by $7.6 million as a result of the eleven hospitals acquired in 2001 and 2002, and $6.1 million in interest expense related to payments on interest rate swap contracts.

During the third quarter of 2002, we refinanced our then existing $1.1 billion senior secured credit facility and repaid specified indebtedness. In connection with repayment of that credit facility, we recognized a loss of $8.6 million on early extinguishment of debt as a result of writing off deferred financing costs associated with the refinanced credit facility. In 2002 this loss was reported as an extraordinary item. To conform with the requirements of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," we no longer classify this loss as an extraordinary item.

The provision for income taxes in 2002 was $70.5 million compared to $44.2 million in 2001. The decrease in the effective tax rate from 49.3% in 2001 to 41.2% in 2002 is primarily due to goodwill, for which the amortization of specified components was not deductible for tax purposes, and is no longer being amortized for financial reporting purposes in accordance with SFAS No. 142.

Net income for 2002 was $100.0 million as compared to $44.7 million in 2001.

Liquidity and capital resources

Nine months ended September 30, 2004.

Net cash provided by operating activities increased $64.8 million to $263.2 million for the nine months ended September 30, 2004, from $198.4 million for the nine months ended September 30, 2003, an increase of 32.7%. This increase is due primarily to an incremental increase in net income of $15.4 million, an incremental increase in depreciation and amortization expense of $12.8 million, an increase in non-cash expenses of $5.3 million, a reduction in the build-up of acquired accounts receivable of $32.0 million, improved collections of $18.0 million, and a net change in all other operating assets and liabilities resulting in net cash inflow of $1.8 million, offset by an increase in cash payments for taxes of $20.0 million. We anticipate that cash paid for income taxes will be approximately $35.3 million in the fourth quarter of 2004, an increase of $30.7 million as compared to the fourth quarter of 2003. For the year ended December 31, 2004, we estimate that cash paid for taxes will be approximately $79 million as compared to $27 million for the year ended December 31, 2003. The increase in cash paid for taxes is the result of an increase in taxable income and no longer having substantial net operating loss carry forwards to utilize as were available in 2003.

The use of cash for investing activities decreased from $441.3 million for the nine months ended September 30, 2003, to $271.7 million for the nine months ended September 30, 2004. Of this decrease, $188.4 million resulted from decreased acquisition activity during the nine months ended September 30, 2004, as compared to the same period in the prior year. Net cash provided by financing activities decreased $160.6 million during the nine months ended September 30, 2004, compared to the nine months ended September 30, 2003, primarily as a result of our $290.5 million stock repurchase completed in the third quarter of 2004.

2003 compared to 2002.

Net cash provided by operating activities decreased by $41.8 million, from $285.5 million during 2002 to $243.7 million during 2003. This decrease was due primarily to increases in accounts receivable from the acquisitions completed in 2003, resulting in approximately $80.9 million of negative cash flows during 2003, where we did not purchase the seller's accounts receivable. Other factors negatively impacting cash flows were an increase in the number of days revenue outstanding, from 63 days at December 31, 2002 to 65 days at December 31, 2003, resulting in a decrease in cash flow of approximately $15.5 million, an increase in cash paid for income taxes of $11.5 million, a decrease in our liability to third party payors of $8.1 million and the pre-funding of our benefit trust for employee medical claims in the amount of $11.5 million in the fourth quarter of 2003. Factors positively impacting cash flows during 2003 as compared to 2002 were increases in net income of $31.5 million, increases in depreciation and amortization expense of $25.5 million, which is a non-cash expense, increases in deferred tax expense of $23.4 million and the net effect of changes in all other operating assets and liabilities, which resulted in a cash flow increase of $5.3 million.

The use of cash in investing activities increased $329.7 million from $291.1 million in 2002 to $620.8 million in 2003. The increase was due primarily to an increase in cash used for acquisitions of facilities of $294.5 million during 2003 and an increase in cash used to purchase property and equipment of $42.4 million during 2003 as compared to 2002. $6.3 million of the increase in cash used to purchase property and equipment is attributable to the construction of replacement facilities. Net cash provided by financing activities increased $130.4 million from $130.1 million in 2002 to $260.5 million in 2003.

In July 2002, we completed a refinancing of our previous senior secured credit facility with a $1.2 billion senior secured credit facility. The facility consists of an $850 million term loan that matures in 2010 and a $350 million revolving tranche that matures in 2008. In July 2003, we amended our senior secured credit facility by exercising the feature allowing us to add $200 million of funded term loans with the same interest rate per annum as the existing term loans. The $200 million in incremental term loans mature in 2011. Our senior secured credit facility does not prohibit us from obtaining up to $150 million of securitized debt, which may represent additional borrowing capacity to fund future acquisitions.

As described more fully in Notes 5, 7 and 11 of the notes to our consolidated financial statements, at December 31, 2003, we had certain cash obligations, which are due as follows (in thousands):

	Total	2004	2005–2007	2008–2009	2010 and thereafter

Long-Term Debt	$1,162,108	$24,894	$40,457	$667,201	$429,556
Convertible Notes	287,500	—	—	287,500	—
Capital Leases	25,050	4,783	12,508	2,215	5,544

Total Long-Term Debt	1,474,658	29,677	52,965	956,916	435,100
Operating Leases	231,314	53,020	104,932	26,775	46,587
Replacement Facilities(1)	13,278	13,278	—	—	—
Open Purchase Orders(2)	26,515	26,515	—	—	—

Total	$1,745,765	$122,490	$157,897	$983,691	$481,687

(1)   In addition, we have also agreed, as part of the acquisition in Petersburg, Virginia, to build a replacement facility within five years subject to state certification of need approval. Since approval has not yet been obtained, final estimated construction costs are not yet available.

(2)   Open purchase orders represent our commitment for items ordered but not yet received. We do not have any long-term purchase commitments under our national purchasing contracts.

As more fully described in Note 5 of the notes to our consolidated financial statements at December 31, 2003, we had issued letters of credit primarily in support of specified outstanding bonds of approximately $20 million. In addition, at December 31, 2003, we had $256 million in available borrowings from the revolving line of credit, of which $20 million was set aside for outstanding letters of credit. At December 31, 2004, we had $425 million in available borrowings from our revolving line of credit, of which $21 million was set aside for outstanding letters of credit.

2002 compared to 2001.

Net cash provided by operating activities increased by $131.1 million, from $154.4 million during 2001 to $285.5 million during 2002. This increase was due primarily to an increase in net income of $55.2 million, an increase in the utilization of net operating loss carry forwards of $12.9 million to offset the amount of taxes paid, an increase in amounts owed to third party payors of $16.5 million, an increase in our medical malpractice liability of $8.2 million and improvements made in the management of working capital. The use of cash in investing activities increased $26.0 million from $265.1 million in 2001 to $291.1 million in 2002. The increase was due primarily to an increase in cash used to purchase property and equipment of

$20.7 million during 2002. Net cash provided by financing activities increased $24.7 million from $105.4 million in 2001 to $130.1 million in 2002. In July 2002, we completed a refinancing of our previous credit facility with a $1.2 billion senior secured credit facility. The facility consisted of an $850 million term loan that matures in 2010 (as opposed to 2005 under the previous facility) and a $350 million revolving tranche that matures in 2008 (as opposed to 2004 under the previous facility). The facility had a feature that allowed for an additional $200 million of future funded term loans, which we exercised in July 2003.

Capital expenditures

Nine months ended September 30, 2004.

Cash expenditures for purchases of facilities were $131.8 million for the nine months ended September 30, 2004 and $320.2 million for the nine months ended September 30, 2003. The expenditures during the nine months ended September 30, 2004, included $125.5 million for the acquisition of two hospitals and a surgery center in one of our current markets and $6.3 million for information systems and other equipment to integrate recently acquired hospitals. The expenditures for the nine months ended September 30, 2003, include $301.8 million for the nine hospitals acquired during that period and $18.4 million for information systems and other equipment to integrate those recently acquired hospitals.

Excluding the cost to construct replacement hospitals, our capital expenditures for the nine months ended September 30, 2004 totaled $110.6 million, compared to $71.5 million for the nine months ended September 30, 2003. This increase is primarily the result of additional construction and renovation projects at our hospitals. Costs to construct replacement hospitals totaled $14.6 million during the nine months ended September 30, 2004 and $29.4 million for the nine months ended September 30, 2003.

Pursuant to hospital purchase agreements in effect as of September 30, 2004, we are required to construct one replacement hospital, which is subject to state certificate of need approval. Since approval for this project has not yet been obtained, final construction cost estimates are not yet available. We expect total capital expenditures of approximately $157 to $165 million for the year ended December 31, 2004, including approximately $143 to $150 million for renovation and equipment purchases (which includes amounts which are required to be expended pursuant to the terms of the hospital purchase agreements) and approximately $14 to $15 million for construction and equipment purchases of replacement hospitals.

2003 compared to 2002 and 2002 compared to 2001.

Cash expenditures for purchases of facilities was $450.6 million in 2003, $156.1 million in 2002 and $150.9 million in 2001. Our capital expenditures in 2003 include $422.8 million for the purchase of the ten hospitals acquired in 2003 and $27.8 million for information systems and other equipment to integrate the newly acquired hospitals in 2003. Our capital expenditures in 2002 include $138.5 million for the six hospitals acquired in 2002, and $17.6 million for information systems and other equipment to integrate the acquired hospitals in 2002. Our capital expenditures in 2001 include $144.0 million for the five hospitals acquired in 2001, $4.9 million for information systems and other equipment to integrate the acquired hospitals in 2001 and $2.0 million for the purchases of other clinics and working capital at a managed facility in 2001.

Excluding the cost to construct replacement hospitals, our capital expenditures for 2003 totaled $103.3 million compared to $72.5 million in 2002 and $64.7 million in 2001. Costs to construct replacement hospitals totaled $43.1 million in 2003, $36.8 million, including $5.3 million of capital leases, in 2002, and $28.3 million, including $9.8 million of capital leases, in 2001. The reduction of capital lease liabilities is included in financing activities in our Statements of Cash Flows.

Pursuant to hospital purchase agreements in effect as of December 31, 2003, we are required to construct one replacement hospital through 2004 to be located in Las Vegas, New Mexico, with an estimated construction cost, including equipment, of approximately $26 million. Of this amount, a cumulative total of approximately $17 million has been expended through December 31, 2003. Construction of this hospital was completed in April 2004. We have also agreed, as part of the acquisition in August 2003 of the Southside Regional Medical Center in Petersburg, Virginia, to build a replacement facility subject to state certificate of need approval. Since approval for this project has not yet been obtained, final construction cost estimates are not yet available. We expect total capital expenditures of approximately $146 to $150 million in 2004, including approximately $133 to $136 million for renovation and equipment purchases (which includes amounts which are required to be expended pursuant to the terms of the hospital purchase agreements) and approximately $13 to $14 million for construction and equipment cost of the current and recently completed replacement hospitals.

Capital resources

Net working capital was $318.6 million at September 30, 2004 compared to $298.0 million at December 31, 2003. The $20.6 million increase was attributable primarily to increases in accounts receivable and other current assets, which reflect the timing of our collection and cash payments and the increase in income taxes payable, which is reflective of our increase in taxable income and the timing of periodic tax payments.

Net working capital was $298.0 million at December 31, 2003 compared to $329.3 million at December 31, 2002. The $31.3 million decrease was attributable primarily to a decrease in cash balance that was used for acquisitions during 2003, increases in accounts payable, employee compensation accruals and other accrued liabilities, offset by an increase in accounts receivable due to a combination of growth in same hospitals during 2003, and the addition of ten hospitals in 2003. The aggregate net working capital of the ten hospitals acquired in 2003, as of their respective dates of acquisition, was approximately $6 million.

On August 19, 2004, we entered into a $1.625 billion senior secured credit facility with a consortium of lenders. This facility replaced our previous credit facility and consists of a $1.2 billion term loan with a final maturity in 2011 (as opposed to 2010 under the previous facility) and a $425 million revolving tranche that matures in 2009. We may elect from time to time an interest rate per annum for the borrowings under the term loan and revolving credit facility, equal to (a) an alternate base rate, which will be equal to the greatest of (i) the Prime Rate and (ii) the Federal Funds effective rate, plus 50 basis points, plus (1) 75 basis points for the term loan and (2) the Applicable Margin for revolving credit loans or (b) the Eurodollar Rate plus (1) 175 basis points for the term loan and (2) the Applicable Margin for Eurodollar revolving credit loans. The Applicable Margin varies depending on the ratio of our total indebtedness to annual consolidated EBITDA, ranging from 0.25% to 1.25% for alternate base rate loans and from 1.25% to 2.25% for Eurodollar loans. We also pay a commitment fee for the daily average unused commitments under the revolving tranche of the senior secured credit facility. The commitment fee is based on a pricing grid depending on the Applicable

Margin for Eurodollar revolving credit loans and ranges from 0.250% to 0.500%. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving senior secured credit commitments. In addition, we will pay fees for each letter of credit issued under the senior secured credit facility. The purpose of the facility was to refinance our previous credit agreement, repay other indebtedness, and fund general corporate purposes including to declare and pay cash dividends or make other distributions, subject to certain restrictions.

As of September 30, 2004, our availability for additional borrowings under the revolving tranche of our senior secured credit facility was $185 million, of which $21 million was set aside for outstanding letters of credit. As of September 30, 2004, our weighted average interest rate under the senior secured credit facility was 4.0%. As of December 31, 2004, availability under the revolving tranche of our senior secured credit facility was $425 million, of which $21 million was set aside for outstanding letters of credit. As of December 31, 2004, our weighted average interest rate under the senior secured credit facility was 4.9%. We also have the ability to amend the senior secured credit facility to provide for one or more additional tranches of term loans in an aggregate principal amount of up to $400 million. The terms of any amendment are subject to negotiation among us, the Lenders providing the additional incremental term loans and the Administrative Agent, provided that (i) the Eurodollar Loan margin included in the interest rate shall not be greater than 2.25%, (ii) the maturity date shall not be earlier than 6 months after the maturity date of the term loan, and (iii) no default or event of default is continuing at the time of the amendment.

The terms of the senior secured credit facility include various restrictive covenants. These covenants include restrictions on additional indebtedness, liens, investments, asset sales, acquisitions, capital expenditures, sale and leasebacks, contingent obligations, transactions with affiliates, dividend and stock repurchases, and fundamental changes. The covenants also require maintenance of various ratios regarding consolidated total indebtedness, consolidated interest, and fixed charges. The level of these covenants are similar to or more favorable than the credit facility we refinanced.

The senior secured credit facility contains various events of default customary for agreements of this type, including failure to pay principal and interest when due, breach of covenants, bankruptcy or insolvency, default in payment of principal of or interest on any other indebtedness in excess of $25 million when due, the occurrence of specified ERISA events, entry of enforceable judgments not stayed in excess of $25 million and the occurrence of a change of control, as defined. If an event of default occurs, all of our obligations under the senior secured credit facility could be accelerated by the required lenders. In the case of bankruptcy or insolvency, acceleration of our obligations under the senior secured credit facility is automatic.

Our obligations under the senior secured credit facility are secured by a first priority pledge of the shares of CHS/Community Health Systems, Inc. and by a pledge of 100% of the shares of certain of our subsidiaries and up to 65% of the shares of our foreign subsidiaries and all intercompany indebtedness.

Community Health Systems, Inc. and each of our subsidiaries with some exceptions guarantee our obligations under the senior secured credit facility.

On December 16, 2004, we amended our senior secured credit facility to:

  •
  facilitate the offering of the notes by allowing in the future certain of our subsidiaries to guarantee the notes,

  •
  permit the net proceeds from the offering of the notes to repay borrowings under the revolving tranche of our senior secured credit facility, with any remaining proceeds being used to repay the term tranche of our senior secured credit facility,

  •
  increase the permitted ratio of consolidated total indebtedness to annualized consolidated EBITDA,

  •
  increase the amount of permitted indebtedness,

  •
  increase the amount of permitted investments,

  •
  increase the amounts of permitted capital expenditures,

  •
  refresh the permitted amount of dividends and stock repurchases, and

  •
  provide additional flexibility for acquisitions and joint ventures.

We are currently a party to six separate interest swap agreements to limit the effect of changes in interest rates on a portion of our long-term borrowings. Under one agreement, effective November 23, 2001 and expiring in November 2005, we pay interest at a fixed rate of 4.46%. This agreement has a $100 million notional amount of indebtedness. Under a second agreement, effective November 4, 2002, we pay interest at a fixed rate of 3.30% on $150 million notional amount of indebtedness. This agreement expires in November 2007. Under a third agreement, effective June 13, 2003, we pay interest at a fixed rate of 2.04% on $100 million notional amount of indebtedness. This agreement expires in June 2007. Under a fourth agreement, effective June 13, 2003, we pay interest at a fixed rate of 2.40% on $100 million notional amount of indebtedness. This agreement expires in June 2008. Under a fifth agreement, effective October 3, 2003, we pay interest at a fixed rate of 2.31% on $100 million notional amount of indebtedness. This agreement expires in October 2006. Under a sixth agreement, effective August 12, 2004, we pay interest at a fixed rate of 3.586% on $100 million notional amount of indebtedness. This agreement expires in August 2008. We receive a variable rate of interest on each of these swaps based on the three-month London Inter-Bank Offer ("LIBOR"), excluding the margin paid under the senior secured credit facility on a quarterly basis, which is currently 225 basis points for revolver loans and 250 basis points for term loans under the senior secured credit facility. We also were a party to an interest swap agreement with a $100 million notional amount of indebtedness and a fixed interest rate of 4.03% that expired in November 2004.

We believe that internally generated cash flows, the ability to add $200 million of accounts receivable securitized debt, $400 million of term loans and borrowings under our senior secured credit facility and continued access to the bank credit and capital markets will be sufficient to finance acquisitions, capital expenditures and working capital requirements through the next 12 months. We believe these same sources of cash flows and borrowings under our senior secured credit facility as well as access to other bank credit and capital markets will be available to us beyond the next 12 months and into the foreseeable future.

Off-balance sheet arrangements

Included in our consolidated operating results for the nine months ended September 30, 2004 and 2003, were $216.8 million and $209.3 million, respectively, of net operating revenue and

$20.1 million and $22.1 million, respectively, of income from operations, generated from eight hospitals operated by us under operating lease arrangements. Included in our consolidated operating results for the years ended December 31, 2003 and 2002, was $283.4 million and $276.5 million, respectively, of net operating revenue and $29.5 million and $38.6 million, respectively, of income from operations, generated from eight hospitals operated by us under operating lease arrangements. In accordance with generally accepted accounting principles, the respective assets and the future lease obligations under these arrangements are not recorded in our consolidated balance sheet. Lease payments under these arrangements are included in rent expense when paid and totaled approximately $10.8 million and $10.6 million for the nine months ended September 30, 2004 and 2003, respectively, and totaled approximately $9.6 million and $9.2 million for the years ended December 31, 2003 and 2002, respectively. The current terms of these operating leases expire between November 2004 and December 2019, not including lease extensions that we have options to exercise. If we allow these leases to expire, we would no longer generate revenue nor incur expenses from these hospitals. The one hospital under lease whose current lease term was scheduled to expire in November 2004 generated $18.9 million of net operating revenue and $0.4 million of income from operations for the nine months ended September 30, 2004, and generated $23.6 million of net operating revenue and $(0.6) million of loss from operations for the year ended December 31, 2003. The lease on this hospital was subsequently extended until January 31, 2005 at which time the lease was terminated.

In the past, we have utilized operating leases as a financing tool for obtaining the operations of specified hospitals without acquiring, through ownership, the related assets of the hospital and without a significant outlay of cash at the front end of the lease. We utilize the same management and operating strategies to improve operations under our ownership at those hospitals held under operating leases as we do at those hospitals that we own. We have not entered into any operating leases for hospital operations since December 2000.

Joint ventures

We have from time to time sold minority interests in certain of our subsidiaries or acquired subsidiaries with existing minority interest ownership positions. The amount of minority interest in equity is included in other long-term liabilities and the minority interest in income or loss is recorded separately in the condensed consolidated statements of income. We do not believe these minority ownerships are material to our financial position or operating results. The balance of minority interests included in long-term liabilities was $8.7 million as of September 30, 2004, and the amount of minority interest expense was $1.1 million for the nine months ended September 30, 2004 and $1.7 million for the nine months ended September 30, 2003. As of December 31, 2003, our subsidiaries with minority interests included six hospitals, three surgery centers, three imaging centers and one clinic. As of and for the year ended December 31, 2003, the balance of minority interests included in long-term liabilities was $8.3 million and the amount of minority interest expense was $2.0 million.

Reimbursement, legislative and regulatory changes

Legislative and regulatory action has resulted in continuing change in the Medicare and Medicaid reimbursement programs which will limit some payment increases under these programs and in some cases result in reduced payments by the government. Within the statutory framework of the Medicare and Medicaid programs, there are substantial areas subject to administrative rulings, interpretations, and discretion which may further affect payments made under those programs, and the federal and state governments might, in the future, reduce the funds available under those programs or require more stringent utilization and quality reviews of hospital facilities. Additionally, there may be a continued rise in managed care programs and future restructuring of the financing and delivery of healthcare in the United States. These events could have an adverse effect on our future financial results.

Inflation

The healthcare industry is labor intensive. Wages and other expenses increase during periods of inflation and when labor shortages occur in the marketplace. In addition, our suppliers pass along rising costs to us in the form of higher prices. We have implemented cost control measures, including our case and resource management program, to curb increases in operating costs and expenses. We have to date offset increases in operating costs by increasing our rates for services and by expanding services. However, we cannot predict our ability to cover or offset future cost increases.

Critical accounting policies

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions. We believe that our critical accounting policies are limited to those described below. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the notes to our consolidated financial statements.

Third Party Reimbursement.    Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems and provisions of cost-reimbursement and other payment methods. In addition, we are reimbursed by non-governmental payors using a variety of payment methodologies. Amounts we receive for treatment of patients covered by these programs are generally less than the standard billing rates. Contractual allowances are automatically calculated and recorded through our internally developed "automated contractual allowance system." Within the automated system, actual Medicare DRG data, coupled with all payors' historical paid claims data, is utilized to calculate the contractual allowances. This data is automatically updated on a monthly basis and subjected to review by management to ensure reasonableness and accuracy. We account for the differences between the estimated program reimbursement rates and the standard billing rates as contractual adjustments, which we deduct from gross revenues to arrive at net operating revenues. Final settlements under some of these programs are subject to adjustment based on administrative review and audit by third parties. We record adjustments to the estimated billings in the periods that such adjustments become known. We account for adjustments to previous program reimbursement estimates as contractual adjustments and report them in future periods as final settlements are determined. However, due to the complexities involved in these estimates, actual payments we receive could be different from the amounts we estimate and record.

Allowance for Doubtful Accounts.    Substantially all of our accounts receivable are related to providing healthcare services to our hospitals' patients. Collection of these accounts receivable is our primary source of cash and is critical to our operating performance. Our primary collection risks relate to uninsured patients and outstanding patient balances for which the primary insurance payor has paid and the remaining outstanding balance (generally deductibles and co-payments) is owed by the patient. At the point of service, for patients required to make a co-payment, we generally collect less than 10% of the related revenue. For all procedures scheduled in advance, our policy is to verify insurance coverage prior to the date of the procedure. Insurance coverage is not verified in advance of procedures for walk-in and emergency room patients. Our estimate for the allowance for doubtful accounts is calculated by reserving as uncollectible all governmental and non-governmental accounts over 150 days from discharge. This method is monitored based on our historical cash collections experience. Collections are impacted by the economic ability of patients to pay and the effectiveness of our collection efforts. Significant changes in payor mix that result in an increase in self-pay revenue, business office operations, economic conditions or trends in federal and state governmental healthcare coverage could affect our collection of accounts receivable.

We do not provide specific reserves by payor category but estimate bad debts as a consolidated provision for total accounts receivable. We believe our policy of reserving all accounts over 150 days from discharge, without regard to payor class, has resulted in reasonable estimates determined on a consistent basis. We believe that we collect substantially all of our third-party insured receivables which includes receivables from governmental agencies. Since our methodology is not applied by individual payor class, reserving all amounts over 150 days, which includes some accounts that are collectible, has provided us with a reasonable estimate of an allowance for doubtful accounts to cover all accounts receivable, including individual amounts in both the 150 day and under and over 150 day categories, that are uncollectible. To date, we believe there has not been a material difference between our bad debt allowances and the ultimate historical collection rates on accounts receivables including self-pay. We review our overall reserve adequacy by monitoring historical cash collections as a percentage of net revenue less the provision for bad debts.

Effective January 1, 2004, we changed our policy relative to the timing of the write-off of fully reserved accounts receivable. Previously, all amounts over 210 days from discharge were written-off and therefore excluded from the allowance for doubtful accounts and gross accounts receivable. Our new policy is to write-off gross accounts receivable when such amounts are placed with outside collection agencies. We believe this policy more accurately reflects the ongoing collection efforts within our company and is more consistent with industry practices. This change in policy has no impact on the provision for bad debts and does not impact net accounts receivable as reflected on the accompanying unaudited interim condensed consolidated balance sheets. At December 31, 2003, approximately $90 million of uncollected self-pay accounts over 210 days from discharge that were being actively pursued by our internal collection agency were written-off. As a result of our change in policy, at September 30, 2004, included in the allowance for doubtful accounts and gross accounts receivable are approximately $154 million of accounts over 210 days from discharge that are being actively pursued by our internal collection agency. At December 31, 2003, we had approximately $500 million of accounts receivable being pursued by various outside collection agencies. At September 30, 2004, we had approximately $600 million of accounts receivable being pursued by various outside collection agencies. We expect to collect less than 5%, net of estimated collection fees, of the amounts being pursued by outside collection agencies. As these amounts have been written-off, they are not included in our gross accounts receivable or our allowance for doubtful accounts. However, we take into consideration estimated collections of these amounts written-off in evaluating the reasonableness of our allowance for doubtful accounts.

Days revenue outstanding was 63 at September 30, 2004 and 65 at December 31, 2003. This fell within our target range for days revenue outstanding of 60 - 65.

The following table summarizes our days revenue outstanding as of the dates indicated:

	As of December 31,			As of September 30,
	2003	2002	2001	2004

Days revenue outstanding	65	63	70	63

The reason our 2003 days revenue outstanding increased from the prior year is due to the following: testing of electronic billing edits under HIPAA beginning October 16, 2003 slowed our billing process for specified claims; Mutual of Omaha, our sole Medicare intermediary, went through a system conversion in July, 2003; and large acquisitions in the second half of 2003 required Medicare billing approvals and new Medicaid provider numbers delaying our billing at those hospitals. The primary reason our days revenue outstanding decreased from 70 days in 2001 to 63 days in 2002 is due to full implementation of our automated collection cycle during 2002, consolidating from three fiscal intermediaries who process Medicare payments to Mutual of Omaha as our sole Medicare intermediary and an improvement in our performance incentive plan as it relates to hospital business office managers.

Uncollected accounts are automatically written off if the balance is under $10.00, when turned over to an outside collection agency, or over 210 days from discharge if being collected by our internal collection agency. At December 31, 2003, we have approximately $90 million in self-pay accounts over 210 days from discharge placed with our internal collection agency and approximately $500 million in self-pay accounts being pursued by various outside collection agencies. Of these amounts, we expect to collect approximately 5% to 7%, net of estimated collection fees. As the amounts have been written-off, they are not included in our gross accounts receivable or our allowance for doubtful accounts. We take into consideration estimated collections of these amounts written-off in evaluating the reasonableness of our allowance for doubtful accounts.

The following table is an aging of our gross (prior to allowances for contractual adjustments and doubtful accounts) accounts receivable (in thousands):

	December 31, 2003		Balance as of December 31, 2002		September 30, 2004
	0–150 days	Over 150 days	0–150 days	Over 150 days	0–150 days	Over 150 days

Total gross accounts receivable	$1,279,342	$98,474	$799,449	$71,780	$1,258,172	$289,022

The approximate percentage of total gross accounts receivable (prior to allowance for contractual adjustments and doubtful accounts) summarized by aging categories is as follows:

	As of
	December 31, 2003	December 31, 2002	September 30, 2004(1)

0 to 60 days	69.0%	69.0%	64.1%
61 to 150 days	24.0%	23.0%	17.3%
151 to 360 days	6.5%	7.4%	8.3%
Over 360 days	0.5%	0.6%	10.3%

Total	100.0%	100.0%	100.0%

The approximate percentage of total gross accounts receivable (prior to allowances for contractual adjustments and doubtful accounts) summarized by payor is as follows:

	As of
	December 31, 2003	December 31, 2002	September 30, 2004(1)

Issued receivables	81%	79%	68%
Self-pay receivables	19%	21%	32%

Total	100%	100%	100.0%

(1)   Changes from December 31, 2003, are primarily a result of our change in policy relative to the timing of the write-off of accounts receivable which are fully reserved. See page 45 for details on change in policy.

Although we do not specifically maintain information for individual categories of self-pay, included in the percentage of self-pay receivables shown in the table above, we estimate uninsured self-pay receivables are approximately 40% to 45%, patient deductibles and co-insurance after third-party insurance payments are approximately 40% to 45%, and those insured patients billed directly because their insurance has not paid are approximately 15%. Those accounts that are being billed directly to patients because their third-party insurance coverage has not paid are reclassed to self-pay receivables from insured receivables generally after 60 days from discharge in order to bill the patients directly and get them involved in assisting with the collection process from their third-party insurance company. None of these amounts represents a denial from commercial or other third-party payors. We estimate, on a historical basis, the uncollected portion of self-pay receivables related to co-insurance, co-payments and deductibles ranges from 35% to 40% and the uncollected portion of self-pay receivables related to uninsured patients ranges from 80% to 85%. Additionally, we estimate the uncollected portion of self-pay receivables related to insured patients billed directly is insignificant. In the aggregate, we expect the uncollectible portion of all self-pay receivables, before recoveries of accounts previously written off, to be approximately 60% to 70% at September 30, 2004. The allowance for doubtful accounts as reported in the unaudited interim condensed consolidated financial statements at September 30, 2004 and the consolidated financial statements at December 31, 2003 and 2002 represents approximately 57%, 40% and 40%, respectively of self-pay receivables as described above, net of allowances for other discounts. Had we included in gross accounts receivable and the allowance for doubtful accounts those accounts written-off that were still being pursued by our internal collection agency as is being done at September 30, 2004, the allowance for doubtful accounts at December 31, 2003 would have represented approximately 55% of self pay receivables.

Goodwill and Other Intangibles.    Goodwill represents the excess of cost over the fair value of net assets acquired. Prior to the adoption of SFAS No. 142, "Goodwill and Other Intangible

Assets," goodwill arising from business combinations completed prior to July 1, 2001 was amortized on a straight-line basis over a period ranging from 18 to 40 years. Currently, goodwill arising from business combinations (whether or not completed prior to July 1, 2001) is accounted for under the provisions of SFAS No. 141 "Business Combinations" and SFAS No. 142 and is not amortized. SFAS No. 142 requires goodwill to be evaluated for impairment at the same time every year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. We selected September 30th as our annual testing date.

The SFAS No. 142 goodwill impairment model requires a comparison of the book value of net assets to the fair value of the related operations that have goodwill assigned to them. If the fair value is determined to be less than book value, a second step is performed to compute the amount of the impairment. We estimated the fair values of the related operations using both a debt free discounted cash flow model as well as an adjusted EBITDA multiple model. These models are both based on our best estimate of future revenues and operating costs, based primarily on historical performance and general market conditions, and are subject to review and approval by senior management and the Board of Directors. The cash flow forecasts are adjusted by an appropriate discount rate based on our weighted average cost of capital. We performed our initial evaluation, as required by SFAS No. 142, during the first quarter of 2002 and the annual evaluation as of each succeeding September 30. No impairment has been indicated by these evaluations. Estimates used to conduct the impairment review, including revenue and profitability projections or fair values, could cause our analysis to indicate that our goodwill is impaired in subsequent periods and result in a write-off of a portion or all of our goodwill.

Professional Liability Insurance Claims.    We accrue for estimated losses resulting from professional liability claims to the extent they are not covered by insurance. The accrual, which includes an estimate for incurred but not reported claims, is based on historical loss patterns and actuarially determined projections and is discounted to its net present value using a weighted average risk-free discount rate of 3.4% in 2003 and 2002. To the extent that subsequent claims information varies from management's estimates, the liability is adjusted currently. Our insurance is underwritten on a "claims-made" basis. Prior to June 1, 2002, substantially all of our professional and general liability risks were subject to a $0.5 million per occurrence deductible; for claims reported from June 1, 2002 through June 1, 2003, these deductibles were $2.0 million per occurrence. Additional coverage above these deductibles was purchased through captive insurance companies in each of which we had a 7.5% minority ownership interest and to which the premiums paid by us represented less than 8% of the total premium revenues of each captive insurance company. Concurrently with the formation of our own wholly-owned captive insurance company in June 2003, we terminated our minority interest relationships in those entities. Substantially all claims reported after June 1, 2003 are self-insured up to $4 million per claim. Management on occasion has selectively increased the insured risk at certain hospitals based upon insurance pricing and other factors and may continue that practice in the future. Excess insurance for all hospitals was purchased through commercial insurance companies and generally covers us after the self insured amount up to $100 million per occurrence for claims reported prior to June 1, 2004. Effective June 1, 2004, reinsurance for the captive was purchased through a commercial insurance company above the $4 million self-insured retention in an amount up to $25 million per occurrence. Excess insurance is purchased through commercial insurance companies and covers us from $25 million to $100 million per occurrence.

Income Taxes.    We must make estimates in recording provision for income taxes, including determination of deferred tax assets and deferred tax liabilities and any valuation allowances that might be required against the deferred tax assets. We believe that future income will enable us to realize these benefits, subject to the valuation allowance we have established.

We operate in multiple states with varying tax laws. We are subject to both federal and state audits of tax returns. Our federal income tax returns have been examined by the Internal Revenue Service through fiscal year 1996, which resulted in no material adjustments. We make estimates we believe are accurate in order to determine that tax accruals are adequate to cover any potential audit adjustments.

Recent accounting pronouncements

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2003.

In May 2003, the FASB issued SFAS No. 149 "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on our consolidated financial position or consolidated results of operations.

In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities specified financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective immediately for instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim reporting period beginning after June 15, 2003. In November 2003, the FASB issued staff position 150-3. Position FAS 150-3 deferred the effective date for applying the provisions of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests. The adoption of the current provisions of SFAS No. 150 did not have a material impact on our consolidated financial position or consolidated results of operations.

In December 2003, the FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities," or FIN No. 46. This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to specified entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. As of December 31, 2003, we adopted the provisions of FIN No. 46 which are effective as of December 31, 2003 and required to be applied to those entities that are considered to be special purpose entities. The adoption of those effective provisions of FIN No. 46 did not have an impact on our consolidated financial position or results of operations as we have not identified any relationships that would qualify as special purpose entities. The adoption of the remaining provisions of FIN No. 46, which were effective for us on March 31, 2004, did not have any impact on the consolidated financial statements. As of September 30, 2004, we have no investments in variable interest entities.

Business

Overview of our company

We are the largest non-urban provider of general hospital healthcare services in the United States in terms of number of facilities. As of December 31, 2004, we owned, leased or operated 71 hospitals, geographically diversified across 22 states, with an aggregate of 7,888 licensed beds. In approximately 85% of our markets, we are the sole provider of these services. In all but one of our other markets, we are one of two providers of these services. For the fiscal year ended December 31, 2003, we generated $2.8 billion in net operating revenues, and $131 million in net income. For the nine months ended September 30, 2004, we generated $2.5 billion in net operating revenues and $111.2 million in net income.

Wayne T. Smith, who has over 30 years of experience in the healthcare industry, joined our Company as President in January 1997. We named him Chief Executive Officer in April 1997 and Chairman of our Board of Directors in February 2001. During his time with us, we have:

  •
  strengthened the senior management team in all key business areas;

  •
  standardized and centralized our operations across key business areas;

  •
  implemented a disciplined acquisition program;

  •
  expanded and improved the services and facilities at our hospitals;

  •
  implemented quality of care improvement programs at our hospitals;

  •
  recruited additional physicians to the markets in which our hospitals are located; and

  •
  instituted a company-wide regulatory compliance program.

As a result of these initiatives, we achieved net operating revenue growth of 29.3% in 2003, 30.5% in 2002, and 26.9% in 2001. We also achieved net income growth of 31.5% in 2003, 123.5% in 2002 and 367.6% in 2001. For the nine months ended September 30, 2004, we achieved net operating revenue growth of 22.4% and net income growth of 16.0%.

We target growing, non-urban healthcare markets because of their favorable demographic and economic trends and competitive conditions. Because non-urban service areas have smaller populations, there are generally fewer hospitals and other healthcare service providers in these communities and generally a lower level of managed care presence in these markets. We believe that smaller populations support less direct competition for hospital-based services. Also, we believe that non-urban communities generally view the local hospital as an integral part of the community.

Our business strategy

The key elements of our business strategy:

  •
  increase revenue at our facilities;

  •
  grow through selective acquisitions;

  •
  improve profitability; and

  •
  improve quality.

Increase revenue at our facilities

Overview.    We seek to increase revenue at our facilities by providing a broader range of services in a more attractive care setting, as well as by supporting and recruiting physicians. We identify the healthcare needs of the community by analyzing demographic data and patient referral trends. We also work with local hospital boards, management teams, and medical staffs to determine the number and type of additional physician specialties needed. Our initiatives to increase revenue include:

  •
  recruiting additional primary care physicians and specialists;

  •
  expanding the breadth of services offered at our hospitals through targeted capital expenditures to support the addition of more complex services, including orthopedics, cardiovascular services, and urology; and

  •
  providing the capital to invest in technology and the physical plant at the facilities, particularly in our emergency rooms, surgery/critical care departments and diagnostic services.

By taking these actions, we believe that we can increase our share of the healthcare dollars spent by local residents and limit inpatient and outpatient migration to larger urban facilities. Total net operating revenue for hospitals operated by us for a full year increased by 8.6% from 2002 to 2003. Total admissions for those same hospitals increased by 1.2% over the same period. Total net operating revenue for hospitals operated by us for a full nine months increased by 7.1% for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003. Total admissions for those same hospitals increased by 1.1% over the same period.

Physician Recruiting.    The primary method of adding or expanding medical services is the recruitment of new physicians into the community. A core group of primary care physicians is necessary as an initial contact point for all local healthcare. The addition of specialists who offer services, including general surgery, OB/GYN, cardiovascular services, orthopedics and urology, completes the full range of medical and surgical services required to meet a community's core healthcare needs. When we acquire a hospital, we identify the healthcare needs of the community by analyzing demographic data and patient referral trends. As a result of this analysis, we are able to determine what we believe to be the optimum mix of primary care physicians and specialists. We employ recruiters at the corporate level to support the local hospital managers in their recruitment efforts. From January 1, 2000 through December 31, 2003, we have increased the number of physicians affiliated with us by approximately 1,280 through our recruiting efforts. The percentage of recruited or other physicians commencing practice with us that were specialists was over 51% in 2003. Most of our physicians are not employed by us but rather they are in private practice in their communities. We have been successful in recruiting physicians because of the practice opportunities afforded physicians in our markets, as well as lower managed care penetration as compared to urban areas. These physicians are able to earn incomes comparable to incomes earned by physicians in urban centers.

Emergency Room Initiatives.    Given that over 50% of our hospital admissions originate in the emergency room, we systematically take steps to increase patient flow in our emergency rooms as a means of optimizing utilization rates for our hospitals. Furthermore, the impression of our overall operations by our customers is substantially influenced by our emergency rooms since generally that is their first experience with our hospitals. The steps we take to increase patient flow in our emergency rooms include renovating and expanding our emergency room facilities, improving service, and reducing waiting times, as well as publicizing our emergency room capabilities in the local community. We have expanded or renovated 30 of our emergency room facilities since 1997. We have also implemented marketing campaigns that emphasize the speed, convenience, and quality of our emergency rooms to enhance each community's awareness of our emergency room services.

One component of upgrading our emergency rooms is the implementation of specialized computer software programs designed to assist physicians in making diagnoses and determining treatments. The software also benefits patients and hospital personnel by assisting in proper documentation of patient records and tracking patient flow. It enables our nurses to provide more consistent patient care and provides clear instructions to patients at time of discharge to help them better understand their treatments.

Expansion of Services.    In an effort to better meet the healthcare needs of the communities we serve and to capture a greater portion of the healthcare spending in our markets, we have added a broad range of services to our facilities. These services range from various types of diagnostic equipment capabilities to additional and renovated emergency rooms, surgical and critical care suites and specialty services. For example, in 2003, nine major construction projects, totaling approximately $57.3 million, were completed. Those projects included the completion of a replacement hospital, new emergency rooms, renovated surgical suites and a cardiac cath lab. These projects improved various diagnostic and other inpatient and outpatient service capabilities. We continue to believe that appropriate capital investments in our facilities combined with the development of our service capabilities will reduce the migration of patients to competing providers. We have also added a small group of clinical consultants to assist the hospitals in their development of surgery, emergency services, critical care and cardiovascular services.

Managed Care Strategy.    Managed care has seen growth across the U.S. as health plans expand service areas and membership. As we service primarily non-urban markets, we do not have significant relationships with managed care organizations, including those with Medicare Choice HMOs, now referred to as Medicare Advantage. We have responded with a proactive and carefully considered strategy developed specifically for each of our facilities. Our experienced business development department reviews and approves all managed care contracts, which are managed by our corporate managed care department using a central database. The primary mission of this department is to select and evaluate appropriate managed care opportunities, manage existing reimbursement arrangements, negotiate increases, and educate our physicians. We do not intend to enter into capitated or risk sharing contracts. However, some purchased hospitals have risk sharing contracts at the time of our acquisition of them. We seek to discontinue these contracts to eliminate risk retention related to payment for patient care. We do not believe that we have, at the present time, any risk sharing contracts that would have a material impact on our results of operations.

Grow through selective acquisitions

Acquisition Criteria.    Each year we intend to acquire, on a selective basis, two to four hospitals that fit our acquisition criteria. Generally, we pursue acquisition candidates that:

  •
  have a general service area population between 20,000 and 150,000 with a stable or growing population base;

  •
  are the sole or primary provider of acute care services in the community;

  •
  are located more than 25 miles from a competing hospital;

  •
  are not located in an area that is dependent upon a single employer or industry; and

  •
  have financial performance that we believe will benefit from our management's operating skills.

In each year since 1997, we have met or exceeded our acquisition goals. We estimate that there are currently approximately 365 hospitals that meet our acquisition criteria. These hospitals are primarily not-for-profit or municipally owned.

Disciplined Acquisition Approach.    We have been disciplined in our approach to acquisitions. We have a dedicated team of internal and external professionals who complete a thorough review of the hospital's financial and operating performance, the demographics of the market, and the state of the physical plant of the facilities. Based on our historical experience, we then build a pro forma financial model that reflects what we believe can be accomplished under our ownership. Whether we buy or lease the existing facility or agree to construct a replacement hospital, we have been disciplined in our approach to pricing. We typically begin the acquisition process by entering into a non-binding letter of intent with an acquisition candidate. After we complete business and financial due diligence and financial modeling, we decide whether or not to enter into a definitive agreement. Once an acquisition is completed, we have an organized and systematic approach to transitioning and integrating the new hospital into our system of hospitals.

Acquisition Efforts.    We have significantly enhanced our acquisition efforts in the last six years in an effort to achieve our goals. We have focused on identifying possible acquisition opportunities through expanding our internal acquisition group and working with a broad range of financial advisors who are active in the sale of hospitals, especially in the not-for-profit sector. From July 1996 through December 31, 2004, we acquired 47 hospitals for an aggregate investment of approximately $1.8 billion, including working capital.

The majority of the hospitals we acquire are located in service areas having populations that are within the range of our criteria. Occasionally we have acquired hospitals having service areas of over 200,000 which is above our criteria. For example, during the most recent three years, we have acquired a 369-bed hospital in Easton, Pennsylvania, which has a service population of over 150,000, a 222-bed hospital in Pottstown, Pennsylvania, which has a service population of over 200,000, and a 326-bed hospital in Laredo, Texas, which has a service population of over 200,000. Hospitals similar to the ones located in Easton, Pottstown and Laredo offer even greater opportunities to recruit physicians and expand services given their larger service area populations.

Most of our acquisition targets are municipal and other not-for-profit hospitals. We believe that our access to capital and ability to recruit physicians make us an attractive partner for these communities. In addition, we have found that communities located in states where we already operate a hospital are more receptive to us when they consider selling their hospital because they are aware of our operating track record with respect to our hospitals within the state.

At the time we acquire a hospital, we may commit to an amount of capital expenditures, such as replacement facilities, renovations, or equipment over a specified period of time. Under such commitments, in May 2002, we completed construction of a replacement facility in Tooele, Utah; in December 2002, we completed construction of a replacement facility in Marion, Illinois; in December 2003, we completed construction of a replacement facility in Emporia, Virginia; and in May 2004, we completed construction of a replacement facility in Las Vegas, New Mexico. We have also agreed, as a part of the acquisition in August 2003 of the Southside Regional Medical Center in Petersburg, Virginia to build a replacement facility within five years, subject to state certificate of need approval. Since the certificate of need approval has not yet been obtained, final construction cost estimates are not yet available.

Improve profitability

Overview.    To improve efficiencies and increase operating margins, we implement cost containment programs and adhere to operating philosophies which include:

  •
  standardizing and centralizing our operations;

  •
  optimizing resource allocation by utilizing our company-devised case and resource management program, which assists in improving clinical care and containing expenses;

  •
  capitalizing on purchasing efficiencies through the use of company-wide standardized purchasing contracts and terminating or renegotiating specified vendor contracts;

  •
  installing a standardized management information system, resulting in more efficient billing and collection procedures; and

  •
  managing staffing levels according to patient volumes and the appropriate level of care.

In addition, each of our hospital management teams is supported by our centralized operational, reimbursement, regulatory, and compliance expertise, as well as by our senior management team, which has an average of over 20 years of experience in the healthcare industry.

Standardization and Centralization.    Our standardization and centralization initiatives encompass nearly every aspect of our business, from developing standard policies and procedures with respect to patient accounting and physician practice management, to implementing standard processes to initiate, evaluate, and complete construction projects. Our standardization and centralization initiatives are a key element in improving our operating results.

  •
  Billing and Collections. We have adopted standard policies and procedures with respect to billing and collections. We have also automated and standardized various components of the collection cycle, including statement and collection letters and the movement of accounts through the collection cycle. Upon completion of an acquisition, our management information system team converts the hospital's existing information system to our standardized system. This enables us to quickly implement our business controls and cost containment initiatives.

  •
  Physician Support. We support our newly recruited physicians to enhance their transition into our communities. We have implemented physician practice management seminars and training. We host these seminars bi-monthly. All newly recruited physicians are required to attend a three-day introductory seminar that covers issues involved in starting up a practice.

  •
  Procurement and Materials Management. We have standardized and centralized our operations with respect to medical supplies, equipment and pharmaceuticals used in our hospitals. Since 1997, we have been in an affiliation agreement with Broadlane Inc., formerly known as BuyPower, a group purchasing organization in which we have a minority interest. At the present time, Broadlane is the source for a substantial portion of our medical supplies and equipment and pharmaceuticals. However, we recently determined to terminate our affiliation agreement with Broadlane and are exploring other medical goods and services suppliers, including another group purchasing organization.

  •
  Facilities Management. We have standardized interiors, lighting, and furniture programs. We have also implemented a standard process to initiate, evaluate, and complete construction projects. Our corporate staff monitors all construction projects, and reviews and pays all construction project invoices. Our initiatives in this area have reduced our construction costs while maintaining the same level of quality and have shortened the time it takes us to complete these projects.

  •
  Other Initiatives. We have also improved margins by implementing standard programs with respect to ancillary services in areas including emergency rooms, pharmacy, laboratory, imaging, home health, skilled nursing, centralized outpatient scheduling and health information management. We have reduced costs associated with these services by improving contract terms and standardizing information systems. We work to identify and communicate best practices and monitor these improvements throughout the Company.

Case and Resource Management.    Our case and resource management program is a company-devised program developed with the goal of improving clinical care and cost containment. The program focuses on:

  •
  appropriately treating patients along the care continuum;

  •
  reducing inefficiently applied processes, procedures, and resources;

  •
  developing and implementing standards for operational best practices; and

  •
  using on-site clinical facilitators to train and educate care practitioners on identified best practices.

Our case and resource management program integrates the functions of utilization review, discharge planning, overall clinical management, and resource management into a single effort to improve the quality and efficiency of care. Issues evaluated in this process include patient treatment, patient length of stay, and utilization of resources.

Under our case and resource management program, patient care begins with a clinical assessment of the appropriate level of care, discharge planning, and medical necessity for planned services. Once a patient is admitted to the hospital, we conduct a review for ongoing medical necessity using appropriateness criteria. We reassess and adjust discharge plan options as the needs of the patient change. We closely monitor cases to prevent delayed service or inappropriate utilization of resources. Once the patient attains clinical improvement, we encourage the attending physician to consider alternatives to hospitalization through discussions with the facility's physician advisor. Finally, we refer the patient to the appropriate post-hospitalization resources.

Improve quality

We implement new programs to improve the quality of care provided. We have developed training programs for all senior hospital management, chief nursing officers, quality directors, physicians and other clinical staff. We share information among our hospital management to implement best practices and assist in complying with regulatory requirements. We have standardized accreditation documentation and requirements. Corporate support is provided to each hospital to assist with accreditation reviews. Several of our facilities have received accreditation "with commendation" from the Joint Commission on Accreditation of Healthcare Organizations, commonly known as JCAHO. All hospitals conduct patient, physician, and staff satisfaction surveys to help identify methods of improving the quality of care.

Each of our hospitals is governed by a board of trustees, which includes members of the hospital's medical staff. The board of trustees establishes policies concerning the hospital's medical, professional, and ethical practices, monitors these practices, and is responsible for ensuring that these practices conform to legally required standards. We maintain quality assurance programs to support and monitor quality of care standards and to meet Medicare and Medicaid accreditation and regulatory requirements. Patient care evaluations and other quality of care assessment activities are reviewed and monitored continuously.

Selected operating data

The following table sets forth operating statistics for our hospitals for each of the years presented. Statistics for 2003 include a full year of operations for 67 hospitals, and partial periods for one hospital disposed of and three hospitals acquired during the year. Since the seven hospitals acquired from Methodist Healthcare Corporation were acquired as of January 1, 2003, a full year of operations for these hospitals were included in 2003. Statistics for 2002 include a full year of operations for 54 hospitals and partial periods for six hospitals acquired during the year. Statistics for 2001 include a full year of operations for 49 hospitals and partial periods for five hospitals acquired during the year.

	Years Ended December 31,			Nine Months Ended September 30,
(dollars in thousands)	2003	2002	2001	2004	2003

Consolidated Data
Number of hospitals(1)	69	60	54	71	69
Licensed beds(1)(2)	7,637	6,137	5,214	7,971	7,408
Beds in service(1)(3)	6,041	4,800	3,996	6,440	5,748
Admissions(4)	250,901	205,607	165,100	208,972	180,866
Adjusted admissions(5)	458,709	379,604	303,677	387,042	332,149
Patient days(6)	989,891	792,252	624,740	849,732	704,927
Average length of stay (days)(7)	3.9	3.9	3.8	4.1	3.9
Occupancy rate (beds in service)(8)	48.9%	48.3%	47.2%	50.3%	48.0%
Net operating revenues	$2,796,766	$2,163,384	$1,657,476	$2,460,968	$2,010,922
Net inpatient revenues as a % of total net operating revenues	51.3%	52.5%	51.5%	50.4%	51.1%
Net outpatient revenues as a % of total net operating revenues	47.5%	46.2%	47.3%	48.2%	47.6%
Net Income	$131,472	$99,984	$44,743	$111,204	$95,838
Net Income as a % of total net operating revenues	4.7%	4.6%	2.7%	4.5%	4.8%
Liquidity Data
Adjusted EBITDA(9)	$433,975	$359,578	$306,691	$367,148	$315,385
Adjusted EBITDA as a % of total net operating revenues(9)	15.5%	16.6%	18.5%	14.9%	15.7%
Net cash flows provided by operating activities	$243,704	$285,499	$154,387	$263,174	$198,356
Net cash flows provided by operating activities as a % of total net operating revenues	8.7%	13.2%	9.3%	10.7%	9.9%
Net cash flows used in investing activities	$(620,770)	$(291,140)	$(265,111)	$(271,679)	$(441,316)
Net cash flows provided by financing activities	$260,553	$130,099	$105,370	$12,126	$172,758

	Year Ended December 31,			Nine Months Ended September 30,
			Percentage Increase (Decrease)			Percentage Increase (Decrease)
(dollars in thousands)	2003	2002		2004	2003

Same-Store Data(10)
Admissions(4)	207,988	205,480	1.2%	181,865	179,847	1.1%
Adjusted admissions(5)	378,267	379,342	(0.3%)	337,717	330,331	2.2%
Patient days(6)	819,306	791,767	3.5%	721,868	701,683	2.9%
Average length of stay (days)(7)	3.9	3.9	—	4.0	3.9	2.6%
Occupancy rate (beds in service)(8)	49.1%	48.4%		48.6%	48.1%
Net operating revenues	$2,347,546	$2,161,446	8.6%	$2,141,891	$2,000,080	7.1%
Income from operations	$270,406	$245,172	10.3%	$233,722	$212,095	10.2%
Income from operations as a % of net operating revenues	11.5%	11.3%		10.9%	10.6%
Depreciation and amortization	$121,875	$114,719	6.2%	$102,570	$100,927	1.6%
Minority interest in earnings	$1,987	$2,236	(11.1%)	$1,088	$1,703	(36.1%)

(1)   References to the number of hospitals, licensed beds and beds in service reflect the reclassification as discontinued operations of the sale of two hospitals and the designation of a third hospital as being held for sale.

(2)   Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(3)   Beds in service are the number of beds that are readily available for patient use.

(4)   Admissions represent the number of patients admitted for inpatient treatment.

(5)   Adjusted admissions is a general measure of combined inpatient and outpatient volume. We computed adjusted admissions by multiplying admissions by gross patient revenues and then dividing that number by gross inpatient revenues.

(6)   Patient days represent the total number of days of care provided to inpatients.

(7)   Average length of stay (days) represents the average number of days inpatients stay in our hospitals.

(8)   We calculated percentages by dividing the average daily number of inpatients by the weighted average of beds in service.

(9)   EBITDA consists of income before interest, income taxes, depreciation and amortization, and amortization of goodwill. Adjusted EBITDA is EBITDA adjusted to exclude discontinued operations, loss from early extinguishment of debt and minority interest earnings. We have from time to time sold minority interests in certain of our subsidiaries or acquired subsidiaries with existing minority interest ownership positions. We believe that it is useful to present adjusted EBITDA because it excludes the portion of EBITDA attributable to these third party interests and clarifies for investors the portion of our EBITDA generated by our operations. We use adjusted EBITDA as a measure of liquidity. We have included this measure because we believe it provides investors with additional information about our ability to incur and service debt and make capital expenditures. Adjusted EBITDA is the basis for a key component in the determination of our compliance with some of the covenants under our senior secured credit facility, as well as to determine the interest rate and commitment fee payable under the senior secured credit facility.

Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles adjusted EBITDA, as defined, to our net cash provided by operating activities as derived directly from our consolidated financial statement for the years ended December 31, 2003, 2002, and 2001 and for the nine months ended September 30, 2004 and 2003 (in thousands):

	Year Ended December 31,			Nine Months Ended September 30,
	2003	2002	2001	2004	2003

Adjusted EBITDA	$433,975	$359,578	$306,691	$367,148	$315,385
Interest expense, net	(70,792)	(62,560)	(94,248)	(56,269)	(51,926)
Provision for income taxes	(88,517)	(70,459)	(44,195)	(76,344)	(64,090)
Loss from operations of hospitals sold or held for sale	(577)	(817)	(1,275)	(2,730)	(288)
Depreciation and amortization of discontinued operations	3,136	3,342	3,790	1,696	2,434
Deferred income taxes	61,574	38,172	25,280	—	175
Stock compensation expense	13	26	44	2	10
Other non-cash expenses (income), net	320	186	(104)	932	(43)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(150,843)	(19,099)	(12,241)	(11,713)	(79,493)
Supplies, prepaid expenses and other current assets	(13,727)	(12,566)	1,999	(17,778)	(8,899)
Accounts payable, accrued liabilities and income taxes	34,722	22,628	(40,088)	36,927	59,097
Other	34,420	27,068	8,734	21,303	25,994

Net cash provided by operating activities	$243,704	$285,499	$154,387	$263,174	$198,356

(10) Includes acquired hospitals to the extent we operated them during comparable periods in both years.

Sources of revenue

We receive payment for healthcare services provided by our hospitals from:

  •
  the federal Medicare program;

  •
  state Medicaid programs;

  •
  healthcare insurance carriers, health maintenance organizations or "HMOs," preferred provider organizations or "PPOs," and other managed care programs; and

  •
  patients directly.

The following table presents the approximate percentages of net operating revenue received from Medicare, Medicaid, managed care, self-pay and other sources for the periods indicated. The data for the years presented are not strictly comparable due to the significant effect that hospital acquisitions and dispositions have had on these statistics.

	Year Ended December 31,			Nine Months Ended September 30,
Net Operating Revenues by Payor Source	2003	2002	2001	2004	2003

Medicare	33.0%	33.0%	33.5%	31.8%	32.5%
Medicaid	10.8%	11.0%	11.2%	10.4%	10.3%
Managed Care (HMO/PPO)	19.2%	17.7%	17.6%	21.3%	18.8%
Self-pay	12.8%	12.8%	11.6%	13.3%	13.3%
Other third party payors	24.2%	25.5%	26.1%	23.2%	25.1%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

As shown above, we receive a substantial portion of our revenue from the Medicare and Medicaid programs. In addition, other third party payors includes insurance companies for which we do not have insurance provider contracts, worker's compensation carriers, and non-patient service revenue, such as rental income and cafeteria sales.

Medicare is a federal program that provides medical insurance benefits to persons age 65 and over, some disabled persons, and persons with end-stage renal disease. Medicaid is a federal-state funded program, administered by the states, which provides medical benefits to individuals who are unable to afford healthcare. All of our hospitals are certified as providers of Medicare and Medicaid services. Amounts received under the Medicare and Medicaid programs are generally significantly less than the hospital's customary charges for the services provided. Since a substantial portion of our revenues comes from patients under Medicare and Medicaid programs, our ability to operate our business successfully in the future will depend in large measure on our ability to adapt to changes in these programs.

In addition to government programs, we are paid by private payors, which include insurance companies, HMOs, PPOs, other managed care companies, and employers, as well as by patients directly. The Blue Cross HMO payors are included in the above captioned Managed Care (HMO/PPO) line item. All other Blue Cross payors are included in the above captioned Other third party payors line item. Patients are generally not responsible for any difference between customary hospital charges and amounts paid for hospital services by Medicare and Medicaid programs, insurance companies, HMOs, PPOs, and other managed care companies, but are responsible for services not covered by these programs or plans, as well as for deductibles and co-insurance obligations of their coverage. The amount of these deductibles and co-insurance obligations has increased in recent years. Collection of amounts due from individuals is typically more difficult than collection of amounts due from government or business payors. To further reduce their healthcare costs, an increasing number of insurance companies, HMOs, PPOs, and other managed care companies are negotiating discounted fee structures or fixed amounts for hospital services performed, rather than paying healthcare providers the amounts billed. We negotiate discounts with managed care companies, which are typically smaller than discounts under governmental programs. If an increased number of insurance companies, HMOs, PPOs, and other managed care companies succeed in negotiating discounted fee structures or fixed amounts, our results of operations may be negatively affected. For more information on the payment programs on which our revenues depend, see "—Payment" below.

Hospital revenues depend upon inpatient occupancy levels, the volume of outpatient procedures, and the charges or negotiated payment rates for hospital services provided. Charges and payment rates for routine inpatient services vary significantly depending on the type of service performed and the geographic location of the hospital. In recent years, we have experienced a significant increase in revenue received from outpatient services. We attribute this increase to:

  •
  advances in technology, which have permitted us to provide more services on an outpatient basis; and

  •
  pressure from Medicare or Medicaid programs, insurance companies, and managed care plans to reduce hospital stays and to reduce costs by having services provided on an outpatient rather than on an inpatient basis.

Supply contracts

In 2000, we renewed, for a term of five years, our affiliation agreement with Broadlane, a group purchasing organization in which we have a minority interest. Our affiliation with Broadlane combines the purchasing power of our hospitals with the purchasing power of more than 600 other healthcare providers affiliated with the program. This increased purchasing power has resulted in reductions in the prices paid by our hospitals for medical supplies and equipment and pharmaceuticals. We also use Broadlane's internet purchasing portal.

In November 2004, we determined to terminate our affiliation agreement with Broadlane on March 15, 2005. Thereafter, in January 2005, we entered into a five-year participation agreement with automatic renewal terms of one year each with HealthTrust Purchasing Group, L.P., a group purchasing organization similar to Broadlane.

Industry overview

The Centers for Medicare and Medicaid Services, or CMS, estimated that in 2003, total U.S. healthcare expenditures grew by 7.8% to $1.7 trillion. It projects total U.S. healthcare spending to grow by 7.2% in 2004, by an average of 7.4% annually from 2005 through 2007 and by 7.2% annually from 2008 through 2013. By these estimates, healthcare expenditures will account for approximately $3.4 trillion, or 18.4% of the total U.S. gross domestic product, by 2013.

Hospital services, the market in which we operate, is the largest single category of healthcare at 31.0% of total healthcare spending in 2003, or $518.1 billion, as projected by CMS. CMS projects the hospital services category to grow by at least 5.6% per year through 2013. It expects growth in hospital healthcare spending to continue due to the aging of the U.S. population and consumer demand for expanded medical services. As hospitals remain the primary setting for healthcare delivery, it expects hospital services to remain the largest category of healthcare spending.

U.S. hospital industry.    The U.S. hospital industry is broadly defined to include acute care, rehabilitation, and psychiatric facilities that are either public (government owned and operated), not-for-profit private (religious or secular), or for-profit institutions (investor owned). According to the American Hospital Association, there are approximately 4,900 inpatient hospitals in the U.S. which are not-for-profit owned, investor owned, or state or local government owned. Of these hospitals, 45%, or approximately 2,200, are located in non-urban communities. These facilities offer a broad range of healthcare services, including internal medicine, general surgery, cardiology, oncology, orthopedics, OB/GYN, and emergency services. In addition, hospitals also offer other ancillary services including psychiatric, diagnostic, rehabilitation, home health, and outpatient surgery services.

Urban vs. non-urban hospitals

According to the U.S. Census Bureau, 25% of the U.S. population lives in communities designated as non-urban. In these non-urban communities, hospitals are typically the primary source of healthcare and, in many cases, a single hospital is the only provider of general healthcare services. According to the American Hospital Association, in 2002, there were approximately 2,200 non-urban hospitals in the U.S. We believe that a majority of these hospitals are owned by not-for-profit or governmental entities.

Factors affecting performance.    Among the many factors that can influence a hospital's financial and operating performance are:

  •
  facility size and location;

  •
  facility ownership structure (i.e., tax-exempt or investor owned);

  •
  a facility's ability to participate in group purchasing organizations; and

  •
  facility payor mix.

We believe that non-urban hospitals are generally able to obtain higher operating margins than urban hospitals. Factors contributing to a non-urban hospital's margin advantage include fewer patients with complex medical problems, a lower cost structure, limited competition, and favorable Medicare payment provisions. Patients needing the most complex care are more often served by the larger and/or more specialized urban hospitals. A non-urban hospital's lower cost structure results from its geographic location, as well as the lower number of patients treated who need the most highly advanced services. Additionally, because non-urban hospitals are generally sole providers or one of a small group of providers in their markets, there is limited competition. This generally results in more favorable pricing with commercial payors. Medicare has special payment provisions for "sole community hospitals." Under present law, hospitals that qualify for this designation can receive higher reimbursement rates. As of December 31, 2003, 19 of our hospitals were "sole community hospitals." In addition, we believe that non-urban communities are generally characterized by a high level of patient and physician loyalty that fosters cooperative relationships among the local hospitals, physicians, employees, and patients.

The type of third party responsible for the payment of services performed by healthcare service providers is also an important factor which affects hospital operating margins. These providers have increasingly exerted pressure on healthcare service providers to reduce the cost of care. The most active providers in this regard have been HMOs, PPOs, and other managed care organizations. The characteristics of non-urban markets make them less attractive to these managed care organizations. This is partly because the limited size of non-urban markets and their diverse, non-national employer bases minimize the ability of managed care organizations to achieve economies of scale. In 2003, approximately 19% of our net operating revenues were paid by managed care organizations. For the nine months ended September 30, 2004, approximately 21% of our net operating revenues were paid by managed care organizations.

Hospital industry trends

Demographic trends.    According to the U.S. Census Bureau, there are approximately 35 million Americans aged 65 or older in the U.S. today, who comprise approximately 13% of the total U.S. population. By the year 2030 the number of elderly is expected to climb to 69 million, or 20% of the total population. Due to the increasing life expectancy of Americans, the number of people aged 85 years and older is also expected to increase from 4.3 million to 8.5 million by the year 2030. This increase in life expectancy will increase demand for healthcare services and, as importantly, the demand for innovative, more sophisticated means of delivering those services. Hospitals, as the largest category of care in the healthcare market, will be among the main beneficiaries of this increase in demand. Based on data compiled for us, the populations of the service areas where our hospitals are located grew by 13.1% from 1990 to 2001 and are expected to grow by 4.8% from 2002 to 2007. The number of people aged 55 or older in these service areas grew by 16.8% from 1990 to 2001 and is expected to grow by 12.4% from 2002 to 2007.

Consolidation.    During the late 1980s and early 1990s, there was significant industry consolidation involving large, investor owned hospital companies seeking to achieve economies of scale. While consolidation activity in the hospital industry is continuing, the consolidations are primarily taking place through mergers and acquisitions involving not-for-profit hospital systems. Reasons for this activity include:

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  limited access to capital;

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  financial performance issues, including challenges associated with changes in reimbursement;

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  the desire to enhance the local availability of healthcare in the community;

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  the need and ability to recruit primary care physicians and specialists;

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  the need to achieve general economies of scale and to gain access to standardized and centralized functions, including favorable supply agreements and access to malpractice coverage; and

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  regulatory changes.

Government regulation

Overview.    The healthcare industry is required to comply with extensive government regulation at the federal, state, and local levels. Under these regulations, hospitals must meet requirements to be certified as hospitals and qualified to participate in government programs, including the Medicare and Medicaid programs. These requirements relate to the adequacy of medical care, equipment, personnel, operating policies and procedures, maintenance of adequate records, hospital use, rate-setting, compliance with building codes, and environmental protection laws. There are also extensive regulations governing a hospital's participation in government programs. If we fail to comply with applicable laws and regulations, we can be subject to criminal penalties and civil sanctions, our hospitals can lose their licenses and we could lose our ability to participate in these government programs. In addition, government regulations may and often do change. As a result, we may have to make changes in our facilities, equipment, personnel, and services so that our hospitals remain certified as hospitals and qualified to participate in government programs. We believe that our hospitals are in substantial compliance with current federal, state, and local regulations and standards.

Hospitals are subject to periodic inspection by federal, state, and local authorities to determine their compliance with applicable regulations and requirements necessary for licensing and certification. All of our hospitals are licensed under appropriate state laws and are qualified to participate in Medicare and Medicaid programs. In addition, most of our hospitals are accredited by the Joint Commission on Accreditation of Healthcare Organizations. This accreditation indicates that a hospital satisfies the applicable health and administrative standards to participate in Medicare and Medicaid programs.

Fraud and abuse laws.    Participation in the Medicare program is heavily regulated by federal statute and regulation. If a hospital fails substantially to comply with the requirements for participating in the Medicare program, the hospital's participation in the Medicare program may be terminated and/or civil or criminal penalties may be imposed. For example, a hospital may lose its ability to participate in the Medicare program if it performs any of the following acts:

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  making claims to Medicare for services not provided or misrepresenting actual services provided in order to obtain higher payments;

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  paying money to induce the referral of patients where services are reimbursable under a federal health program; or

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  failing to provide treatment to any individual who comes to a hospital's emergency room with an "emergency medical condition" or otherwise failing to properly treat and transfer emergency patients.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, broadened the scope of the fraud and abuse laws. Under HIPAA, any person or entity that knowingly and willfully defrauds or attempts to defraud a healthcare benefit program, including private healthcare plans, may be subject to fines, imprisonment or both. Additionally, any person or entity that knowingly and willfully falsifies or conceals a material fact or makes any material false or fraudulent statements in connection with the delivery or payment of healthcare services by a healthcare benefit plan is subject to a fine, imprisonment or both.

Another law regulating the healthcare industry is a section of the Social Security Act, known as the "anti-kickback" statute. This law prohibits some business practices and relationships under Medicare, Medicaid, and other federal healthcare programs. These practices include the payment, receipt, offer, or solicitation of remuneration of any kind in exchange for items or services that are reimbursed under most federal or state healthcare program. Violations of the anti-kickback statute may be punished by criminal and civil fines, exclusion from federal healthcare programs, and damages up to three times the total dollar amount involved.

The Office of Inspector General of the Department of Health and Human Services, or OIG, is responsible for identifying and investigating fraud and abuse activities in federal healthcare programs. As part of its duties, the OIG provides guidance to healthcare providers by identifying types of activities that could violate the anti-kickback statute. The OIG also publishes regulations outlining activities and business relationships that would be deemed not to violate the anti-kickback statute. These regulations are known as "safe harbor" regulations. However, the failure of a particular activity to comply with the safe harbor regulations does not necessarily mean that the activity violates the anti-kickback statute.

The OIG has identified the following incentive arrangements as potential violations of the anti-kickback statute:

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  payment of any incentive by a hospital when a physician refers a patient to the hospital;

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  use of free or significantly discounted office space or equipment for physicians in facilities usually located close to the hospital;

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  provision of free or significantly discounted billing, nursing, or other staff services;

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  free training for a physician's office staff including management and laboratory techniques (but excluding compliance training);

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  guarantees which provide that if the physician's income fails to reach a predetermined level, the hospital will pay any portion of the remainder;

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  low-interest or interest-free loans, or loans which may be forgiven if a physician refers patients to the hospital;

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  payment of the costs of a physician's travel and expenses for conferences;

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  payment of services which require few, if any, substantive duties by the physician, or payment for services in excess of the fair market value of the services rendered; or

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  purchasing goods or services from physicians at prices in excess of their fair market value.

We have a variety of financial relationships with physicians who refer patients to our hospitals. Physicians own interests in a limited number of our facilities. Physicians may also own our stock. We also have contracts with physicians providing for a variety of financial arrangements, including employment contracts, leases, management agreements, and professional service agreements. We provide financial incentives to recruit physicians to relocate to communities served by our hospitals. These incentives include revenue guarantees and, in some cases, loans. Although we believe that we have structured our arrangements with physicians in light of the "safe harbor" regulations, we cannot assure you that government enforcement authorities will not determine otherwise. If that happens, we could be subject to criminal and civil penalties and/or exclusion from participating in Medicare, Medicaid, or other government healthcare programs.

The Social Security Act also includes a provision commonly known as the "Stark law." This law prohibits physicians from referring Medicare and Medicaid patients for certain "designated health services" to healthcare entities in which they or any of their immediate family members have ownership interests or other financial arrangements. These types of referrals are commonly known as "self referrals." Sanctions for violating the Stark law include denial of payment for the service, civil money penalties, assessments equal to twice the dollar value of each service provided under a prohibited referral, and exclusion from Medicare and Medicaid programs. There are ownership and compensation arrangement exceptions to the self-referral prohibition. One exception allows a physician to make a referral to a hospital if the physician owns an interest in the entire hospital, as opposed to an ownership interest in a department of the hospital; the Medicare Prescription Drug, Improvement and Modernization Act of 2003 imposed an 18-month moratorium on specialty hospital physician self-referral arrangements. Another exception allows a physician to refer patients to a healthcare entity in which the physician has an ownership interest if the entity is located in a rural area, as defined in the statute. There are also exceptions for many of the customary financial arrangements between physicians and providers, including employment contracts, leases, and recruitment agreements. In January 2002 and March 2004, the federal government issued regulations which interpret some of the provisions included in the Stark law. We strive to comply with the Stark law and regulations; however, the government may interpret the law and regulations differently. If we are found to have violated the Stark law or regulations, we could be subject to significant sanctions, including damages, penalties, and exclusion from federal health care programs.

Many states in which we operate also have adopted, or are considering adopting, similar laws relating to financial relationships with physicians. Some of these state laws apply even if the payment for care does not come from the government. These statutes typically provide criminal and civil penalties as well as loss of licensure. While there is little precedent for the interpretation or enforcement of these state laws, we have attempted to structure our financial relationships with physicians and others in light of these laws. However, if we are found to have violated these state laws, it could result in the imposition of criminal and civil penalties as well as possible licensure revocation.

False Claims Act.    Another trend in healthcare litigation is the increased use of the False Claims Act, or FCA. This law makes providers liable for the knowing submission of a false claim for reimbursement by the federal government. The FCA has been used not only by the U.S. government, but also by individuals who bring an action on behalf of the government under the law's "qui tam" or "whistleblower" provisions and share in any recovery. When a private party brings a qui tam action under the FCA, it files with the court under seal, and the defendant will generally not be aware of the lawsuit until the government makes a determination whether it will intervene and take a lead in the litigation.

Civil liability under the FCA can be up to three times the actual damages sustained by the government plus civil penalties of up to $11,000 for each separate false claim submitted to the government. There are many potential bases for liability under the FCA. Although liability under the FCA arises when an entity knowingly submits a false claim for reimbursement, the FCA defines the term "knowingly" to include reckless disregard of the truth or falsity of the claim being submitted.

Corporate practice of medicine; fee-splitting.    Some states have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians. Some states also have adopted laws that prohibit direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician's license, civil and criminal penalties and rescission of business arrangements. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. We structure our arrangements with healthcare providers to comply with the relevant state law. However, we cannot assure you that governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of these laws. These laws may also be interpreted by the courts in a manner inconsistent with our interpretations.

Emergency Medical Treatment and Active Labor Act.    The Emergency Medical Treatment and Active Labor Act imposes requirements as to the care that must be provided to anyone who comes to facilities providing emergency medical services seeking care before they may be transferred to another facility or otherwise denied care. Sanctions for failing to fulfill these requirements include exclusion from participation in Medicare and Medicaid programs and civil money penalties. In addition, the law creates private civil remedies which enable an individual who suffers personal harm as a direct result of a violation of the law to sue the offending hospital for damages and equitable relief. A medical facility that suffers a financial loss as a direct result of another participating hospital's violation of the law also has a similar right. Although we believe that our practices are in compliance with the law, we can give no assurance that governmental officials responsible for enforcing the law or others will not assert we are in violation of these laws.

Healthcare reform.    The healthcare industry continues to attract much legislative interest and public attention. In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system. Proposals that have been considered include cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, and mandatory health insurance coverage for employees. The costs of implementing some of these proposals could be financed, in part, by reductions in payments to healthcare providers under Medicare, Medicaid, and other government programs. We cannot predict the course of future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs and the effect that any legislation, interpretation, or change may have on us.

Conversion legislation.    Many states, including some where we have hospitals and others where we may in the future acquire hospitals, have adopted legislation regarding the sale or other disposition of hospitals operated by not-for-profit entities. In other states that do not have specific legislation, the attorneys general have demonstrated an interest in these transactions under their general obligations to protect charitable assets from waste. These legislative and administrative efforts primarily focus on the appropriate valuation of the assets divested and the use of the proceeds of the sale by the not-for-profit seller. While these review and, in some instances, approval processes can add additional time to the closing of a hospital acquisition, we have not had any significant difficulties or delays in completing the process. There can be no assurance, however, that future actions on the state level will not seriously delay or even prevent our ability to acquire hospitals. If these activities are widespread, they could limit our ability to acquire additional hospitals.

Certificates of need.    The construction of new facilities, the acquisition of existing facilities and the addition of new services at our facilities may be subject to state laws that require prior approval by state regulatory agencies. These certificate of need laws generally require that a state agency determine the public need for and give approval prior to the construction or acquisition of facilities or the addition of new services. We operate 41 hospitals in 13 states that have adopted certificate of need laws for acute care facilities. If we fail to obtain necessary state approval, we will not be able to expand our facilities, complete acquisitions or add new services in these states. Violation of these state laws may result in the imposition of civil sanctions or the revocation of a hospital's licenses.

Privacy and Security Requirements of HIPAA.    The Administrative Simplification Provisions of HIPAA require the use of uniform electronic data transmission standards for healthcare claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the healthcare industry. On August 17, 2000, CMS published final regulations establishing electronic data transmission standards that all healthcare providers must use when submitting or receiving specified healthcare transactions electronically. We achieved compliance with these regulations in October 2003. CMS granted waivers in October to provide insurance payors additional time to comply with these standards. We monitor each payor transition proactively to resolve any issues that may arise. We have established a sub-committee of our Management Compliance Committee to address our compliance with these regulations.

The Administrative Simplification Provisions also require CMS to adopt standards to protect the security and privacy of health-related information. These privacy regulations became effective April 14, 2001 but compliance with these regulations was not required until April 2003. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information. If we violate these regulations, we could be subject to monetary fines and penalties, criminal sanctions and civil causes of action. We have implemented and operate continuing employee education programs to reinforce operational compliance with policy and procedures which adhere to privacy regulations. Controls have been established that safeguard access to protected information.

Payment

Medicare.    Under the Medicare program, we are paid for inpatient and outpatient services performed by our hospitals.

Payments for inpatient acute services are generally made pursuant to a prospective payment system, commonly known as "PPS." Under PPS, our hospitals are paid a prospectively determined amount for each hospital discharge based on the patient's diagnosis. Specifically, each discharge is assigned to a diagnosis-related group, commonly known as a "DRG," based upon the patient's condition and treatment during the relevant inpatient stay. Each DRG is assigned a payment rate that is prospectively set using national average costs per case for treating a patient for a particular diagnosis. DRG payments do not consider the actual costs incurred by a hospital in providing a particular inpatient service. However, DRG payments are adjusted by a predetermined geographic adjustment factor assigned to the geographic area in which the hospital is located. While a hospital generally does not receive payment in addition to a DRG payment, hospitals may qualify for an "outlier" payment when the relevant patient's treatment costs are extraordinarily high and exceed a specified threshold.

In addition, hospitals may qualify for Medicare disproportionate share payments when their percentage of low income patients exceeds specified thresholds. Under the Benefits Improvement and Protection Act of 2000, a majority of our hospitals qualify to receive Medicare disproportionate share payments. For the majority of our hospitals that qualify to receive Medicare disproportionate share payments, these payments are increased by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 effective April 1, 2004.

The DRG rates are adjusted by an update factor each federal fiscal year, which begins on October 1 of the previous year. The index used to adjust the DRG rates, known as the "market basket index," gives consideration to the inflation experienced by hospitals in purchasing goods and services. For several years, however, the percentage increases in the DRG payments have been lower than the projected increases in the costs of goods and services purchased by hospitals. DRG rate increases were 1.1% for federal fiscal year 1995, 1.5% for federal fiscal year 1996, 2.0% for federal fiscal year 1997, 0.0% for federal fiscal year 1998, 0.5% for federal fiscal year 1999, and 1.1% for federal fiscal year 2000. Under the Benefits Improvement and Protection Act of 2000, the DRG rate increased by 3.4% for federal fiscal year 2001, 2.75% for federal fiscal year 2002, 2.95% for federal fiscal year 2003, 3.4% for federal fiscal year 2004 and 3.3% for federal fiscal year 2005. Under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, DRG payment rates are to be increased by the full "market basket index" for federal fiscal years 2006, 2007 and 2008, unless patient quality data is not submitted to the Secretary of Health and Human Services, wherein a 0.4% reduction to the "market basket index" will then be imposed. Future legislation may decrease the rate of increase for DRG payments, but we are not able to predict the amount of any reduction or the effect that any reduction will have on us.

Outpatient services were traditionally paid at the lower of customary charges or on a reasonable cost basis. The Balanced Budget Act of 1997 established a PPS for outpatient hospital services that commenced on August 1, 2000. The Balanced Budget Refinement Act of 1999 eliminated the anticipated average reduction of 5.7% for various Medicare outpatient business under the Balanced Budget Act of 1997. Under the Balanced Budget Refinement Act of 1999, non-urban hospitals with 100 beds or less are held harmless under Medicare outpatient PPS through December 31, 2003. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 extended the hold harmless provision for non-urban hospitals with 100 beds or less and for non-urban sole community hospitals with more than 100 beds through December 31, 2005. Of our 72 hospitals at December 31, 2003, 43 qualified for this relief. Losses under Medicare outpatient PPS of non-urban hospitals with greater than 100 beds and urban hospitals will be mitigated through a corridor reimbursement approach, where a percentage of losses were reimbursed through December 31, 2003. Substantially all of our remaining hospitals qualified for relief under this provision. Effective April 1, 2002, the outpatient conversion factor rate was increased by 2.3%; however, adjustments to pass-through payment amounts and other variables within the outpatient PPS resulted in an approximate 5% to 6% net reduction in outpatient PPS payments. The outpatient conversion factor rate was increased by 3.5% effective January 1, 2003; however, adjustments to other variables within the outpatient PPS resulted in an approximate 3.6% to 4.0% net increase in outpatient PPS payments. The outpatient conversion factor rate was increased by 3.4% effective January 1, 2004; however, adjustments to other variables within the outpatient PPS resulted in an approximate 4.3% to 4.7% net increase in outpatient PPS payments. The outpatient conversion factor rate was increased by 3.3% effective January 1, 2005; however, adjustments to other variables within the outpatient PPS resulted in an approximate 5.0% to 5.3% net increase in outpatient PPS payments.

Skilled nursing facilities and swing bed facilities were historically paid by Medicare on the basis of actual costs, subject to limitations. The Balanced Budget Act of 1997 established a PPS for Medicare skilled nursing facilities and mandated swing bed facilities must be incorporated into the skilled nursing facility PPS. The new skilled nursing commenced in July 1998, and was fully implemented in July 2002. The new swing bed facility PPS commenced in July 2002 and was fully implemented in June 2003. We have experienced reductions in payments for our skilled nursing services. However, the Benefits Improvement and Protection Act of 2000 required CMS to increase the current reimbursement amount for the skilled nursing facility PPS by approximately 8.0% for services furnished between April 1, 2001 and September 30, 2002. Additionally, the Benefits Improvement and Protection Act of 2000 increased the skilled nursing facility PPS payment rates by the full market basket for federal fiscal year 2001 and market basket minus 0.5% for federal fiscal years 2002 and 2003. For federal fiscal year 2004, skilled nursing facility PPS payment rates are increased by the full market basket of 3.0% coupled with a 3.26% increase to reflect the difference between the market basket forecast and the actual market basket increase from the start of the skilled nursing facility PPS in July 1998. For federal fiscal year 2005, skilled nursing facility PPS payment rates were increased by the full market basket of 2.8%.

The Balanced Budget Act of 1997 also required the Department of Health and Human Services to establish a PPS for home health services effective October 1, 2000. We have experienced reductions in payments for our home health services and a decline in home health visits due to a reduction in benefits by reason of the Balanced Budget Act of 1997. However, the Balanced

Budget Refinement Act of 1999 and the Benefits Improvement and Protection Act of 2000 delayed until October 1, 2002 a 15.0% payment limit reduction that would have otherwise applied effective October 1, 2000. Additionally, the Benefits Improvement and Protection Act of 2000 increased the home health agency PPS annual update to 2.2% for services furnished between April 1, 2001 and September 30, 2001, and for a two year period that began on April 1, 2001, increased Medicare payments by 10.0% for home health services furnished in rural areas. The home health agency PPS per episodic payment rate increased by 2.1% on October 1, 2002, however, other Benefits Improvement and Protection Act of 2000 adjustments to other variables within the home health PPS resulted in an approximate 5% net reduction in home health PPS payments on October 1, 2002. The home health agency PPS per episodic payment rate increased by 3.3% on October 1, 2003. The Medicare Prescription Drug, Improvement and Modernization Act of 2003 implemented a 0.8% reduction to the market basket increase to the home health agency PPS per episodic payment rate effective April 1, 2004 and for the federal fiscal years 2005 and 2006, and increased Medicare payments by 5% to home health services provided in rural areas from April 1, 2004 through March 31, 2005.

The Balanced Budget Act of 1997 mandated a PPS for inpatient rehabilitation hospital services. A PPS system for Medicare inpatient rehabilitation services was phased in over a two year period beginning January 1, 2002. Prior to the implementation of this prospective payment system, payments to exempt rehabilitation hospitals and units were based upon reasonable cost, subject to a cost per discharge target. These limits are updated annually by a market basket index.

Medicaid.    Most state Medicaid payments are made under a PPS or under programs which negotiate payment levels with individual hospitals. Medicaid is currently funded jointly by state and federal government. The federal government and many states are currently considering significantly reducing Medicaid funding, while at the same time expanding Medicaid benefits. Effective April 1, 2002, the federal government reduced the upper payment limits of Medicaid reimbursements made to the states. This change will adversely affect future levels of Medicaid payments received by our hospitals.

Annual cost reports.    Hospitals participating in the Medicare and some Medicaid programs, whether paid on a reasonable cost basis or under a PPS, are required to meet specified financial reporting requirements. Federal and, where applicable, state regulations require submission of annual cost reports identifying medical costs and expenses associated with the services provided by each hospital to Medicare beneficiaries and Medicaid recipients.

Annual cost reports required under the Medicare and some Medicaid programs are subject to routine governmental audits. These audits may result in adjustments to the amounts ultimately determined to be due to us under these reimbursement programs. Finalization of these audits often takes several years. Providers can appeal any final determination made in connection with an audit. Medicare inpatient outlier payments are subject to governmental audit and adjustment.

Commercial insurance.    Our hospitals provide services to individuals covered by private healthcare insurance. Private insurance carriers pay our hospitals or in some cases reimburse their policyholders based upon the hospital's established charges and the coverage provided in the insurance policy. Commercial insurers are trying to limit the costs of hospital services by negotiating discounts, including PPS, which would reduce payments by commercial insurers to our hospitals. Reductions in payments for services provided by our hospitals to individuals covered by commercial insurers could adversely affect us.

Competition

The hospital industry is highly competitive. An important part of our business strategy is to continue to acquire hospitals in non-urban markets. However, other for-profit hospital companies and not-for-profit hospital systems generally attempt to acquire the same type of hospitals as we do. In addition, some hospitals are sold through an auction process, which may result in higher purchase prices than we believe are reasonable.

In addition to the competition we face for acquisitions, we must also compete with other hospitals and healthcare providers for patients. The competition among hospitals and other healthcare providers for patients has intensified in recent years. Our hospitals are located in non-urban service areas. Most of our hospitals face no direct competition because there are no other hospitals in their primary service areas. However, these hospitals do face competition from hospitals outside of their primary service area, including hospitals in urban areas that provide more complex services. These facilities are generally located in excess of 25 miles from our facilities. Patients in our primary service areas may travel to these other hospitals for a variety of reasons, including the need for services we do not offer or physician referrals. Patients who are required to seek services from these other hospitals may subsequently shift their preferences to those hospitals for services we do provide.

Some of our hospitals operate in primary service areas where they compete with one other hospital. One of our hospitals competes with more than one other hospital in its primary service area. Some of these competing hospitals use equipment and services more specialized than those available at our hospitals. In addition, some of the hospitals that compete with us are owned by tax-supported governmental agencies or not-for-profit entities supported by endowments and charitable contributions. These hospitals can make capital expenditures without paying sales, property and income taxes. We also face competition from other specialized care providers, including outpatient surgery, orthopedic, oncology, and diagnostic centers.

The number and quality of the physicians on a hospital's staff is an important factor in a hospital's competitive advantage. Physicians decide whether a patient is admitted to the hospital and the procedures to be performed. Admitting physicians may be on the medical staffs of other hospitals in addition to those of our hospitals. We attempt to attract our physicians' patients to our hospitals by offering quality services and facilities, convenient locations, and state-of-the-art equipment.

Compliance Program

Our compliance program.    We take an operations team approach to compliance and utilize corporate experts for program design efforts and facility leaders for employee-level implementation. Compliance is another area that demonstrates our utilization of standardization and centralization techniques and initiatives which yield efficiencies and consistency throughout our facilities. We recognize that our compliance with applicable laws and regulations depends on individual employee actions as well as company operations. Our approach focuses on integrating compliance responsibilities with operational functions. This approach is intended to reinforce our company-wide commitment to operate strictly in accordance with the laws and regulations that govern our business.

Our company-wide compliance program has been in place since 1997. Currently, the program's elements include leadership, management and oversight at the highest levels, a code of conduct, risk area specific policies and procedures, employee education and training, an internal system for reporting concerns, auditing and monitoring programs, and a means for enforcing the program's policies.

Since its initial adoption, the compliance program continues to be expanded and developed to meet the industry's expectations and our needs. Specific written policies, procedures, training and educational materials and programs, as well as auditing and monitoring activities have been prepared and implemented to address the functional and operational aspects of our business. Included within these functional areas are materials and activities for business sub-units, including laboratory, radiology, pharmacy, emergency, surgery, observation, home health, skilled nursing, and clinics. Specific areas identified through regulatory interpretation and enforcement activities have also been addressed in our program. Claims preparation and submission, including coding, billing, and cost reports, comprise the bulk of these areas. Financial arrangements with physicians and other referral sources, including anti-kickback and Stark laws, emergency department treatment and transfer requirements, and other patient disposition issues are also the focus of policy and training, standardized documentation requirements, and review and audit. A recent focus of the program is the interpretation and implementation of the new HIPAA standards for privacy and security. As required by the Sarbanes-Oxley Act of 2002, we have also focused on the integrity and duties of the personnel involved in financial recordkeeping, financial reporting and asset management.

Inpatient coding compliance issue.    In August 1997, during a routine internal audit at one of our facilities, we discovered inaccuracies in the DRG coding for some of our inpatient medical records. These inaccuracies, which involved inpatient coding practices that resulted in overpayments for certain services we offered had been put in place prior to the time we acquired our operating company in 1996. As a result of our voluntary disclosure of coding problems to the Office of Inspector General of the U.S. Department of Health and Human Services, we entered into a settlement agreement with these federal government agencies and the applicable state Medicaid programs in May 2000. On October 6, 2003, we received notice from the Office of Inspector General that our obligations under the Corporate Compliance Agreement entered into in 2000 as part of that settlement agreement had been completed. We will continue to maintain, develop and enhance our system-wide compliance program.

Code of Conduct—Sarbanes-Oxley Act of 2002.    In December 2003, we revised our Code of Conduct which applies to all directors, officers, employees and consultants, and our confidential disclosure program to enhance the statement of ethical responsibility expected of our employees and business associates who work in the accounting, financial reporting, and asset management areas of our Company. Our Code of Conduct is posted on our website, www.chs.net.

Professional liability

As part of our business of owning and operating hospitals, we are subject to legal actions alleging liability on our part. To cover claims arising out of the operations of hospitals, we generally maintain professional malpractice liability insurance and general liability insurance on a claims made basis in amounts and with deductibles that we believe to be sufficient for our operations. We also maintain umbrella liability coverage covering claims which, due to their nature or amount, are not covered by our insurance policies. We cannot assure you that professional liability insurance will cover all claims against us or continue to be available at reasonable costs for us to maintain adequate levels of insurance. For a further discussion of our insurance coverage, see "—Critical accounting policies."

Environmental matters

We are subject to various federal, state, and local laws and regulations governing the use, discharge, and disposal of hazardous materials, including medical waste products. Compliance with these laws and regulations is not expected to have a material adverse effect on us. It is possible, however, that environmental issues may arise in the future which we cannot now predict.

We are insured for damages of personal property or environmental injury arising out of environmental impairment of both underground and above ground storage tanks. This policy also pays for the clean up resulting from storage tanks. Our policy coverage is $1 million per occurrence with a $10,000 deductible and a $3 million annual aggregate.

Properties

Our hospitals are general care hospitals offering a wide range of inpatient and outpatient medical services. These services generally include internal medicine, general surgery, cardiology, oncology, orthopedics, OB/GYN, diagnostic and emergency room services, outpatient surgery, laboratory, radiology, respiratory therapy, physical therapy, and rehabilitation services. Six of our hospitals include subsidiaries which have minority interest ownership positions. In addition, some of our hospitals provide skilled nursing and home health services based on individual community needs.

For each of our hospitals, the following table shows its location, the date of its acquisition or lease inception and the number of licensed beds as of December 31, 2004:

Hospital	City	Licensed Beds(1)	Date of Acquisition/Lease Inception	Ownership Type

Alabama
Woodland Community Hospital	Cullman	100	October, 1994	Owned
Parkway Medical Center Hospital	Decatur	108	October, 1994	Owned
L.V. Stabler Memorial Hospital	Greenville	72	October, 1994	Owned
Hartselle Medical Center	Hartselle	150	October, 1994	Owned
Edge Regional Hospital	Troy	97	December, 1994	Owned
Lakeview Community Hospital	Eufaula	74	April, 2000	Owned
South Baldwin Regional Center	Foley	82	June, 2000	Leased
Arizona
Payson Regional Medical Center	Payson	44	August, 1997	Leased
Western Arizona Regional	Bullhead City	115	July, 2000	Owned
Arkansas
Harris Hospital	Newport	133	October, 1994	Owned
Helena Regional Medical Center	Helena	155	March, 2002	Leased
California
Barstow Community Hospital	Barstow	56	January, 1993	Leased
Fallbrook Hospital	Fallbrook	47	November, 1998	Operated(2)
Watsonville Community Hospital	Watsonville	106	September, 1998	Owned

Florida
Lake Wales Medical Center	Lake Wales	154	December, 2002	Owned
North Okaloosa Medical Center	Crestview	110	March, 1996	Owned
Georgia
Fannin Regional Hospital	Blue Ridge	34	January, 1986	Owned
Illinois
Crossroads Community Hospital	Mt. Vernon	55	October, 1994	Owned
Gateway Regional Medical Center	Granite City	396	January, 2002	Owned
Heartland Regional Medical Center	Marion	92	October, 1996	Owned
Red Bud Regional Hospital	Red Bud	75	September, 2001	Owned
Galesburg Cottage Hospital	Galesburg	170	July, 2004	Owned
Kentucky
Parkway Regional Hospital	Fulton	70	May, 1992	Owned
Three Rivers Medical Center	Louisa	90	May, 1993	Owned
Kentucky River Medical Center	Jackson	55	August, 1995	Leased
Louisiana
Byrd Regional Hospital	Leesville	60	October, 1994	Owned
River West Medical Center	Plaquemine	80	August, 1996	Leased
Mississippi
The King's Daughters Hospital	Greenville	137	September, 1999	Owned
Missouri
Moberly Regional Medical Center	Moberly	103	November, 1993	Owned
Northeast Regional Medical Center	Kirksville	109	December, 2000	Leased
New Jersey
The Memorial Hospital of Salem County	Salem	140	September, 2002	Owned
New Mexico
Mimbres Memorial Hospital	Deming	49	March, 1996	Owned
Eastern New Mexico Medical Center	Roswell	162	April, 1998	Owned
Alta Vista Regional Hospital	Las Vegas	54	(3)	Owned
North Carolina
Martin General Hospital	Williamston	49	November, 1998	Leased
Pennsylvania
Berwick Hospital	Berwick	101	March, 1999	Owned
Brandywine Hospital	Coatesville	168	June, 2001	Owned
Jennersville Regional Hospital	West Grove	59	October, 2001	Owned
Easton Hospital	Easton	369	October, 2001	Owned
Lock Haven Hospital	Lock Haven	84	August, 2002	Owned
Pottstown Memorial Medical Center	Pottstown	222	July, 2003	Owned
Phoenixville Medical Center	Phoenixville	143	August, 2004	Owned
South Carolina
Marlboro Park Hospital	Bennettsville	102	August, 1996	Leased
Chesterfield General Hospital	Cheraw	59	August, 1996	Leased
Springs Memorial Hospital	Lancaster	194	November, 1994	Owned

Tennessee
Lakeway Regional Hospital	Morristown	135		May, 1993	Owned
Scott County Hospital	Oneida	99		November, 1989	Leased(4)
Cleveland Community Hospital	Cleveland	100		October, 1994	Owned
White County Community Hospital	Sparta	60		October, 1994	Owned
Regional Hospital Of Jackson	Jackson	154		January, 2003	Owned
Dyersburg Regional Medical Center	Dyersburg	225		January, 2003	Owned
Haywood Park Community Hospital	Brownsville	62		January, 2003	Owned
Henderson County Community Hospital	Lexington	45		January, 2003	Owned
McKenzie Regional Hospital	McKenzie	45		January, 2003	Owned
McNairy Regional Hospital	Selmer	45		January, 2003	Owned
Volunteer Community Hospital	Martin	100		January, 2003	Owned
Texas
Big Bend Regional Medical Center	Alpine	40		October, 1999	Owned
Cleveland Regional Medical Center	Cleveland	107		August, 1996	Leased
Highland Medical Center	Lubbock	123		September, 1986	Owned
Scenic Mountain Medical Center	Big Spring	150		October, 1994	Owned
Hill Regional Hospital	Hillsboro	92		October, 1994	Owned
Lake Granbury Medical Center	Granbury	56		January, 1997	Leased
South Texas Regional Medical Center	Jourdanton	67		November, 2001	Owned
Laredo Medical Center	Laredo	326		October, 2003	Owned
Northeast Medical Center	Bonham	75		August, 1996	Owned
Utah
Mountain West Medical Center	Tooele	35		October, 2000	Owned
Virginia
Southern Virginia Regional Medical Center	Emporia	80		March, 1999	Owned
Russell County Medical Center	Lebanon	78		September, 1986	Owned
Southampton Memorial Hospital	Franklin	105		March, 2000	Owned
Southside Regional Medical Center	Petersburg	408		August, 2003	Leased
West Virginia
Plateau Medical Center	Oak Hill	25		July, 2002	Owned
Wyoming
Evanston Regional Hospital	Evanston	42		November, 1999	Owned

Total Licensed Beds at December 31, 2004		7,963	(5)

(1)   Licensed beds are the number of beds for which the appropriate state agency licenses a facility regardless of whether the beds are actually available for patient use.

(2)   We operate this hospital under a lease-leaseback and operating agreement. We recognize all operating statistics, revenue and expenses associated with this hospital in our consolidated financial statements.

(3)   Northeastern Regional Hospital, the original facility leased in April 2000, was replaced by a new, owned hospital in May 2004.

(4)   The Scott County Hospital lease terminated on January 31, 2005.

(5)   The reference to total licensed beds at December 31, 2004, includes one hospital designated as being held for sale.

The above table excludes two hospitals located in Plymouth, North Carolina and Anna, Illinois for which we receive fees for management services and operate in close proximity to other hospitals we own.

Employees

At September 30, 2004, we employed approximately 20,500 full time employees and 10,200 part-time employees. Of these employees, approximately 1,700 are union members. In August 2003, 325 members of a nurses' union at our facility in Easton, Pennsylvania went on strike. This strike was settled in September 2003. We believe that our labor relations are good.

Legal proceedings

From time to time, we receive various inquiries or subpoenas from state regulators, fiscal intermediaries, the Centers for Medicare and Medicaid Services and the Department of Justice regarding various Medicare and Medicaid issues. In addition, we are subject to other claims and lawsuits arising in the ordinary course of our business. We are not aware of any pending or threatened litigation that is not covered by insurance policies or reserved for in our financial statements or which we believe would have a material adverse impact on us.

In May 1999, we were served with a complaint in U.S. ex rel. Bledsoe v Community Health Systems, Inc., subsequently moved to the Middle District of Tennessee, Case No. 2-00-0083. This qui tam action sought treble damages and penalties under the False Claims Act against us. The Department of Justice did not intervene in this action. The allegations in the amended complaint were extremely general, but involved Medicare billing at our White County Community Hospital in Sparta, Tennessee. By order entered on September 19, 2001, the U.S. District Court granted our motion for judgment on the pleadings and dismissed the case, with prejudice.

The relator appealed the district court's ruling to the U.S. Court of Appeals for the Sixth Circuit. On September 10, 2003, the Sixth Circuit Court of Appeals rendered its decision in this case, affirming in part and reversing in part the District Court's decision to dismiss the case with prejudice. The Court affirmed the lower court's dismissal of certain of plaintiff's claims on the grounds that his allegations had been previously publicly disclosed. In addition, the appeals court agreed that, as to all other allegations, the relator had failed to include enough information to meet the special pleading requirements for fraud under the False Claims Act and the Federal Rules of Civil Procedure. However, the Court returned the case to the District Court to allow the relator another opportunity to amend his complaint in an attempt to plead his fraud allegations with particularity.

In May 2004, the relator in U.S. ex rel. Bledsoe v Community Health Systems, Inc. filed an amended complaint alleging fraud involving Medicare billing at White County Community Hospital. We have renewed our motion to dismiss these allegations and will continue to vigorously defend this case.

On July 12, 2004, the U.S. District Court for the Central District of California unsealed a qui tam complaint against the Company, U.S. ex rel. Desert Valley Charitable Foundation v Community Health Systems, CV 03-04610. This complaint alleged that, in connection with Barstow Community Hospital, we submitted false claims that violate the Medicare rules and regulations, but provided no additional detail concerning the nature of its allegations. The Government declined to intervene in relator's lawsuit and the court granted our motion to dismiss on November 24, 2004. The relator filed an amended complaint which alleged improper billing of routine supplies, certain respiratory services, and imaging services allegedly resulting in unbundling, double and excessive charges, and billing for services never provided. We believe that this is baseless litigation arising from an existing commercial dispute with an affiliate of the relator, and we are vigorously defending this lawsuit.

In August 2004, we were served a complaint in Arleana Lawrence and Robert Hollins v Lakeview Community Hospital and Community Health Systems, Inc. in the Circuit Court of Barbour County, Alabama (Eufaula Division). This alleged class action was brought by the plaintiffs on behalf of themselves and as the representatives of similarly situated uninsured individuals who were treated at our Lakeview Hospital or any of our other Alabama hospitals. The plaintiffs allege that uninsured patients who do not qualify for Medicaid, Medicare or charity care are charged unreasonably high rates for services and materials and that we use unconscionable methods to collect bills. The plaintiffs seek restitution of overpayment, compensatory and other allowable damages and injunctive relief. We intend to vigorously defend this case.

In September 2004, we were served with a complaint in James Monroe v Pottstown Memorial Hospital and Community Health Systems, Inc. in the Court of Common Pleas, Montgomery County, Pennsylvania. This alleged class action was brought by the plaintiff on behalf of himself and as the representative of similarly situated uninsured individuals who were treated at our Pottstown Memorial Hospital or any of our other Pennsylvania hospitals. The plaintiff alleges that uninsured patients who do not qualify for Medicaid, Medicare or charity care are charged unreasonably high rates for services and materials and that we use unconscionable methods to collect bills. The plaintiff seeks recovery under the Pennsylvania Unfair Trade Practices and Consumer Protection Law, restitution of overpayment, compensatory and other allowable damages and injunctive relief. We intend to vigorously defend this case.

On December 1, 2004, an article was published in an Illinois newspaper stating that five people filed a class action lawsuit against Gateway Regional Medical Center, one of our hospitals, claiming that it charged uninsured and underinsured patients more than fully insured patients. We have not yet been served with a complaint. If served, we intend to vigorously defend this case.

Management

Board of directors

The following lists our executive officers and the members of our Board of Directors. Class I terms expire at the annual meeting of stockholders in 2007, Class II terms expire at the annual meeting of stockholders in 2005, and Class III terms expire at the annual meeting of stockholders in 2006.

In light of the fact that affiliates of Forstmann Little & Co. no longer own any shares of our common stock, J. Anthony Forstmann, Theodore J. Forstmann, Sandra J. Horbach and Thomas H. Lister (all of whom are affiliated with Forstmann Little & Co.) have submitted to us resignations from our board of directors effective December 13, 2004. Our Board of Directors has decided not to fill the vacancies resulting from these resignations.

Name	Age	Position

Wayne T. Smith	59	Chairman, President and Chief Executive Officer and Director (Class III)
W. Larry Cash	56	Executive Vice President, Chief Financial Officer and Director (Class I)
David L. Miller	56	Senior Vice President-Group Operations
Gary D. Newsome	47	Senior Vice President-Group Operations
Michael T. Portacci	46	Senior Vice President-Group Operations
William S. Hussey	56	Senior Vice President-Group Operations
Martin G. Schweinhart	50	Senior Vice President-Operations
Rachel A. Seifert	45	Senior Vice President, Secretary and General Counsel
T. Mark Buford	51	Vice President and Corporate Controller
John A. Clerico	63	Director (Class III)
Dale F. Frey	72	Director (Class II)
John A. Fry	44	Director (Class II)
Harvey Klein, M.D.	67	Director (Class I)
Julia B. North	57	Director (Class III)
H. Mitchell Watson, Jr.	67	Director (Class I)

Wayne T. Smith is our President and Chief Executive Officer. Mr. Smith joined us in January 1997 as President. In April 1997, we also named him our Chief Executive Officer and a member of the Board of Directors. In February 2001, he was elected Chairman of our Board of Directors. Prior to joining us, Mr. Smith spent 23 years at Humana Inc., most recently as President and Chief Operating Officer, and as a director, from 1993 to mid-1996. He is also a director of Almost Family and Praxair, Inc.

W. Larry Cash serves as the Executive Vice President and Chief Financial Officer. Prior to joining Community Health Systems, he served as Vice President and Group Chief Financial Officer of Columbia/HCA Healthcare Corporation from September 1996 to August 1997. Prior to Columbia/HCA, Mr. Cash spent 23 years at Humana Inc., most recently as Senior Vice President of Finance and Operations from 1993 to 1996. He is also a director of Cross Country, Inc.

David L. Miller serves as Senior Vice President-Group Operations. Mr. Miller joined us in November 1997 as a Group Vice President, and presently manages hospitals in Alabama, Florida, Louisiana, North Carolina, South Carolina, Virginia, and West Virginia. Prior to joining us, he served as a Divisional Vice President for Health Management Associates, Inc. from January 1996 to October 1997. From July 1994 to December 1995, Mr. Miller was the Chief

Executive Officer of the Lake Norman Regional Medical Center in Mooresville, North Carolina, which is owned by Health Management Associates, Inc.

Gary D. Newsome serves as Senior Vice President—Group Operations. Mr. Newsome joined us in February 1998 as Group Vice President, and presently manages hospitals in Illinois, Kentucky, New Jersey and Pennsylvania. Prior to joining us, he was a Divisional Vice President of Health Management Associates, Inc. From January 1995 to January 1996, Mr. Newsome served as Assistant Vice President/Operations and Group Operations Vice President responsible for facilities of Health Management Associates, Inc., in Oklahoma, Arkansas, Kentucky and West Virginia.

Michael T. Portacci serves as Senior Vice President—Group Operations. Mr. Portacci joined us in 1987 as a hospital administrator and became a Group Director in 1991. In 1994, he became Group Vice President, and presently manages facilities in Arizona, California, Missouri, New Mexico, Texas, Utah and Wyoming.

William S. Hussey serves as Senior Vice President—Group Operations. Mr. Hussey joined us in June 2001 as a Group Assistant Vice President. In January 2003, he was promoted to Group Vice President to manage our acquisition of seven hospitals in West Tennessee, and in January 2004, he was promoted to Group Senior Vice President and assumed responsibility for additional facilities. Mr. Hussey presently manages facilities in Arkansas, Georgia, Kentucky, Mississippi and Tennessee. Prior to joining us, he served as President and CEO for Gulfside Medical Development in Ft. Myers, Florida, from 1998 to 2001. From 1992 to 1997, Mr. Hussey served as President—Tampa Bay Division, for Columbia/HCA Healthcare Corporation.

Martin G. Schweinhart serves as Senior Vice President—Operations. Mr. Schweinhart joined us in June 1997 and has served as the Vice President—Operations. From 1994 to 1997 he served as Chief Financial Officer of the Denver and Kentucky divisional markets of Columbia/HCA Healthcare Corporation. Prior to that time he spent 18 years with Humana Inc. and Columbia/HCA in various management capacities.

Rachel A. Seifert serves as Senior Vice President, Secretary and General Counsel. She joined us in January 1998 as Vice President, Secretary and General Counsel. From 1992 to 1997, she was Associate General Counsel of Columbia/HCA Healthcare Corporation and became Vice President-Legal Operations in 1994. Prior to joining Columbia/HCA in 1992, she was in private practice in Dallas, Texas.

T. Mark Buford serves as Vice President and Corporate Controller. Mr. Buford has served as our Corporate Controller since 1986 and as Vice President since 1988.

John A. Clerico co-founded ChartMark Investments, Inc., and has served as its chairman and as a registered financial advisor since 2000. From 1992 through 2000, he served as an executive vice president and the Chief Financial Officer and a director of Praxair, Inc. From 1983 until its spin-off of Praxair, Inc. in 1992, he served as an executive officer in various financial and accounting areas of Union Carbide Corporation.

Dale F. Frey was elected as our Lead Director in February 2004. Mr. Frey currently is retired. From 1984 until 1997, Mr. Frey was the Chairman of the Board and President of General Electric Investment Corp. From 1980 until 1997, he was also Vice President of General Electric Company. Mr. Frey is also a director of The Yankee Candle Company, Inc., McLeodUSA Incorporated, Aftermarket Technology Corp., Ambassadors Group, Inc., Vantis Money Management (advisory board), and Invamed Catalyst Fund (advisory board).

John A. Fry presently serves as President of Franklin and Marshall College. From 1995-2002, he was Executive Vice President of the University of Pennsylvania.

Harvey Klein has been an Attending Physician at the New York Hospital since 1992. Dr. Klein serves as the William S. Paley Professor of Clinical Medicine at Cornell University Medical College, a position he has held since 1992. He also has been a Member of the Board of Overseers of Weill Medical College of Cornell University since 1997. Dr. Klein is a member of the American Board of Internal Medicine and American Board of Internal Medicine, Gastroenterology.

Julia B. North was appointed to our Board of Directors in December 2004. Over the course of her career, Ms. North has served in many senior executive positions, including as president of consumer services for BellSouth Telecommunications from 1994 to 1997. After leaving BellSouth Telecommunications in 1997, she served as the President and CEO of VSI Enterprises, Inc. She currently serves on the Board of Directors of Acuity Brands, Inc., MAPICS, Inc., Simtrol, Inc. and Winn-Dixie, Inc. On February 21, 2005, Winn-Dixie, Inc. filed for protection from creditors under Chapter 11 of the U.S. Bankruptcy Code.

H. Mitchell Watson, Jr. has served as the President, Sigma Group of America since 1992. From 1989 to 1992, Mr. Watson was President and Chief Executive Officer of ROLM Company. Mr. Watson is also a director and the non-executive Chairman of MAPICS, Inc., and a director and the Chairman of the Audit Committee of Praxair, Inc.

Executive compensation

The following table sets forth certain summary information with respect to compensation for the years ended December 31, 2004, 2003 and 2002, paid by us for services to those persons who were, during 2004, our Chief Executive Officer and our four other most highly paid executive officers (collectively, the "Named Executives").

	Annual Compensation				Long Term Compensation Awards
Name and Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options (#)	All Other Compensation ($)

Wayne T. Smith Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$900,000 700,000 600,000	$1,051,200 637,000 516,000		— 750,000 —	36,590 212,899 146,649	(2)
W. Larry Cash Executive Vice President and Chief Financial Officer	2004 2003 2002	$550,000 500,000 475,000	$525,250 455,000 386,175		— 500,000 —	22,834 98,764 106,964	(2)
Gary D. Newsome Senior Vice President— Group Operations	2004 2003 2002	$290,000 270,000 260,000	$283,000 245,450 238,180		— 200,000 —	10,416 60,640 42,535	(2)
David L. Miller Senior Vice President— Group Operations	2004 2003 2002	$291,000 277,000 264,000	$145,500 169,885 192,952		— 200,000 —	7,644 32,706 28,839	(2)
Michael T. Portacci Senior Vice President— Group Operations	2004 2003 2002	$286,000 277,000 260,000	$143,000 132,725 217,980		— 200,000 —	8,199 88,189 29,973	(2)

(1)   The amount of other annual compensation is not required to be reported since the aggregate amount of perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive.

(2)   Amount consists of additional long-term disability premiums for Mr. Smith of $2,250, for Mr. Cash of $2,250, for Mr. Newsome of $1,305, for Mr. Miller of $1,310, and for Mr. Portacci of $1,287; employer matching contributions to the 401(k) plan for Messrs. Smith, Cash, Newsome, Miller and Portacci of $2,734; employer matching contributions to the deferred compensation plan for Mr. Smith of $17,764, for Mr. Cash of $10,669, for Mr. Newsome of $4,540, and for Mr. Portacci of $2,650; and life insurance premiums for Mr. Smith of $13,842, for Mr. Cash of $7,181, for Mr. Newsome of $1,837, for Mr. Miller of $3,620 and for Mr. Portacci of $1,528.

Stock options

No stock options were granted during fiscal 2004 to the Named Executives.

Aggregated option exercises in fiscal 2004 and fiscal year-end values

The following table sets forth the stock option values as of December 31, 2004 for these persons:

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
					Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)
	Shares Acquired on Exercise (#)
		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Wayne T. Smith	—	—	1,250,000	500,000	16,775,000	3,790,000
W. Larry Cash	90,000	$1,341,900	776,666	333,334	10,340,128	2,526,672
Gary D. Newsome	—	—	333,475	133,334	4,516,368	1,010,672
David L. Miller	—	—	373,475	133,334	5,111,568	1,010,672
Michael T. Portacci			295,073	133,334	3,954,550	1,010,672

(1)   Sets forth values for options that represent the positive spread between the respective exercise prices of outstanding stock options based on the closing price of our common stock on the NYSE on December 31, 2004, which was $27.88 per share.

Employment arrangements

There are no written employment contracts with any of our Named Executives. The stock option agreements, provide for full and immediate vesting of options in the event of a change of control transaction (as defined under each such agreement). Under Company policy, our Named Executives are entitled to severance compensation in the event they are terminated without cause; the compensation ranges from 12 to 24 months of base salary and other supplemental benefits depending on benefit category, length of employment and reason for termination.

Supplemental executive retirement plan

Effective January 1, 2003, the Company adopted the Supplemental Executive Retirement Plan for the benefit of our officers and key employees. This plan is a non-contributory non-qualified defined benefit plan that provides for the payment of benefits from the general funds of the Company. The Compensation Committee of our Board of Directors administers this plan and all determinations and decisions made by the Compensation Committee are final, conclusive and binding upon all persons.

The plan generally provides that, when a participant retires after his or her normal retirement date (age 65) he or she will be entitled to an annual retirement benefit equal to (i) the participant's Annual Retirement Benefit, reduced by (ii) the sum of (a) the actuarial equivalent of the participant's monthly amount of Social Security old age and survivor disability insurance benefits payable to the participant commencing at his or her unreduced Social Security age, and (b) the annuity which is the actuarial equivalent of the amount contributed to the deferred compensation plan pursuant to the Benefit Exchange Agreement, increased by 7% per year commencing January 1, 2003. (The Named Executives each entered into a Benefit Exchange Agreement with the Company which provided that, in exchange for the executive's interest in a split-dollar insurance policy, the Company would contribute certain specified amounts to the executive's account under the deferred compensation plan. These amounts are reflected in the Summary Compensation Table and described in footnote (2) thereunder.)

For this purpose the "Annual Retirement Benefit" means an amount equal to the sum of the participant's compensation for the highest three years out of the last five full years of service preceding the participant's termination of employment, divided by three, then multiplied by the lesser of 50% or a percentage equal to 2% multiplied by the participant's years of service. In March 2004, our Compensation Committee increased the benefits to be paid to Mr. Smith and Mr. Cash by crediting them with two years of service for each year of actual service under the plan. Benefits are generally payable over the lifetime of the participant, but may be paid in an alternative form if requested by the participant.

In the event of a change in control, all participants who have been credited with five or more years of service will be credited with an additional three years of service. In addition, the benefit of any such participant will become fully vested and be paid out as soon as administratively feasible in a single lump sum payment. Upon such payment to all participants, the plan will terminate.

The following table shows estimated annual supplemental retirement benefits payable under our Supplemental Executive Retirement plan at normal retirement date.

Estimated SERP maximum annual benefit at age 65
for years of service indicated(1)

Compensation(2)	10 Years	15 Years	20 Years	25 Years

$ 100,000	$20,000	$30,000	$40,000	$50,000
200,000	40,000	60,000	80,000	100,000
300,000	60,000	90,000	120,000	150,000
400,000	80,000	120,000	160,000	200,000
500,000	100,000	150,000	200,000	250,000
600,000	120,000	180,000	240,000	300,000
700,000	140,000	210,000	280,000	350,000
800,000	160,000	240,000	320,000	400,000
900,000	180,000	270,000	360,000	450,000
1,000,000	200,000	300,000	400,000	500,000
1,100,000	220,000	330,000	440,000	550,000
1,200,000	240,000	360,000	480,000	600,000
1,300,000	260,000	390,000	520,000	650,000
1,400,000	280,000	420,000	560,000	700,000
1,500,000	300,000	450,000	600,000	750,000
1,600,000	320,000	480,000	640,000	800,000
1,700,000	340,000	510,000	680,000	850,000
1,800,000	360,000	540,000	720,000	900,000
1,900,000	380,000	570,000	760,000	950,000
2,000,000	400,000	600,000	800,000	1,000,000
2,100,000	420,000	630,000	840,000	1,050,000
2,200,000	440,000	660,000	880,000	1,100,000

(1)   The benefits listed are the total target benefit and are subject to reduction for certain amounts contributed to the deferred compensation plan and Social Security benefits.

(2)   Defined as salary plus bonus as set forth in the Summary Compensation Table.

As of December 31, 2004, the estimated credited years of service for the individuals named in the Summary Compensation Table were as follows: Mr. Smith, 16 years; Mr. Cash, 14 years; Mr. Newsome, 7 years; Mr. Miller, 7 years and Mr. Portacci, 8 years.

Related party transactions

We employ Brad Cash, son of W. Larry Cash. In 2004, Brad received compensation of $140,901 which includes compensation of $11,541 incurred from the exercise of stock options, while serving as chief financial officer of one of our hospitals.

We have used the services of McLeodUSA Incorporated, a company of which affiliates of Forstmann Little & Co. beneficially owned 57% of the outstanding equity as of December 31, 2004 and which Theodore J. Forstmann, Dale F. Frey and Thomas H. Lister serve as directors. We paid McLeodUSA $215,538 in 2004 for telecommunications services.

Forstmann Little & Co., as manager of Forstmann Little partnerships, incurred business expenses that we reimbursed to them, principally for travel and public relations services on our behalf. We paid Forstmann Little & Co. $38,380 in 2004 as reimbursement for these expenses. Affiliates of Forstmann Little & Co. no longer own any shares of our common stock and no longer serve on our board of directors.

In September 2004, affiliates of Forstmann Little & Co. sold 23,134,738 shares of our common stock in a public secondary offering. Subsequently we purchased from Citigroup Global Markets Inc., underwriter for the offering, 12,000,000 of the shares sold for an aggregate purchase price of $290.52 million, or $24.21 per share. We borrowed approximately $260 million under the revolving tranche of our senior secured credit facility to pay a portion of the purchase price for the shares.

We believe each of the transactions or financial relationships above were on terms as favorable as could have been obtained from unrelated third parties.

During 2004, we made a contribution of $25,000 to Huggy Bears, a charitable organization of whose board Theodore J. Forstmann is a member. At that time, Theodore J. Forstmann was one of our directors but has since resigned.

There were no loans outstanding during 2004 from us to any of our directors, nominees for director, executive officer, or any beneficial owner of 10% or more of our equity securities, or any family member of any of the foregoing.

Description of other indebtedness

Senior secured credit facility

On August 19, 2004, we entered into a $1.625 billion senior secured credit facility with CHS/Community Health Systems, Inc., as borrower, us as parent, JPMorgan Chase Bank, as Administrative Agent, Wachovia Bank, National Association, as syndication agent, Bank of America, N.A., as documentation agent and J.P. Morgan Securities Inc. and Banc of America Securities LLC, as joint lead arrangers and joint bookrunners, and the other lenders parties thereto.

This new facility replaced our previous senior secured credit facility and consists of a $1.2 billion term loan with a final maturity in 2011 (as opposed to 2010 under the previous facility) and a $425 million revolving tranche that matures in 2009. We may elect from time to time an interest rate per annum for the borrowings under the term loan and revolving credit facility, equal to (a) an alternate base rate, which will be equal to the greatest of (i) the prime rate and (ii) the Federal Funds effective rate, plus 50 basis points, plus (1) 75 basis points for the term loan and (2) the Applicable Margin for revolving credit loans or (b) the Eurodollar Rate plus (1) 175 basis points for the term loan and (2) the Applicable Margin for Eurodollar revolving credit loans. The Applicable Margin varies depending on the ratio of our total indebtedness to annualized consolidated EBITDA, ranging from 0.25% to 1.25% for alternate base rate loans and from 1.25% to 2.25% for Eurodollar loans. We also pay a commitment fee for the daily average unused commitments under the revolving tranche of the senior secured credit facility. The commitment fee is based on a pricing grid depending on the Applicable Margin for Eurodollar revolving credit loans and ranges from 0.250% to 0.500%. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving senior secured credit commitments. In addition, we will pay fees for each letter of credit issued under the senior secured credit facility. The purpose of the facility was to refinance our previous credit agreement, repay other indebtedness, and fund general corporate purposes including to declare and pay cash dividends or make other distributions, subject to certain restrictions.

In September 2004, we borrowed approximately $260 million under the revolving credit facility to pay a portion of the $290.52 million purchase price for the 12,000,000 shares of our common stock at a price of $24.21 per share that we purchased from Citigroup Global Markets Inc. as underwriter in a public secondary offering by affiliates of Forstmann Little & Co. By September 30, 2004, we repaid approximately $20 million under the revolving credit facility with cash on hand and, in December 2004, repaid all outstanding amounts under the revolving credit facility with proceeds from the sale of the outstanding notes. As of December 31, 2004, our availability for additional borrowings under the revolving tranche of our senior secured credit facility was $425 million of which $21 million was set aside for outstanding letters of credit.

We also have the ability to amend the senior secured credit facility to provide for one or more incremental tranches of term loans in an aggregate principal amount of up to $400 million. The terms of any amendment are subject to negotiation among us, the Lenders providing the additional incremental term loans and the Administrative Agent, provided that (i) the Eurodollar Loan margin included in the interest rate shall not be greater than 2.25%, (ii) the maturity date shall not be earlier than 6 months after the maturity date of the term loan, and (iii) no default or event of default is continuing at the time of the amendment.

As of September 30, 2004, our weighted average interest rate under the senior secured credit facility was 4.0%.

The terms of the senior secured credit facility include various restrictive covenants. These covenants include restrictions on additional indebtedness, liens, investments, asset sales, acquisitions, capital expenditures, sale and leasebacks, contingent obligations, transactions with affiliates, dividends and stock repurchases, and fundamental changes. The covenants also require maintenance of various ratios regarding consolidated total indebtedness, consolidated interest, and fixed charges.

The senior secured credit facility contains various events of default customary for agreements of this type, including failure to pay principal and interest when due, breach of covenants, bankruptcy or insolvency, default in payment of principal of or interest on any other indebtedness in excess of $25 million when due, the occurrence of specified ERISA events, entry of enforceable judgments not stayed in excess of $25 million and the occurrence of a change of control, as defined. If an event of default occurs, all of our obligations under the senior secured credit facility could be accelerated by the required lenders. In the case of bankruptcy or insolvency, acceleration of our obligations under the senior secured credit facility is automatic.

Our obligations under the senior secured credit facility are secured by a first priority pledge of the shares of CHS/Community Health Systems, Inc. and by a pledge of 100% of the shares of certain of our subsidiaries and up to 65% of any foreign subsidiaries and all intercompany indebtedness.

Community Health Systems, Inc. and each of our subsidiaries with some exceptions guarantee our obligations under the senior secured credit facility.

On December 16, 2004, we amended our senior secured credit facility to:

  •
  facilitate the offering of the notes by allowing in the future certain of our subsidiaries to guarantee the notes,

  •
  permit the net proceeds from the offering of the outstanding notes to be applied to repay borrowings under the revolving tranche of our senior secured credit facility, with any remaining proceeds being used to repay the term tranche of our senior secured credit facility,

  •
  increase the permitted ratio of consolidated total indebtedness to annualized consolidated EBITDA,

  •
  increase the amount of permitted indebtedness,

  •
  increase the amount of permitted investments,

  •
  increase the amounts of permitted capital expenditures,

  •
  refresh the permitted amount of dividends and stock repurchases, and

  •
  provide additional flexibility for acquisitions and joint ventures.

Convertible notes

On October 15, 2001, we sold $287.5 million aggregate principal amount of 4.25% convertible notes for face value. The notes mature on October 15, 2008 unless converted or redeemed earlier. Interest on the notes is payable semi-annually on April 15 and October 15 of each year. The notes are convertible, at the option of the holder, into shares of our common stock at any time before the maturity date, unless we have previously redeemed or repurchased the notes, at a conversion rate of 29.8507 shares of common stock per $1,000 principal amount of notes representing a conversion price of $33.50. The conversion rate is subject to anti-dilution adjustment in some events.

Prior to October 15, 2005, if the price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in the consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption, we have the right at any time to redeem some or all of the notes at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date. In this case, we must make an additional "make whole" payment in cash or at our option, common stock or a combination of cash and common stock equal to $170 per $1,000 principal amount of notes, minus the amount of any interest actually paid or accrued and unpaid on each $1,000 principal amount of redeemed notes prior to the date we redeem the notes.

On or after October 15, 2005, we have the right to redeem the notes, in whole or from time to time in part, at redemption prices, expressed as a percentage of the principal amount, together with accrued and unpaid interest to the redemption date, as follows for the 12-month period beginning on:

October 15, 2005	101.821%
October 15, 2006	101.214%
October 15, 2007	100.607%
Thereafter	100.000%

Tax-exempt bonds

Tax-exempt bonds bore interest at floating rates, which averaged 1.08% during 2003 and 1.44% during 2002. As of December 31, 2004, we have an aggregate of $8 million outstanding in tax-exempt bonds.

Other debt

Our other debt consists primarily of an industrial revenue bond and other obligations maturing in various installments through 2014.

The exchange offer

Purpose of the exchange offer

In connection with the sale of the outstanding notes on December 16, 2004, we entered into a registration rights agreement with the initial purchasers of the outstanding notes, which requires us to:

  •
  use our reasonable best efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange the outstanding notes for an issue of SEC-registered notes with terms identical to the outstanding notes except that the exchange notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below;

  •
  offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for the exchange notes; and

  •
  use our reasonable best efforts to complete the exchange offer not later than 30 days after the exchange offer registration statement becomes effective; and

  •
  if obligated to file a shelf registration statement, use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes.

If the exchange offer is not completed or, if required, the shelf registration statement is not declared effective on or before the date that is 210 days after the closing date, the annual interest rate borne by the notes will be increased by (i) 0.25% per annum for the first 90-day period immediately following the date that is 210 days after the closing date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the exchange offer is completed, the shelf registration statement is declared effective or the notes become freely tradable under the Securities Act, up to a maximum of 1.00% per annum of additional interest.

A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Terms of the exchange offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                           , 2005, or such later date and time to which we, in our sole discretion, extend the exchange offer.

The form and terms of the exchange notes are substantially the same as the form and terms of the outstanding notes, except that:

  •
  the exchange notes will have been registered under the Securities Act;

  •
  the exchange notes will not bear the restrictive legends restricting their transfer under the Securities Act; and

  •
  the exchange notes will not contain the registration rights and special interest provisions contained in the outstanding notes.

Notes tendered in the exchange offer must be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any outstanding notes;

  •
  if any of the conditions set forth below under "—Conditions to the exchange offer" have not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

  •
  to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

How to tender outstanding notes for exchange

When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to SunTrust Bank, which will act as the exchange agent, at the address set forth below under the heading "—The exchange agent"; or

  •
  if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "—The exchange agent."

In addition, either:

  •
  the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent's account at the Depository Trust Company, or DTC, along with the letter of transmittal or an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, or "book-entry confirmation," which states that DTC has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or notes should be sent directly to us.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

  •
  by a registered holder of the outstanding notes; or

  •
  for the account of an eligible institution.

An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed, by the registered holder, with the holder's signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  •
  reject any and all tenders of any outstanding note improperly tendered;

  •
  refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

  •
  waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons' authority to so act unless we waive this requirement.

By tendering, each holder will represent to us that the person acquiring exchange notes in the exchange offer, whether or not that person is the holder, is obtaining them in the ordinary course of its business, and neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer. If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of the notes to be acquired in the exchange offer, the holder or any other person:

  •
  may not rely on applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of distribution" for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of outstanding notes for exchange; delivery of notes issued in the exchange offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the exchange offer" for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of penalty interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

  •
  certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the nonexchanged notes will be credited to an account maintained with DTC. We will return the outstanding notes or have them credited to the DTC account as promptly as practicable after the expiration or termination of the exchange offer.

Book-entry transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the commencement of the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify the acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

  •
  be transmitted to and received by the exchange agent at the address set forth below under "—The exchange agent" on or prior to the expiration date; or

  •
  comply with the guaranteed delivery procedures described below.

Guaranteed delivery procedures

If a holder of outstanding notes desires to tender such notes and the holder's outstanding notes are not immediately available, or time will not permit the holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the holder tenders the outstanding notes through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "—The exchange agent." Any such notice of withdrawal must:

  •
  specify the name of the person that has tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

  •
  where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC, the outstanding notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The outstanding notes will be returned or credited to the DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under "—How to tender outstanding notes for exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the exchange offer

We are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes. We may terminate or amend the exchange offer if at any time before the acceptance of such outstanding notes for exchange:

  •
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

  •
  there shall occur a change in the current interpretation by the staff of the SEC which presently permits the exchange notes issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by holders, other than any broker-dealer who acquired the exchange notes issued in the exchange offer for its own account and any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that exchange notes acquired in the exchange offer are acquired in the ordinary course of the holder's business and the holder has no arrangement or understanding with any person to participate in the distribution of notes issued in the exchange offer.

The preceding conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of this right, and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

The exchange agent

SunTrust Bank has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By mail, hand or overnight delivery:

SunTrust Bank
Corporate Trust
201 Fourth Avenue North—Suite 803
Nashville, Tennessee 37219
Attention: Donna Williams

By telecopier:

(615) 748-5331

Confirm by telephone:

(615) 748-4745

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by registered or certified mail, by hand, or by overnight delivery service.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

The cash expenses to be incurred in connection with the exchange offer will be paid by us.

Transfer taxes

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of failure to exchange outstanding notes

Holders who desire to tender their outstanding notes in exchange for notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the indenture. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Exchanging outstanding notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an "affiliate" of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  the holder is not a broker-dealer tendering notes acquired directly from us;

  •
  the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of its business; and

  •
  neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer.

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

Each holder must furnish a written representation, at our request, that:

  •
  it is not an affiliate of us;

  •
  it is not a broker-dealer tendering notes acquired directly from us;

  •
  it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

  •
  it is acquiring the exchange notes in the ordinary course of its business.

Each holder who cannot make such representations:

  •
  will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

  •
  will not be permitted or entitled to tender outstanding notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that these outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities and that it will deliver this prospectus in connection with any resale of such notes issued in the exchange offer. See "Plan of distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

Description of exchange notes

The Company will issue the Notes under the Indenture (the "Indenture") dated December 16, 2004 between itself and SunTrust Bank, as trustee (the "Trustee"), filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $300.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the Notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance, we were in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes that we are currently offering and will vote on all matters with the holders of the Notes.

This description of notes is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description of notes is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

You will find the definitions of capitalized terms used in this description under the heading "Certain definitions." For purposes of this description, (1) references to "the Company", "Community Health Systems, Inc.", "we", "our" and "us" refer only to Community Health Systems, Inc. and not to its subsidiaries and (2) unless the context otherwise requires, the term "Notes" refers to the outstanding notes and the exchange notes.

General

The Notes. The Notes:

  •
  will be general unsecured, senior subordinated obligations of the Company;

  •
  will be limited to an aggregate principal amount of $300.0 million, subject to our ability to issue Additional Notes;

  •
  mature on December 15, 2012;

  •
  will be issued in denominations of $1,000 and integral multiples of $1,000;

  •
  will be represented by one or more registered Notes in global form, but in certain circumstances may be represented by Notes in definitive form. See "Book-entry settlement and clearance";

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Company's guarantee of obligations under the Senior Credit Facility;

  •
  rank equally in right of payment to any future Senior Subordinated Indebtedness of the Company;

  •
  will be senior in right of payment to all existing and future Subordinated Obligations of the Company;

  •
  will not be guaranteed by any of the Company's Subsidiaries except in the circumstances described in "Certain covenants—Future subsidiary guarantors";

  •
  are expected to be eligible for trading in the PORTAL market.

Interest. Interest on the Notes will compound semi-annually and:

  •
  accrue at the rate of 6 1/2% per annum;

  •
  accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on June 15 and December 15, commencing on June 15, 2005;

  •
  be payable to the holders of record on the June 1 and December 1 immediately preceding the related interest payment dates; and

  •
  be computed on the basis of a 360-day year comprised of twelve 30-day months.

We also will pay additional interest to holders of the Notes if we fail to complete the Exchange Offer described in the Registration Rights Agreement within 210 days or if certain other conditions contained in the Registration Rights Agreement are not satisfied.

  Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on the Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the Notes by check mailed to holders of the Notes at their registered address as it appears in the Registrar's books. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our Paying Agent and Registrar. We may, however, change the Paying Agent or Registrar without prior notice to the holders of the Notes, and the Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

We will pay principal of, premium, if any, and interest on, Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global Note.

  Transfer and exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Optional redemption

Except as described below, the Notes are not redeemable until December 15, 2008. On and after December 15, 2008, the Company may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2008	103.250%
2009	101.625%
2010 and thereafter	100.000%

Prior to December 15, 2007, the Company may on any one or more occasions redeem up to 35% of the original principal amount of the Notes with the Net Cash Proceeds of one or more Equity Offerings at a redemption price of 106.5% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

  (1)
  at least 65% of the original principal amount of the Notes remains outstanding after each such redemption; and

  (2)
  the redemption occurs within 90 days after the closing of such Equity Offering.

If the optional redemption date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business, on such record date, and no additional interest will be payable to holders whose Notes will be subject to redemption by the Company.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Ranking and subordination

The Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, will rank equally in right of payment with all future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes will be effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust (as described under "Defeasance" below) will not be subordinated to any Senior Indebtedness or subject to these restrictions.

As a result of the subordination provisions described below, holders of the Notes may recover less than creditors of the Company who are holders of Senior Indebtedness in the event of an insolvency, bankruptcy, reorganization, receivership or similar proceedings relating to the Company. Similarly, in the event there is a Subsidiary Guarantee of the Notes, such Subsidiary Guarantee will be subordinated to obligations in respect of Guarantor Senior Indebtedness to the same extent the Notes are subordinated to Senior Indebtedness. Moreover, the Notes will be structurally subordinated to the liabilities of Subsidiaries of the Company, including the obligations of CHS under the Senior Credit Facility. Except in the circumstances described in "Certain covenants—Future subsidiary guarantors," the Notes will not be guaranteed. As of December 31, 2004:

  •
  the Company had approximately $1,832 million of total Indebtedness;

  •
  of the $1,832 million of Indebtedness, the Company had approximately $1,197 million under the Senior Credit Facility to which the Notes are subordinated, and the Company had additional commitments under the revolving tranche of the Senior Credit Facility available to it of $425 million, of which $21 million is reserved for outstanding letters of credit;

  •
  the Company had approximately $287.5 million in aggregate principal amount of convertible subordinated notes; and

  •
  the Company's Subsidiaries had $1,805 million of total liabilities, including trade payables but excluding intercompany liabilities, all of which will be structurally senior to the Notes.

Although the Indenture limits the amount of indebtedness that the Company and its Restricted Subsidiaries may Incur, the indebtedness of the Company and its Restricted Subsidiaries may be substantial and all of it may be Senior Indebtedness or Guarantor Senior Indebtedness, as the case may be, or structurally senior to the Notes.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank equally with all other Senior Subordinated Indebtedness of the Company. As described in "Limitation on layering," the Company may not Incur any indebtedness that is senior in right of payment to the Notes, but junior in right of payment to Senior Indebtedness. Unsecured Indebtedness of the Company is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

The Company may not pay principal of, premium, if any, or interest on, or other payment obligations in respect of, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise repurchase, redeem or retire any Notes (collectively, "pay the Notes") if:

  (1)
  any Senior Indebtedness is not paid when due in cash or Cash Equivalents; or

  (2)
  any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash or Cash Equivalents.

However, the Company may pay the Notes if the Company and the Trustee receive written notice approving such payment from the Representative of the Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing.

The Company also will not be permitted to pay the Notes for a Payment Blockage Period (as defined below) during the continuance of any default, other than a default described in clause (1) or (2) of the preceding paragraph, on any Designated Senior Indebtedness that permits the holders of the Designated Senior Indebtedness to accelerate its maturity immediately without either further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods.

A "Payment Blockage Period" commences on the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of a default of the kind described in the immediately preceding paragraph from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ends 179 days after receipt of the notice. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been repaid in full.

The Company may resume payments on the Notes after the end of the Payment Blockage Period (including any missed payments), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360 day period is given by or on behalf of any holders of Designated Senior Indebtedness other than the Bank Indebtedness, the Representatives of the Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such

Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

In the event of:

  (1)
  a total or partial liquidation or a dissolution of the Company;

  (2)
  a reorganization, bankruptcy, insolvency, receivership of or similar proceeding relating to the Company or its property; or

  (3)
  an assignment for the benefit of creditors or marshaling of the Company's assets and liabilities, then the holders of Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents in respect of Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the holders of the Notes will be entitled to receive any payment or distribution, in the event of any payment or distribution of the assets or securities of the Company (except, in each case, that holders of Notes may receive and retain Permitted Junior Securities and payments made from any trust described under "—Defeasance"). In addition, until the Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear (except, in each case, that holders of Notes may receive and retain Permitted Junior Securities and payments made from any trust described under "—Defeasance"). If a payment or distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay the payment or distribution over to holders of Senior Indebtedness, as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee will promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receives notice of such acceleration and, after that five Business Day period, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

For purposes of the indenture relating to the Existing Convertible Notes, the Notes shall be designated as "Designated Senior Debt" under such indenture.

Change of control

If a Change of Control occurs, unless the Company has exercised its right to redeem all of the Notes as described under "Optional redemption", each holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the Notes as described under "Optional Redemption," the Company will mail a notice (the "Change of Control Offer") to each holder, with a copy to the Trustee, stating:

  (1)
  that a Change of Control has occurred and that such holder has the right to require the Company to purchase such holder's Notes at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date) (the "Change of Control Payment");

  (2)
  the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Change of Control Payment Date"); and

  (3)
  the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its Notes repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1)
  accept for payment all Notes or portions of Notes (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) all Senior Indebtedness must be repaid in full, or the Company must offer to repay all Senior Indebtedness and make payment to the holders that accept such offer and obtain waivers of any event of default from the remaining holders of such Senior Indebtedness or (ii) the requisite holders of each issue of Senior Indebtedness shall have consented to such Change of Control Offer being made. The Company covenants to effect such repayment or obtain such consent prior to the completion of the Change of Control Offer, it being a default of the Change of Control provisions if the Company fails to comply with such covenant. A default under the Indenture may result in a cross-default under the Credit Facility. In the event of a default under the Credit Facility, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture by virtue of the conflict.

The Company's ability to repurchase Notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of certain of the events that constitute a Change of Control may constitute a default under the Senior Credit Facility. In addition, certain events that may constitute a change of control under the Senior Credit Facility and cause a default under that agreement may not constitute a Change of Control under the Indenture. Future Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of the Senior Credit Facility may (and other Indebtedness may) prohibit the Company's prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Bank Indebtedness and any such other Indebtedness containing similar restrictions or obtain requisite consents, as described above, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their repurchase rights following a Change of Control, resulting in a default under the Indenture. A default under the Indenture may result in a cross-default under the Senior Credit Facility. In the event of a default under the Senior Credit Facility, the subordination provisions of the Indenture would likely restrict payments to the holders of the Notes.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

Certain covenants

  Limitation on indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if on the date thereof:

  (1)
  the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.25 to 1.00; and

  (2)
  no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or transactions relating to such Incurrence.

The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

  (1)
  Indebtedness of the Company or CHS or any Restricted Subsidiary Incurred pursuant to a Credit Facility or a Qualified Receivables Transaction in an aggregate principal amount up to $2,500.0 million less the aggregate principal amount of all principal repayments with the proceeds from Asset Dispositions utilized in accordance with clause 3(a) of "—Limitation on sales of assets and subsidiary stock" that permanently reduce the commitments thereunder;

  (2)
  Guarantees by the Company or any Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of the Indenture or Guarantees by a Foreign Subsidiary of Indebtedness of a Foreign Subsidiary; provided that in the event such Indebtedness that is being Guaranteed is (a) Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, then the related Guarantee shall rank equally in right of payment to any Subsidiary Guarantee or (b) a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or any Subsidiary Guarantee;

  (3)
  Indebtedness of the Company owing to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any other Restricted Subsidiary; provided, however,

  (a)
  if the Company is the obligor on such Indebtedness, such Indebtedness is subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

  (b)
  if a Subsidiary Guarantor is the obligor on such Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to any Subsidiary Guarantees of such Subsidiary Guarantor;

  (c)
  any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company; and

  (d)
  any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company;

      shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be.

  (4)
  Indebtedness represented by (a) the Notes issued on the Issue Date, any Subsidiary Guarantees and the related exchange notes and exchange guarantees issued in a registered exchange offer pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (5), (7), (8), (9), (10), (11) and (12)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or Incurred pursuant to the first paragraph of this covenant;

  (5)
  Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes) (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness Incurred without violation of the Indenture; or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

  (6)
  the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capitalized Lease Obligations, Attributable Indebtedness, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed the greater of (x) $50.0 million or (y) 1.5% of Total Assets, at any time outstanding;

  (7)
  Indebtedness Incurred in respect of workers' compensation claims, self-retention or self-insurance obligations, unemployment insurance, performance, release, appeal, surety and similar bonds and related reimbursement obligations and completion guarantees provided or Incurred by the Company or a Restricted Subsidiary in the ordinary course of business and obligations in connection with participation in government reimbursement or other programs or other similar requirements;

  (8)
  Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

  (9)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

  (10)
  shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of Preferred Stock;

  (11)
  Indebtedness of the Company to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under "Legal Defeasance and Covenant Defeasance";

  (12)
  Physician Support Obligations incurred by the Company or any Restricted Subsidiary; and

  (13)
  in addition to the items referred to in clauses (1) through (12) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (13) and then outstanding (including any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness), will not exceed $100.0 million at any time outstanding.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

  (1)
  subject to clause (2) below, in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of Incurrence, or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant, and only be required to include the amount and type of such Indebtedness in one of such clauses;

  (2)
  all Indebtedness outstanding on the date of the Indenture under the Senior Credit Facility shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (4) of the second paragraph of this covenant;

  (3)
  Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

  (4)
  if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to the first or second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

  (5)
  the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

  (6)
  Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

  (7)
  the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP;

  (8)
  the principal amount of any Indebtedness outstanding in connection with a Qualified Receivables Transaction is the Receivables Transaction Amount relating to such Qualified Receivables Transaction (which amount shall not include dispositions of self-pay receivables in the ordinary course of business, which the Company or any of its Restricted Subsidiaries believes in good faith cannot be paid in full); and

  (9)
  for purposes of clarity, Indebtedness maybe Incurred under a Credit Facility pursuant to the first paragraph above, and clauses (1), (2) (with respect to Guarantees) and (13) of the second paragraph so long as the borrowing thereunder is permitted to be Incurred pursuant to that provision.

Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this "Limitation on indebtedness" covenant, the Company shall be in Default of this covenant).

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  Limitation on layering

The Company will not Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is contractually subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

  Limitation on restricted payments

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

  (1)
  declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

  (a)
  dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock of the Company; and

  (b)
  dividends or distributions payable to the Company or a Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common Capital Stock on a pro rata basis);

  (2)
  purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

  (3)
  purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement and other than Subordinated Obligations or Guarantor Subordinated Obligations held by the Company or any Restricted Subsidiary); or

  (4)
  make any Restricted Investment in any Person;

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) shall be referred to herein as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (a)
  a Default shall have occurred and be continuing (or would result therefrom); or

  (b)
  the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under the "—Limitation on indebtedness" covenant after giving effect, on a pro forma basis, to such Restricted Payment; or

  (c)
  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments permitted by clauses (1), (2), (3), (4), (7), (8) and (9)) would exceed the sum of:

  (i)
  50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter which includes the date of the Indenture to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

    (ii)
    100% of the aggregate Net Cash Proceeds and the fair market value of Qualified Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than (x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (y) Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock to the extent used to redeem Notes in compliance with the provisions of the second paragraph of "Optional Redemption");

    (iii)
    the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's balance sheet upon the conversion or exchange (other than (x) by a Subsidiary of the Company or (y) the conversion of the Existing Convertible Notes) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company or its Restricted Subsidiaries upon such conversion or exchange);

    (iv)
    the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

    (A)
    repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than expressly for reimbursement of tax payments); or

    (B)
    the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under clause (iv)(A) of this paragraph to the extent it is already included in Consolidated Net Income.

    The provisions of the preceding paragraph will not prohibit:

  (1)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale within 30 days of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

  (2)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or Guarantor Subordinated Obligations of any Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale within 30 days of, Subordinated Obligations of the Company or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the sale within 30 days of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and that in each case constitutes Refinancing Indebtedness;

  (3)
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the sale within 30 days of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under "—Limitation on indebtedness" and that in each case constitutes Refinancing Indebtedness;

  (4)
  so long as no Default or Event of Default has occurred and is continuing, any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations of any Subsidiary Guarantor from Net Available Cash to the extent permitted under "—Limitation on sales of assets and subsidiary stock" below;

  (5)
  dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this provision;

  (6)
  so long as no Default or Event of Default has occurred and is continuing,

  (a)
  the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary held by any employees, management, directors or consultants (or former employees, management, directors or consultants) of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed $10.0 million in the aggregate during any calendar year (with any unused amounts available to be used in the next succeeding calendar year); and

  (b)
  loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate principal amount not in excess of $5.0 million at any one time outstanding; provided, however, that the Company and its Subsidiaries shall comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances;

  (7)
  so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of "Consolidated Interest Expense";

  (8)
  repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

  (9)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the "—Change of control" covenant or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the "—Limitation on sales of assets and subsidiary stock" covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

  (10)
  the repurchase or redemption of any preferred stock purchase rights of the Company, or any substitute therefor, in an aggregate amount not to exceed the product of (x) the number of outstanding shares of Common Stock of the Company and (y) $0.01 per share, as such amount may be adjusted in accordance with any rights agreement relating to the Common Stock of the Company; and

  (11)
  Restricted Payments in an aggregate amount not to exceed $100.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by an Officer, and for transactions in excess of $50.0 million, shall also be determined conclusively by either the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee or by Senior Management acting in good faith whose determination with respect thereto shall be delivered in a Senior Management Certificate to the Trustee. Not later than the date of making any Restricted Payment (other than cash), the Company shall deliver to the Trustee an Officers' Certificate, the resolution of the Board of Directors or the Senior Management Certificate referred to above stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

If the Company or a Restricted Subsidiary makes a Restricted Payment which, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the provisions of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments or restatements made in good faith to the Company's financial statements.

  Limitation on liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the date of the Indenture or acquired after that date, which Lien is securing any Senior Subordinated Indebtedness, Subordinated Obligations, Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligations, unless contemporaneously with the Incurrence of such Liens effective provision is made to secure the Indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.

Any Lien created for the benefit of the holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the initial Lien.

  Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

  (2)
  make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

  (3)
  transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).

The preceding provisions will not prohibit:

    (i)
    any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture, including, without limitation, the Indenture (which exception shall also apply to Additional Notes, if any), the Notes, the Exchange Notes, the Subsidiary Guarantees and the Senior Credit Facility in effect on such date;

    (ii)
    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction) and outstanding on such date; provided, that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired and property acquired by such Restricted Subsidiary after its date of acquisition;

    (iii)
    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting an amendment, restatement, modification, renewal, increase, refunding, replacement or refinancing of an agreement referred to in clause (i) or (ii) of this paragraph or this clause (iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, amendment, restatement, modification, renewal, increase, refunding, replacement or refinancing are not materially less favorable, taken as a whole, to the holders of the Notes than the encumbrances and restrictions contained in such agreements referred to in clauses (i) or (ii) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

    (iv)
    in the case of clause (3) of the first paragraph of this covenant, any Permitted Lien or any encumbrance or restriction:

    (a)
    that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

    (b)
    contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

    (c)
    pursuant to customary provisions restricting dispositions of real property interests set forth in any easement agreements of the Company or any Restricted Subsidiary;

    (v)
    (a) purchase money obligations for property acquired in the ordinary course of business, (b) Capitalized Lease Obligations permitted under the Indenture, (c) industrial revenue bonds or (d) operating leases, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

    (vi)
    any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

    (vii)
    net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

    (viii)
    encumbrances or restrictions contained in indentures or debt instruments or other debt arrangements Incurred by (x) Subsidiary Guarantors in accordance with "—Limitation on indebtedness" and (y) Restricted Subsidiaries in accordance with the first paragraph of "—Limitation on indebtedness", that in each case, are not more restrictive, taken as a whole, than those applicable to the Company in the Senior Credit Facility (which results in encumbrances or restrictions comparable to those applicable to the Company at a Subsidiary Guarantor or Restricted Subsidiary level, as applicable);

    (ix)
    encumbrances or restrictions with respect to Restricted Subsidiaries that are not Subsidiary Guarantors that are Incurred subsequent to the Issue Date pursuant to clauses (6) and (13) of the second paragraph of the covenant "—Limitation on indebtedness"; provided that after giving effect to such Incurrence of Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant "—Limitation on indebtedness";

    (x)
    encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

    (xi)
    encumbrances or restrictions existing under or by reason of provisions in joint venture (other than Restricted Subsidiaries) or similar agreements required in connection with the entering into of such transaction;

    (xii)
    customary restrictions imposed on the transfer and assignment of intellectual property; and

    (xiii)
    any other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to the assets that are the subject of the Qualified Receivables Transaction.

  Limitation on sales of assets and subsidiary stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Board of Directors (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company or such Restricted Subsidiary, as the case may be:

  (a)
  to the extent the Company or any Restricted Subsidiary, as the case may be, elects (or is required by the terms of any Senior Indebtedness or Guarantor Senior Indebtedness), to prepay, repay or purchase Senior Indebtedness of the Company or Indebtedness of a Restricted Subsidiary (other than any Disqualified Stock or Guarantor Senior Subordinated Indebtedness or Guarantor Subordinated Obligation of a Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, unless cash is otherwise used in accordance with clause (b); provided, however, that, in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

  (b)
  to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash or pursuant to arrangements in place within the 365 day period (to the extent such arrangements are completed within 90 days after execution of such arrangement);

    provided that pending the final application of any such Net Available Cash in accordance with clause (a) or clause (b) above, the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.

Any Net Available Cash from Asset Dispositions that is not applied or invested (or dedicated to an investment in Additional Assets as set forth above, to the extent so applied) as provided in the preceding paragraph will be deemed to constitute "Excess Proceeds." On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will be required to make an offer ("Asset Disposition Offer") to all holders of Notes and to the extent required by the terms of other Senior Subordinated Indebtedness, to all holders of other Senior Subordinated Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Subordinated Indebtedness with the proceeds from any Asset Disposition ("Pari Passu Notes"), to purchase the maximum principal amount of Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and Pari Passu Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in each case in integral multiples of $1,000. To the extent that the aggregate amount of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Pari Passu Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Notes. Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the "Asset Disposition Offer Period"). No later than five Business Days after the termination of the Asset Disposition Offer Period (the "Asset Disposition Purchase Date"), the Company will purchase the principal amount of Notes and Pari Passu Notes required to be purchased pursuant to this covenant (the "Asset Disposition Offer Amount") or, if less than the Asset Disposition Offer Amount has been so validly tendered, all Notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.

If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Asset Disposition Offer.

On or before the Asset Disposition Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of Notes and Pari Passu Notes or portions of Notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and Pari Passu Notes so validly tendered and not properly withdrawn, in each case in integral multiples of $1,000. The Company will deliver to the Trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this covenant and, in addition, the Company will deliver all certificates and notes required, if any, by the agreements governing the Pari Passu Notes. The Company or the Paying Agent, as the case may be, will promptly (but in any case not later than five Business Days after termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of Notes or holder or lender of Pari Passu Notes, as the case may be, an amount equal to the purchase price of the Notes or Pari Passu Notes so validly tendered and not properly withdrawn by such holder or lender, as the case may be, and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon delivery of an Officers' Certificate from the Company, will authenticate and mail or deliver such new Note to such holder, in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000. In addition, the Company will take any and all other actions required by the agreements governing the Pari Passu Notes. Any Note not so accepted will be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.

For the purposes of this covenant, the following will be deemed to be cash:

  (1)
  the assumption by the transferee of Indebtedness (other than Senior Subordinated Indebtedness, Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Restricted Subsidiary (other than Guarantor Senior Subordinated Indebtedness, Guarantor Subordinated Obligations or Disqualified Stock of any Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case the Company will, without further action, be deemed to have applied such deemed cash to Indebtedness in accordance with clause (a) above); and

  (2)
  securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted, sold or exchanged within 60 days of receipt by the Company or such Restricted Subsidiary into cash.

The Company will comply, to the extent applicable, with the requirements of Rule 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of any conflict.

  Limitation on Affiliate Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless:

  (1)
  the terms of such Affiliate Transaction are no less favorable, taken as a whole, to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

  (2)
  in the event such Affiliate Transaction involves an aggregate consideration in excess of $10.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) above); and

  (3)
  in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing that such Affiliate Transaction is not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate.

The preceding paragraph will not apply to:

  (1)
  any Restricted Payment or Permitted Investments (other than pursuant to clauses (1), (2), (5), (7), (10), (11), (12), (16), (17) and (18) of the definition thereof) permitted to be made pursuant to the covenant described under "Limitation on restricted payments;"

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, stock purchase, ownership or option plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans provided on behalf of directors, officers, consultants and employees of the Company and its Restricted Subsidiaries approved by the Board of Directors of the Company;

  (3)
  loans or advances to employees, consultants, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries (including for travel, entertainment, moving or relocation) or Guarantees in respect thereof or otherwise made on their behalf (including payment on any such Guarantees)

    made in compliance with applicable law but in any event not to exceed $10.0 million in the aggregate outstanding (without giving effect to the forgiveness of any such loan) at any one time with respect to all loans or advances made since the Issue Date; provided, however, that the Company and its Subsidiaries shall comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances;

  (4)
  any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with "—Certain covenants—Limitation on indebtedness" and "—Certain covenants—Limitation on liens;"

  (5)
  the payment of reasonable and customary fees paid to directors, and indemnity provided on behalf of, directors, officers, employees or consultants of the Company or any Restricted Subsidiary;

  (6)
  the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be permitted to the extent that its terms are not more materially disadvantageous, taken as a whole, to the holders of the Notes than the terms of the agreements in effect on the Issue Date;

  (7)
  transactions in the ordinary course of the business of the Company and its Restricted Subsidiaries; provided that such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person;

  (8)
  tax sharing agreements entered into in good faith with Unrestricted Subsidiaries;

  (9)
  any issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith; and

  (10)
  sales or other transfers or dispositions of Receivable and other related assets customarily transferred in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction.

  Limitation on sale of capital stock of restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Restricted Subsidiary or, with respect to a

Restricted Subsidiary, to issue any of its Voting Stock (other than, if necessary, shares of its Voting Stock constituting directors' qualifying shares) to any Person except:

  (1)
  to the Company or a Wholly-Owned Subsidiary; or

  (2)
  in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock" or that does not constitute an Asset Disposition pursuant to clauses (1), (6) or (8) of such definition, and immediately after giving effect to such issuance or sale, such Restricted Subsidiary either would continue to be a Restricted Subsidiary or if such Restricted Subsidiary would no longer be a Restricted Subsidiary, then the Investment of the Company in such Person (after giving effect to such issuance or sale) would have been permitted to be made under the "—Limitation on restricted payments" covenant (with the exception of clause (8) of the definition of Permitted Investments) as if made on the date of such issuance or sale.

Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all the Voting Stock of a Restricted Subsidiary as long as the Company or such Restricted Subsidiary complies with the terms of the covenant described under "—Limitation on sales of assets and subsidiary stock."

  SEC reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company will file with the SEC, and make available to the Trustee and the registered holders of the Notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms. In the event that the Company is not permitted to file such reports, documents and information with the SEC pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the Notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management's Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.

In addition, the Company and the Subsidiary Guarantors have agreed that they will make available to the holders and to prospective investors, upon the request of such holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purposes of this covenant, the Company and the Subsidiary Guarantors will be deemed to have furnished the reports to the Trustee and the holders of Notes as required by this covenant if it has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

The filing requirements set forth above for the applicable period shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (each as described under "Exchange offer; registration rights") by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supercede or in any manner suspend or delay the Company's reporting obligations set forth in this covenant.

  Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") will be a corporation organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture and the Registration Rights Agreement;

  (2)
  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by the Successor Company or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3)
  immediately after giving effect to such transaction and any related financing, either (A) the Successor Company would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph of the "—Limitation on indebtedness" covenant or (B) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

  (4)
  each Subsidiary Guarantor, if any, (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person's obligations in respect of the Indenture and the Notes and its obligations under the Registration Rights Agreement shall continue to be in effect; and

  (5)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The predecessor Company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

Notwithstanding the preceding clause (3), (x) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax benefits; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with the preceding clause (5).

In addition, the Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into any person (other than another Subsidiary Guarantor or the Company) and will not permit the conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor to any Person (other than another Subsidiary Guarantor or the Company) unless:

  (1)
  (a) the resulting, surviving or transferee Person will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture, executed and delivered to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the resulting, surviving or transferee Person or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person or such Restricted Subsidiary at the time of such transaction), no Default of Event of Default shall have occurred and be continuing; and (c) the Company will have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

  (2)
  the transaction is made in compliance with the covenant described under "—Limitation on sales of assets and subsidiary stock" and "—Limitation on sale of capital stock of a Restricted Subsidiary."

  Future subsidiary guarantors

The Company will not permit any Restricted Subsidiary to Guarantee the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary (other than a Guarantee by a Foreign Subsidiary of Indebtedness of a Foreign Subsidiary) unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) on the Notes and all other obligations under the Indenture on a senior subordinated basis except that (A) if the Notes or, if the issuer of the Indebtedness being Guaranteed is a Subsidiary Guarantor, its Subsidiary Guarantee is subordinated in right of payment to such Indebtedness, the Subsidiary Guarantee to be issued shall be subordinated to such Restricted Subsidiary's Guarantee with respect to such Indebtedness substantially to the same extent as the Notes or the applicable Subsidiary Guarantee, as the case may be, is subordinated to such Indebtedness under this Indenture and (B) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or a Subsidiary Guarantee, any Guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Subsidiary Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or the applicable Subsidiary Guarantee, as the case may be; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and (iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such Subsidiary Guarantee has been duly executed and authorized and (B) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, subject to bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and general principles of equity; provided that this paragraph shall not be applicable to any Guarantee by any Restricted Subsidiary (x) that (A) existed at the time such Person became a Restricted Subsidiary and (B) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or (y) that Guarantees the payment of obligations of the Company or any Restricted Subsidiary under the Senior Credit Facility.

Notwithstanding the foregoing and the other provisions of this Indenture, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged if: (i) the sale or other disposition is in compliance with the Indenture, including the covenants "—Limitation on sales of assets and subsidiary stock," "—Limitation on sale of capital stock of restricted subsidiaries" and "—Merger and consolidation"; and (ii) all the obligations of such Subsidiary Guarantor under any agreements relating to any Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction. In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture, its Subsidiary Guarantee and, if applicable, the Registration Rights Agreement: (i) if applicable, the Guarantee which resulted in the issuance of such Subsidiary Guarantee is released and discharged in full and such Restricted Subsidiary has not issued a Guarantee of other Indebtedness of the Company or its Restricted Subsidiaries that has not been released and discharged in full (other than Guarantees referred to in the final provisio of the preceding paragraph), (ii) if the Company designates such Subsidiary as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of the Indenture or (iii) in connection with any legal defeasance of the Notes in connection with the terms of the Indenture.

The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent its Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

  Payments for consent

Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

  Effectiveness of Covenants

Following the first day:

  (a)
  the Notes have an Investment Grade Rating from both of the Ratings Agencies, and

  (b)
  no Default has occurred and is continuing under the Indenture;

the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized under the subheadings below:

  •
  "Limitation on indebtedness,"

  •
  "Limitation on layering,"

  •
  "Limitation on restricted payments,"

  •
  "Limitation on restrictions or distributions from restricted subsidiaries,"

  •
  "Limitation on sales of assets and subsidiary stock,"

  •
  "Limitation on affiliate transactions,"

  •
  "Limitation on the sale or issuance of capital stock of restricted subsidiaries," and

  •
  Clause (3) of "Merger and consolidation"

(collectively, the "Suspended Covenants"). If at any time the Notes' credit rating is downgraded by either Rating Agency from Investment Grade Rating, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until the Notes subsequently attain Investment Grade Rating (in which event the Suspended

Covenants shall no longer be in effect for such time that the Notes maintain Investment Grade Rating); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under the Indenture, the Notes or any Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Restricted Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain Investment Grade Rating and before any reinstatement of such Suspended Covenants as provided above, or any actions taken at any time pursuant to any contractual obligation arising prior to such reinstatement, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period.

Events of default

Each of the following is an Event of Default:

  (1)
  default in any payment of interest on any Note when due, continued for 30 days, whether or not such payment is prohibited by the provisions described under "Ranking and subordination;"

  (2)
  default in the payment of principal of or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "Ranking and subordination;"

  (3)
  failure by the Company or any Subsidiary Guarantor to comply with its obligations under "Certain covenants—Merger and consolidation;"

  (4)
  failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "Change of Control" above or under the covenants described under "Certain covenants" above (in each case, other than a failure to purchase Notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with "Certain covenants—Merger and consolidation" which is covered by clause (3));

  (5)
  failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness ("payment default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its maturity (the "cross acceleration provision");

      and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $35.0 million or more;

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary (the "bankruptcy provisions");

  (8)
  failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $35.0 million (net of any amounts insured by insurance companies with ratings in the two highest ratings categories given by A.M. Best), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment default provision"); or

  (9)
  any Subsidiary Guarantee of a Significant Subsidiary or group of Restricted Subsidiaries that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee.

However, a default under clauses (4) and (5) of this paragraph will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses (4) and (5) of this paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clause (7) above) occurs and is continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately; provided, however, that so long as any Indebtedness permitted by the provisions of the Indenture to be Incurred under the Senior Credit Facility shall be outstanding, no such acceleration shall be effective until the earlier of (x) acceleration of any such Indebtedness under the Senior Credit Facility or (y) five business days after the giving of the acceleration notice to CHS and the administrative agent under the Senior Credit Facility of such acceleration. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) under "Events of default" has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. If an Event of Default described in clause (7) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the

Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposing to take in respect thereof.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the willful intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture or was required to repurchase the Notes, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to December 15, 2008 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to December 15, 2008, the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Amendments and waivers

Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). However, without the consent of each holder of an outstanding Note affected, no amendment, supplement or waiver may, among other things:

  (1)
  reduce the amount of Notes whose holders must consent to an amendment;

  (2)
  reduce the stated rate of or extend the stated time for payment of interest on any Note;

  (3)
  reduce the principal of or extend the Stated Maturity of any Note;

  (4)
  reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described above under "Optional redemption," whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

  (5)
  make any Note payable in money other than that stated in the Note;

  (6)
  impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

  (8)
  make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of Notes; or

  (9)
  modify any Subsidiary Guarantees in any manner adverse to the holders of the Notes.

Notwithstanding the foregoing, without the consent of any holder, the Company, the Guarantors and the Trustee may amend the Indenture and the Notes to:

  (1)
  cure any ambiguity, omission, defect or inconsistency;

  (2)
  provide for the assumption by a successor corporation of the obligations of the Company under the Indenture or the assumption by a corporation, partnership, trust or limited liability company of the obligations of a Subsidiary Guarantor under the Indenture;

  (3)
  provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f) (2) (B) of the Code);

  (4)
  add Guarantees with respect to the Notes or release a Subsidiary Guarantor in accordance with the applicable provisions of the Indenture;

  (5)
  secure the Notes;

  (6)
  add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

  (7)
  make any change that does not adversely affect the rights of any holder; or

  (8)
  comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

  (9)
  provide for the issuance of exchange securities which shall have terms substantially identical in all respects to the Notes (except that the transfer restrictions contained in the Notes shall be modified or eliminated as appropriate) and which shall be treated, together with any outstanding Notes, as a single class of securities;

  (10)
  to release a Subsidiary Guarantor from its obligations under its Subsidiary Guarantee or the Indenture in accordance with the applicable provisions of the Indenture;

  (11)
  make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company or a holder of Guarantor Senior Indebtedness (or any Representative thereof) under such subordination provisions; or

  (12)
  to provide for the appointment of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness or Guarantor Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness or Guarantor Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the Indenture by any holder of Notes given in connection with a tender of such holder's Notes will not be rendered invalid by such tender. After an amendment under the Indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment or supplement.

Defeasance

The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, any Subsidiary Guarantees in effect at such time will terminate.

The Company at any time may terminate its obligations described under "Change of control" and under covenants described under "Certain covenants" (other than "Merger and consolidation"), the operation of the cross-default upon a payment default, cross acceleration provisions, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the Subsidiary Guarantee provision described under "Events of default" above and the limitations contained in clause (3) under "Certain covenants—Merger and consolidation" above ("covenant defeasance").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) or (9) under "Events of default" above or because of the failure of the Company to comply with clause (3) under "Certain covenants—Merger and consolidation" above.

In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel (subject to customary exceptions and exclusions) to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture, any Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Concerning the trustee

SunTrust Bank is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

"Acquired Indebtedness" means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

"Additional Assets" means:

  (1)
  any property, plant or equipment to be used by the Company or a Restricted Subsidiary;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that for purposes of "Certain covenants—Limitation on affiliate transactions" exclusively, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

"Asset Disposition" means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

  (1)
  a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

  (2)
  the sale of Cash Equivalents in the ordinary course of business;

  (3)
  a disposition of inventory in the ordinary course of business;

  (4)
  a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

  (5)
  transactions permitted under "Certain covenants—Merger and consolidation;"

  (6)
  an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Restricted Subsidiary;

  (7)
  for purposes of "Certain covenants—Limitation on sales of assets and subsidiary stock" only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) or a Restricted Payment made in accordance with "Certain covenants—Limitation on restricted payments;"

  (8)
  dispositions of assets with an aggregate fair market value of less than $30.0 million per transaction and not to exceed $60.0 million in the aggregate in any twelve-month period;

  (9)
  the creation of any Permitted Lien and dispositions in connection with Permitted Liens;

  (10)
  dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and dispositions of self-pay receivables in the ordinary course of business, which the Company or any of its Restricted Subsidiaries believe in good faith cannot be paid in full;

  (11)
  the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant under the caption "Certain covenants—Limitation on indebtedness;"

  (12)
  any sale, transfer, issuance or other disposition or distribution of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clauses (10) or (17) of the definition of "Permitted Investments");

  (13)
  the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property;

  (14)
  foreclosure on assets;

  (15)
  sales or transfers of Receivables and related assets or an interest therein of the type specified in the definition of "Qualified Receivables Transaction" in a Qualified Receivables Transaction;

  (16)
  long-term leases of Hospitals to another Person; provided that the aggregate book value of the properties subject to such leases at any one time outstanding does not exceed 10% of the Total Assets of the Company at the time any such lease is entered into;

  (17)
  a Hospital Swap; and

  (18)
  transactions or dispositions arising from or in connection with letters of intent in existence on the Issue Date or good faith negotiations on or prior to the Issue Date which assets in the aggregate generated less than $100.0 million of revenue in the first nine months of 2004.

"Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13, "Accounting for Leases") of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.

"Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, in respect of the Senior Credit Facility and any related notes, collateral documents, letters of credit and guarantees (including the Guarantee by the Company of obligations under the Senior Credit Facility) and any Interest Rate Agreement entered into in connection with the Senior Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to CHS or other borrower thereunder at the rate specified therein whether or not a claim for post filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

"Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

"Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

"Cash Equivalents" means:

  (1)
  securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

  (2)
  marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of "A" or better from either Standard & Poor's Ratings Services or Moody's Investors Service, Inc.;

  (3)
  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by Standard & Poor's Ratings Services, or "A" or the equivalent thereof by Moody's Investors Service, Inc., and having combined capital and surplus in excess of $300.0 million;

  (4)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1), (2) and (3) entered into with any bank meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by Standard & Poor's Ratings Services or "P-2" or the equivalent thereof by Moody's Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

  (6)
  interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above; and

  (7)
  in the case of Foreign Subsidiaries of the Company, substantially similar instruments to those set forth in clauses (1) through (6) above.

"Change of Control" means:

  (1)
  any "person" or "group" of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity, if such person or group "beneficially owns" (as defined above), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent entity); or

  (2)
  the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

  (3)
  the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

  (4)
  the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company; or

  (5)
  a change of control under the Existing Convertible Notes;

provided, that notwithstanding the foregoing the occurrence of a reorganization that results in all the Capital Stock of the Company being held by a parent entity (the "parent entity") shall not result in a Change of Control provided that the shareholders of the parent entity immediately after such reorganization are the shareholders of the Company (with equivalent ownership percentages) immediately preceding such reorganization.

"CHS" means, CHS/Community Health Systems, Inc., the borrower under the Senior Credit Facility.

"Code" means the Internal Revenue Code of 1986, as amended.

"Common Stock" means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person's common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

"Consolidated Coverage Ratio" means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which financial statements are in existence to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (1)
  if the Company or any Restricted Subsidiary:

  (a)
  has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

  (b)
  has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

  (2)
  if since the beginning of such period the Company or any Restricted Subsidiary will have made any Asset Disposition or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

  (a)
  the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

  (b)
  Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (3)
  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (4)
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act); except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such transaction (which operating expense reductions are reasonably expected to be sustainable); provided that, such adjustments are set forth in a Senior Management Certificate signed by the Company's chief financial officer and Senior Management which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Senior Management Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

"Consolidated EBITDA" for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

  (1)
  Consolidated Interest Expense;

  (2)
  Consolidated Income Taxes;

  (3)
  consolidated depreciation expense;

  (4)
  consolidated amortization expense or impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 "Goodwill and Other Intangibles and Financial Accounting Standard No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets;"

  (5)
  any restructuring charge appearing on the face of the statement of operations of the Company in accordance with GAAP in effect on the Issue Date; and

  (6)
  other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation).

Notwithstanding the preceding sentence, clauses (2) through (6) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

"Consolidated Income Taxes" means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are calculated by reference to the income or profits of such Person or such Person and its Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.

"Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, net of interest income actually received in cash and included in interest expense as set forth on the statement of operations of the Company plus, to the extent not included in such interest expense:

  (1)
  interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP and the interest component of any deferred payment obligations;

  (2)
  amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

  (3)
  non-cash interest expense;

  (4)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (5)
  interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

  (6)
  costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

  (7)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

  (8)
  the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries payable to a party other than the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; and

  (9)
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company and its Restricted Subsidiaries) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of "Indebtedness", the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (9) above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of "Indebtedness".

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements; (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company and (iii) exclusive of the write off of deferred financing costs. Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

"Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:

  (1)
  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that:

  (a)
  subject to the limitations contained in clauses (3) through (8) below, the Company's equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

  (b)
  the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

  (2)
  any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

  (a)
  subject to the limitations contained in clauses (3) through (8) below, the Company's equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary (excluding the effect of restrictions relating to the Senior Credit Facility permitted pursuant to clauses (i) and (iii) of the second paragraph of "Certain covenants—Limitation on restrictions on distributions from restricted subsidiaries") during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

  (b)
  the Company's equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

  (3)
  any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (4)
  any gain or loss arising from the early extinguishment of any Indebtedness, including the amortization or writeoff of debt issuance costs or debt discount;

  (5)
  any noncash compensation charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards;

  (6)
  inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments with respect to any acquisition transaction;

  (7)
  any extraordinary gain or loss; and

  (8)
  the cumulative effect of a change in accounting principles.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who: (1) was a member of such Board of Directors on the date of the Indenture; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such relevant Board at the time of such nomination or election.

"Credit Facility" means, with respect to the Company or CHS, one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks, institutional investors or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether or not provided under the original Senior Credit Facility, any other credit facility or other agreement or indenture).

"Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement or arrangements as to which such Person is a party or a beneficiary.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated Senior Indebtedness" means (1) the Bank Indebtedness and (2) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or

  (3)
  is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the Notes or (b) on which there are no Notes outstanding; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under the captions "Change of control" and "Certain covenants—

Limitation on sales of assets and subsidiary stock" and such repurchase or redemption complies with "Certain covenants—Limitation on restricted payments."

"Equity Offering" means a public or private offering for cash by the Company (to the extent such offering is not on behalf of selling stockholders), as the case may be, of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than public offerings with respect to the Company's Common Stock, or options, warrants or rights, registered on Form S-4 or S-8.

"Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.

"Exchange Notes" means the notes issued in an exchange offer pursuant to a Registration Rights Agreement.

"Existing Convertible Notes" means the 4.25% Convertible Subordinated Notes due 2008 issued by the Company on October 15, 2001.

"Foreign Subsidiary" means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of the Indenture, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP. Notwithstanding the foregoing, the Company may apply GAAP that is in effect at the time of the preparation of the financial statements to be made available to the Holders pursuant to "Certain covenants—SEC reports."

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business, undertakings customary in a Qualified Receivables Transaction or "comfort" letters delivered to auditors in connection with statutory audits. The term "Guarantee" used as a verb has a corresponding meaning.

"Guarantor Senior Indebtedness" means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication:

  (1)
  any Guarantee of the Bank Indebtedness by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

  (2)
  all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether postfiling interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

  (1)
  any Indebtedness Incurred in violation of the Indenture;

  (2)
  any obligations of such Subsidiary Guarantor to another Subsidiary or the Company;

  (3)
  any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

  (4)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

  (5)
  any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Guarantor; or

  (6)
  any Capital Stock.

"Guarantor Senior Subordinated Indebtedness" means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under any Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that specifically provides that such Indebtedness is to rank equally in right of payment with the obligations of such Subsidiary Guarantor under any Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

"Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

"holder" means a Person in whose name a Note is registered on the Registrar's books.

"Hospital" means a hospital, outpatient clinic, outpatient surgical center, long-term care facility, medical office building or other facility or business that is used or useful in or related to the provision of healthcare services.

"Hospital Swap" means an exchange of assets and, to the extent necessary to equalize the value of the assets being exchanged, cash by the Company or a Restricted Subsidiary for one or more Hospitals and/or one or more Related Businesses, or for 100% of the Capital Stock of any Person owning or operating one or more Hospitals and/or one or more Related Businesses; provided that cash does not exceed 30% of the sum of the amount of the cash and the fair market value of the Capital Stock or assets received or given by the Company or a Restricted Subsidiary in such transaction. Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may consummate two Hospital Swaps in any twelve-month period without regard to the requirements of the proviso in the previous sentence.

"Incur" means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms "Incurred" and "Incurrence" have meanings correlative to the foregoing.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

  (2)
  the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  the principal component of all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of Incurrence);

  (4)
  the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, other than earnout and similar provisions;

  (5)
  Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

  (6)
  the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (7)
  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons; provided, further, that a pledge of Capital Stock of a Person shall not be deemed a Lien on an asset of the issuer of such Capital Stock;

  (8)
  the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

  (9)
  to the extent not otherwise included in this definition, net obligations of such Person under Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

  (10)
  to the extent not otherwise included in this definition, the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. For the avoidance of debt, Indebtedness shall not include obligations arising under deferred compensation plans.

In addition, "Indebtedness" of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

  (1)
  such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a "Joint Venture");

  (2)
  such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a "General Partner"); and

  (3)
  there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

  (a)
  the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

    (b)
    if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

"Investment Grade Rating," with respect to the Company, shall occur when the Notes receive a rating of "BBB-" (with a stable or better outlook) or higher from Standard & Poor's Ratings Services (or any successor thereto) and a rating of "Baa3" (with a stable or better outlook) or higher from Moody's Investors Services, Inc. (or any successor thereto).

"Investment" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers or trade receivables in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

  (1)
  Hedging Obligations entered into in the ordinary course of business and in compliance with the Indenture;

  (2)
  endorsements of negotiable instruments and documents in the ordinary course of business; and

  (3)
  an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of "Certain covenants—Limitation on restricted payments," and "—Limitation on sale of capital stock of restricted subsidiaries,"

  (1)
  "Investment" will include the portion (proportionate to the Company's equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by Senior Management in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

  (2)
  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Senior Management; and

  (3)
  if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or distribution equal to the fair market value (as conclusively determined by Senior Management in good faith and set forth in a Senior Management Certificate) of the Capital Stock of that entity not sold or disposed of.

"Issue Date" means December 16, 2004.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

  (1)
  all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

  (4)
  the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).

"Non-Recourse Debt" means Indebtedness of a Person:

  (1)
  as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness, but excluding any undertakings customary in a Qualified Receivables Transaction) or (b) is directly or indirectly liable (as a guarantor or otherwise);

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity (except Indebtedness in connection with a Qualified Receivables Transaction); and

  (3)
  the terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.

"Officer" means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company. Officer of any Subsidiary Guarantor has a correlative meaning.

"Officers' Certificate" means a certificate signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  the Company or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary, including any Investment deemed to be made upon the designation of an Unrestricted Subsidiary as a Restricted Subsidiary;

  (2)
  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;

  (3)
  cash and Cash Equivalents;

  (4)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (5)
  loans or advances to employees, officers and consultants in an aggregate principal amount at any one time outstanding not to exceed $5.0 million and loans or advances that are forgiven shall continue to be deemed outstanding; provided, however, that the Company and its Subsidiaries shall comply in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith that would be applicable to an issuer with debt securities registered under the Securities Act relating to such loans and advances;

  (6)
  Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

  (7)
  Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with "Certain covenants—Limitation on sales of assets and subsidiary stock;"

  (8)
  Investments in existence on the Issue Date and any extension, modification or renewal of any such investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments (of cash or otherwise) or other increases thereof or Guarantees (other than as a result of the accrual or accretion of interest or original issue discount or the issuance by such investee of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

  (9)
  Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with "Certain covenants—Limitation on indebtedness;"

  (10)
  Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (10), in an aggregate amount at the time of such Investment not to exceed $50.0 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

  (11)
  Guarantees issued in accordance with "Certain covenants—Limitation on indebtedness";

  (12)
  Investments by the Company or any of its Restricted Subsidiaries in a Permitted Joint Venture, together with all other Investments pursuant to this clause (12) in an aggregate amount at the time of such Investment not to exceed $50.0 million outstanding at any one time;

  (13)
  Investments by the Company or a Restricted Subsidiary in connection with a Qualified Receivables Transaction;

  (14)
  any Investment received in exchange for the Capital Stock of an Unrestricted Subsidiary and Investments owned by an Unrestricted Subsidiary upon its redesignation as a Restricted Subsidiary;

  (15)
  (a) any Investment in any captive insurance subsidiary in existence on the date of issuance of the Notes or (b) in the event the Company or a Restricted Subsidiary shall establish a Subsidiary for the purpose of insuring the healthcare business or facilities owned or operated by the Company, any Subsidiary, any Permitted Joint Venture or any physician employed by or on the medical staff of any such business or facility (the "Insurance Subsidiary"), Investments in an amount which do not exceed 125% of the minimum amount of capital required under the laws of the jurisdiction in which the Insurance Subsidiary is formed (other than any excess capital that would result in any unfavorable tax or reimbursement impact if distributed), and any Investment by such Insurance Subsidiary which is a legal investment for an insurance company under the laws of the jurisdiction in which the Insurance Subsidiary is formed and made in the ordinary course of business and rated in one of the four highest rating categories;

  (16)
  Physician Support Obligations made by the Company or any Restricted Subsidiary; and

  (17)
  any Investment in a Person engaged principally in a Related Business prior to such Investment if:

  (a)
  the Company would, at the time of such Investment and after giving pro forma effect thereto as if such Investment had been made at the beginning of the most recently ended four full fiscal quarter period for which consolidated financial statements are available immediately preceding the date of such Investment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio set forth in the first paragraph under the "Limitation on indebtedness" covenant; and

  (b)
  the aggregate amount, including cash and the book value of property other than cash, as determined by the Board of Directors, of all Investments made pursuant to this paragraph (17) by the Company and its Restricted Subsidiaries does not exceed in the aggregate 10.0% of the Total Assets of the Company at the time the Investment is made; provided that Investments of up to $100.0 million shall be permitted under this paragraph (17) without regard to the requirements of clause (a) of this paragraph (17); and

  (18)
  Investments made in connection with Hospital Swaps.

"Permitted Joint Venture" means, with respect to any Person, (1) any corporation, association, or other business entity (other than a partnership) of which 50% or less of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture, limited liability company or similar entity of which 50% or less of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise.

"Permitted Junior Securities" shall mean unsecured debt or equity securities of the Company or any Subsidiary Guarantor or any direct or indirect parent of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any Subsidiary Guarantor, as applicable, at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Company or Subsidiary Guarantees are subordinated to the payment of all Guarantor Senior Indebtedness of any Subsidiary Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness or Guarantor Senior Indebtedness, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness or Guarantor Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

"Permitted Liens" means, with respect to any Person:

  (1)
  Liens securing Indebtedness and other obligations under the Senior Credit Facility and related Hedging Obligations and Liens securing other Senior Indebtedness and liens on assets of Restricted Subsidiaries securing Guarantees of Senior Indebtedness and other Guarantor Senior Indebtedness permitted to be Incurred under the Indenture;

  (2)
  pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws, social security laws or similar legislation or regulations or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements in each case Incurred in the ordinary course of business;

  (3)
  Liens imposed by law, including carriers', warehousemen's, materialmen's, repairmen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

  (4)
  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

  (5)
  Liens in favor of issuers of surety, indemnity, bid, warranty, release, appeal or performance bonds or letters of credit or bankers' acceptances issued, and completion guarantees provided for, pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (6)
  encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (7)
  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligation;

  (8)
  leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

  (9)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded;

  (10)
  Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

  (a)
  the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

  (b)
  such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

  (11)
  banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

  (a)
  such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

  (b)
  such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

  (12)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

  (13)
  Liens existing on the Issue Date;

  (14)
  Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

  (15)
  Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

  (16)
  Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

  (17)
  Liens securing the Notes and any Subsidiary Guarantees;

  (18)
  Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify Indebtedness that was previously so secured; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

  (19)
  any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

  (20)
  Liens on assets that are the subject of a Qualified Receivables Transaction;

  (21)
  Liens in favor of the Company or a Restricted Subsidiary;

  (22)
  Liens under industrial revenue, municipal or similar bonds;

  (23)
  Liens in connection with dispositions of self-pay receivables in the ordinary course of business, which the Company or any of its Restricted Subsidiaries believe in good faith cannot be paid in full; and

  (24)
  in addition to the items referred to in clauses (1) through (23) above, Liens of the Company and its Restricted Subsidiaries in an aggregate amount which, when taken together with the aggregate amount of all other Liens Incurred pursuant to this clause (24) and then outstanding will not exceed $10.0 million.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

"Physician Support Obligation" means:

  (1)
  a loan to or on behalf of, or a Guarantee of Indebtedness of or income of, a physician or healthcare professional providing service to patients in the service area of a Hospital operated by the Company or any of its Restricted Subsidiaries made or given by the Company or any Restricted Subsidiary of the Company:

    (a)
    in the ordinary course of its business; and

    (b)
    pursuant to a written agreement having a period not to exceed five years; or

  (2)
  Guarantees by the Company or any Restricted Subsidiary of leases and loans to acquire property (real or personal) for or on behalf of a physician or healthcare professional providing service to patients in the service area of a Hospital operated by the Company or any of its Restricted Subsidiaries.

"Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

"Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Related Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith, except that in the event the value of any such assets or Capital Stock exceeds $50.0 million, the fair market value shall be determined by an independent financial advisor.

"Qualified Receivables Transaction" means any sale, factoring or securitization transaction involving Receivables that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with sales, factoring or securitizations involving Receivables.

"Receivable" means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and all proceeds thereof and rights (contractual or otherwise) and collateral related thereto and shall include, in any event, any items of property that would be classified as an account receivable of the Company or any of its subsidiaries or an "account," "chattel paper," "payment intangible" or "instrument" under the Uniform Commercial Code as in effect in the State of New York and any "supporting obligations" or "proceeds" as so defined of any such items.

"Receivables Transaction Amount" means (a) in the case of any Receivables securitization (but excluding any sale or factoring of Receivables), the amount of obligations outstanding under the legal documents entered into as part of such Receivables securitization on any date of determination that would be characterized as principal if such Receivables securitization were structured as a secured lending transaction rather than as a purchase and (b) in the case of any sale or factoring of Receivables, the cash purchase price paid by the buyer in connection with its purchase of Receivables (including any bills of exchange) less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest, in each case as determined in good faith and in a consistent and commercially reasonable manner by the Company.

"Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinance," "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

  (1)
  (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the Notes;

  (2)
  the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

  (3)
  such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees Incurred in connection therewith); and

  (4)
  if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"Registration Rights Agreement" means that certain registration rights agreement dated as of the date of the Indenture by and among the Company and the initial purchasers set forth therein and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company and the other parties thereto, as such agreements may be amended from time to time.

"Related Business" means a healthcare business affiliated or associated with a Hospital or any business related or ancillary to the provision of healthcare services or information or the investment in, or the management, leasing or operation of, a Hospital or any business engaged in by the Company on the Issue Date.

"Replacement Assets" means:

  (1)
  other properties or assets to replace the properties or assets that were the subject of the Asset Disposition;

  (2)
  properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries or a Related Business; or

  (3)
  any Related Business or Capital Stock of a Person operating in a Related Business to the extent not otherwise prohibited by the Indenture.

"Representative" means any trustee, agent or representative (if any) of an issue of Senior Indebtedness; provided that when used in connection with the Senior Credit Facility, the term "Representative" shall refer to the administrative agent under the Senior Credit Facility.

"Restricted Investment" means any Investment other than a Permitted Investment.

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

"SEC" means the United States Securities and Exchange Commission.

"Senior Credit Facility" means the Amended and Restated Credit Facility among the Company, CHS, JPMorgan Chase Bank, as Administrative Agent and the lenders parties thereto from time to time, dated as of August 19, 2004, as amended by an Amendment dated December 16, 2004, including any related letters of credit, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as the same may be amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder, extending the maturity of any Indebtedness thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders or the Company becomes a borrower thereunder); provided that such additional Indebtedness is Incurred in accordance with the covenant described under "Certain covenants—Limitations on indebtedness"); provided, further that a Senior Credit Facility shall not include (x) Indebtedness issued, created or Incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A or Regulations S) pursuant to an exemption from the registration requirements of the Securities Act or (y) Indebtedness that is subordinate or junior in right of payment to other Indebtedness.

"Senior Indebtedness" means, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, all amounts payable by the Company under or in respect of Indebtedness of the Company (including, without limitation, by virtue of the Company's Guarantee of obligations under the Senior Credit Facility), including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

  (1)
  any Indebtedness Incurred in violation of the Indenture;

  (2)
  any obligation of the Company to any Subsidiary;

  (3)
  any liability for Federal, state, foreign, local or other taxes owed or owing by the Company;

  (4)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

  (5)
  any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Obligations; or

  (6)
  any Capital Stock.

"Senior Management" shall mean the Chairman of the Board (if an officer), President, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Company.

"Senior Management Certificate" shall mean a certificate signed by at least one member of Senior Management.

"Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank equally with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness.

"Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

"Subsidiary" of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar business entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

"Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes and exchange notes issued in a registered exchange offer pursuant to the Registration Rights Agreement by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.

"Subsidiary Guarantor" means each Subsidiary of the Company in existence on the Issue Date that provides a Subsidiary Guarantee on the Issue Date and any other Restricted Subsidiary that provides a Subsidiary Guarantee in accordance with the Indenture; provided that upon the release or discharge of such Person from its Guarantee in accordance with the Indenture, such Person ceases to be a Subsidiary Guarantor.

"Total Assets" means, as of any date of determination, the sum of the amounts that would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries as the total assets (after deducting accumulated depreciation and amortization, allowances for doubtful accounts, other applicable reserves and other similar items) of the Company and its Restricted Subsidiaries.

"Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

  (1)
  such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

  (2)
  all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

  (3)
  such designation and the Investment of the Company in such Subsidiary complies with "Certain covenants—Limitation on restricted payments;"

  (4)
  such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

  (5)
  such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

  (a)
  to subscribe for additional Capital Stock of such Person; or

  (b)
  to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (6)
  on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms, taken as a whole, substantially less favorable to the Company than those that might have been obtained from Persons who are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph of the "Limitation on indebtedness" covenant on a pro forma basis taking into account such designation.

"U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

"Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

"Wholly-Owned Subsidiary" means a Restricted Subsidiary, all of the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

Book-entry settlement and clearance

The global notes

Except as set forth below, the exchange notes will be issued in the form of one or more Global Notes (each, a "Global Note"). Each new Global Note will be deposited on the date of the closing of the exchange of the outstanding notes for the exchange notes with, or on behalf of, DTC and will be registered in the name of DTC or its nominee.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Certificated notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC's nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture governing the notes. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by the global note registered in their names;

  •
  will not receive or be entitled to receive physical, certificated notes; and

  •
  will not be considered the owners or holders of the notes under the indenture governing the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC's nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture governing the notes should occur.

Certain ERISA considerations

The following is a summary of certain considerations associated with the exchange of the outstanding notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of exchange notes by an ERISA Plan with respect to which any of the Company, the initial holders or any of their respective subsidiaries or affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the exchange notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note each holder and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such holder or transferee to acquire and hold the exchange notes constitutes assets of any Plan or (ii) the acquisition and holding of the exchange notes by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring and holding the exchange notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

Material U.S. federal income tax considerations

The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-United States holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of the exchange notes and exchanging the outstanding notes for the exchange notes.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

  •
  dealers in securities or currencies;

  •
  traders in securities;

  •
  United States holders, as defined below, whose functional currency is not the United States dollar;

  •
  persons holding exchange notes as part of a hedge, straddle, conversion or other integrated transaction;

  •
  certain United States expatriates;

  •
  financial institutions;

  •
  insurance companies;

  •
  controlled foreign corporations and passive foreign investment companies and shareholders of such foreign corporations; and

  •
  entities that are tax-exempt for United States federal income tax purposes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of exchange notes as set forth in this summary. You should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of exchange notes that may be applicable to you.

United States federal income tax consequences of the exchange offer

The exchange of the outstanding notes for the exchange notes in the exchange offer will not be a taxable exchange for United States federal income tax purposes and, accordingly, for such purposes you will not recognize any taxable gain or loss as a result of such exchange and you will have the same tax basis and holding period in the exchange notes as you had in your outstanding notes immediately before the exchange.

United States holders

The following summary applies to you only if you are a United States holder, as defined below.

Definition of a United States holder

A "United States holder" is a beneficial owner of an exchange note or notes who or which is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any State;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

  •
  a trust, if (1) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons within the meaning of the Code has the authority to control all of the trust's substantial decisions or, (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership or other entity classified as a partnership for United States federal income tax purposes holds an exchange note or notes, the United States federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding notes or a partner in such a partnership, you should consult your own tax advisor.

Payments of stated interest

Payments of stated interest on your exchange notes will be taxed as ordinary interest income. In addition:

  •
  if you use the cash method of accounting for United States federal income tax purposes, you will have to include the stated interest on your exchange notes in your gross income at the time you receive the interest; and

  •
  if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the stated interest on your exchange notes in your gross income at the time the interest accrues.

Market discount and bond premium

If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its principal amount, the excess of the principal amount over your purchase price will be treated as "market discount." However, the market discount will be considered to be zero if it is less than 1/4 of 1% of the principal amount multiplied by the number of complete years to maturity from the date you purchased the exchange note or outstanding note, as the case may be.

Under the market discount rules of the Code, you generally will be required to treat any principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of your interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or the outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date of the purchase of the exchange note (or outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless you make an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the exchange note and upon the receipt of certain payments and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

If you purchase an exchange note (or purchased the outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note, you will be considered to have purchased the exchange note (or outstanding note) with "bond premium" equal to the excess of your purchase price over the amount payable at maturity (or on an earlier call date if it results in a smaller amortizable bond premium). You may elect to amortize the premium using a constant yield method over the remaining term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of your prior interest inclusions on the exchange note, and finally as a carryforward allowable against your future interest inclusions on the exchange note. The election, once made, is irrevocable without the consent of the Internal Revenue Service and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired.

Constant yield election

As an alternative to the above-described rules for including interest payments and market discount in income and amortizing bond premium, you may elect to include in gross income all interest that accrues on an exchange note, including stated interest, market discount (including de minimis market discount) and adjustments for bond premium, on the constant yield method. If such an election were made, you would be deemed to have made an election to amortize bond premium, which as discussed above applies to all debt instruments held or subsequently acquired by you. Particularly for United States holders who are on the cash method of accounting, a constant yield election may have the effect of causing you to include interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Sale or other disposition of the exchange notes

Upon the sale, exchange, retirement, redemption or other disposition of an exchange note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and your adjusted tax basis in the exchange note. Your adjusted tax basis in an exchange note will generally equal the cost of the exchange note (or, in the case of an exchange note acquired in exchange for an outstanding note in the exchange offer, the basis of the outstanding note), increased by the amount of any market discount previously included in your gross income, and reduced by the amount of any amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to your exchange note.

Your gain or loss generally will be capital gain or loss (except with respect to any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under "—United States holders—Payments of stated interest" above, and except with respect to accrued market discount that has not previously been included in income, as discussed above under "—United States holders—Market discount and bond premium"). Such capital gain or loss will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account for this purpose, in the case of an exchange note received in exchange for an outstanding note in the exchange offer, the period of time that the outstanding note was held).

Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, scheduled to increase to 20% for dispositions occurring in taxable years that begin on or after January 1, 2009.

Backup withholding and information reporting

In general, "backup withholding" at a rate of 28%, which rate will increase to 31% for taxable years beginning on or after January 1, 2011, may apply:

  •
  to any payments made to you of principal of and interest on your exchange note, and

  •
  to payment of the proceeds of a sale or other disposition of your exchange note before maturity,

if you are a non-corporate United States holder and fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. Information reporting may also apply to payments made with respect to your exchange note.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Non-United States holders

The following summary applies to you if you are a beneficial owner of an exchange note who or which is not a United States holder, as defined above. An individual may, subject to exceptions, be deemed to be a resident alien, and therefore, a United States holder, as opposed to a non-resident alien, by various ways, including being present in the United States:

  •
  on at least 31 days in the calendar year, and

  •
  for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

United States federal withholding tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent, in its capacity as paying agent, of principal of and interest on your exchange notes under the

"portfolio interest" exception of the Code, provided that you comply with the following requirements:

  •
  you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

  •
  you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Code;

  •
  interest is not effectively connected with your conduct of a United States trade or business; and

  •
  you provide a signed written statement, on an Internal Revenue Service Form W-8BEN, or other applicable form which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Code and providing your name and address to:

    (A)  us or our paying agent; or

    (B)   a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations:

  •
  if you are a foreign partnership, the certification requirement will generally apply to partners in you, and you will be required to provide certain information;

  •
  if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a "foreign complex trust," "foreign simple trust," or "foreign grantor trust" as defined in the Treasury regulations; and

  •
  look-through rules will apply to tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you cannot satisfy the requirements of the "portfolio interest" exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI or other applicable form stating that interest paid on an exchange note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN or other applicable form claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States federal income tax

Except for the possible application of United States federal withholding tax discussed under
"—Non-United States holders—United States federal withholding tax" above and backup withholding tax discussed under "—Non-United States holders—Backup withholding and information reporting" below, you generally will not have to pay United States federal income tax on payments of principal of and interest on your exchange notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your exchange notes (provided that, in the case of proceeds representing accrued interest, the conditions described in "United States federal withholding tax" are met) unless:

  •
  in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the "portfolio interest" exception described above;

  •
  in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met; or

  •
  the interest, gain or other income is effectively connected with your conduct of a United States trade or business, and, if an income tax treaty applies, is generally attributable to a United States "permanent establishment" maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income in respect of your exchange notes is effectively connected with the conduct of your trade or business, and, if an income tax treaty applies, you maintain a United States "permanent establishment" to which the interest, gain or other income is generally attributable, you may be subject to United States income tax on a net basis on the interest, gain or other income; although interest is exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed applicable Internal Revenue Service Form W-8ECI or other applicable form on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a United States income tax treaty with your country of residence. For this purpose, you must include interest, gain or income on your exchange notes in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of your United States trade or business.

United States federal estate tax

If you are an individual and are not a United States citizen or a resident of the United States, as specially defined for United States federal estate tax purposes, at the time of your death, your exchange notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:

  •
  you directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder; or

  •
  your interest on the notes is effectively connected with your conduct of a United States trade or business.

Backup withholding and information reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent in its capacity as paying agent to you if you have provided the required certification that you are a non-United States holder as described in "Non-United States holders—United States federal withholding tax" above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder as described in "—United States holders" above. We or our paying agent may, however, report payments of interest on the exchange notes.

The gross proceeds from the disposition of your exchange notes may be subject to information reporting and backup withholding tax at a rate of up to 28% which rate will increase to 31% for taxable years beginning on or after January 1, 2011. If you sell your exchange notes outside the United States through a non-United States office of a broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-United States office of a broker that:

  •
  is a United States person as defined in the Code;

  •
  derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

  •
  is a "controlled foreign corporation" for United States federal income tax purposes; or

  •
  is a foreign partnership, if at any time during its tax year:

  (i)
  one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

  (ii)
  the foreign partnership is engaged in a United States trade or business,

unless the broker has documentary evidence in its files that you are a non-United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your exchange notes to or through a United States office of a broker, the payment is subject to both United States backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-United States person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Plan of distribution

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders thereof, other than any holder which is (A) an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed to amend or supplement this prospectus for a period of up to 180 days after the exchange offer has been completed if requested by any of these broker-dealers in order to expedite or facilitate the disposition of such exchange notes.

Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in "The exchange offer."

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the

Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

We have agreed to pay certain expenses incident to the exchange offer and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

Legal matters

Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon the validity of the exchange notes.

Experts

The consolidated financial statements as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company changing its method of accounting for goodwill and other intangible assets by adopting certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002), which is included and incorporated by reference herein, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Community Health Systems, Inc. and subsidiaries
condensed consolidated balance sheets

(Dollars in thousands, except share and per share data)	September 30, 2004	December 31, 2003

	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$19,952	$16,331
Patient accounts receivable, net of allowance for doubtful accounts of $282,320 and $103,677 at September 30, 2004 and December 31, 2003, respectively	577,910	559,097
Supplies	85,653	77,418
Prepaid expenses and taxes	35,029	24,314
Other current assets	19,642	18,920

Total current assets	738,186	696,080

Property and equipment	1,890,735	1,772,461
Less accumulated depreciation and amortization	(411,988)	(377,116)

Property and equipment, net	1,478,747	1,395,345

Goodwill	1,213,479	1,155,797

Other assets, net	104,283	102,989

Total assets	$3,534,695	$3,350,211

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term debt	$20,687	$29,677
Accounts payable	147,011	154,711
Current income taxes payable	39,676	9,126
Deferred income taxes	669	669
Accrued interest	13,618	7,558
Accrued liabilities	197,945	196,323

Total current liabilities	419,606	398,064

Long-term debt	1,760,518	1,444,981

Deferred income taxes	110,341	110,341

Other long-term liabilities	58,468	46,236

Stockholders' equity
Preferred stock, $.01 par value per share, 100,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 88,158,166 shares issued and 87,182,617 shares outstanding at September 30, 2004 and 99,657,532 shares issued and 98,681,983 shares outstanding at December 31, 2003	882	997
Additional paid-in capital	1,037,196	1,315,959
Treasury stock, at cost, 975,549 shares at September 30, 2004 and December 31, 2003	(6,678)	(6,678)
Unearned stock compensation	—	(2)
Accumulated other comprehensive income (loss)	2,742	(103)
Accumulated earnings	151,620	40,416

Total stockholders' equity	1,185,762	1,350,589

Total liabilities and stockholders' equity	$3,534,695	$3,350,211

See accompanying notes.

Community Health Systems, Inc. and subsidiaries
condensed consolidated statements of income

	Nine Months Ended September 30,
(Dollars in thousands, except share and per share data)	2004	2003

	(unaudited)
Net operating revenues	$2,460,968	$2,010,922

Operating costs and expenses:
Salaries and benefits	987,552	807,687
Provision for bad debts	253,817	192,096
Supplies	297,771	234,270
Other operating expenses	494,468	411,061
Rent	60,212	50,423
Depreciation and amortization	115,080	101,540
Minority interest in earnings	1,088	1,703

Total operating costs and expenses	2,209,988	1,798,780

Income from operations	250,980	212,142
Interest expense, net	56,269	51,926
Loss from early extinguishment of debt	788	—

Income from continuing operations before income taxes	193,923	160,216
Provision for income taxes	76,344	64,090

Income from continuing operations	117,579	96,126

Discontinued operations, net of taxes:
Loss from operations of hospitals sold or held for sale	(2,730)	(288)
Net loss on sale of hospitals	(2,020)	—
Impairment of long-lived assets of hospital held for sale	(1,625)	—

Loss on discontinued operations	(6,375)	(288)

Net income	$111,204	$95,838

Earnings per common share—Basic:
Income from continuing operations	$1.20	$0.98
Loss from discontinued operations	(0.07)	(0.01)

Net Income	$1.13	$0.97

Earnings per common share—Diluted:
Income from continuing operations	$1.14	$0.95
Loss from discontinued operations	(0.06)	—

Net Income	$1.08	$0.95

Weighted-average number of shares outstanding:
Basic	98,429,963	98,437,932
Diluted	108,666,472	107,979,647

See accompanying notes.

Community Health Systems, Inc. and
subsidiaries condensed consolidated
statements of cash flows
(Unaudited)

	Nine Months Ended September 30,
(Dollars in thousands)	2004	2003

Cash flows from operating activities
Net income	$111,204	$95,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	116,776	103,974
Deferred income taxes	—	175
Minority interest in earnings	1,088	1,703
Stock compensation expense	2	10
Loss on early extinguishment of debt	788	—
Impairment on hospital held for sale	1,625	—
Loss on sale of hospitals	2,020	—
Other non-cash expenses, net	932	(43)
Changes in operating assets and liabilities, net of effects of acquisitions:
Patient accounts receivable	(11,713)	(79,493)
Supplies, prepaid expenses and other current assets	(17,778)	(8,899)
Accounts payable, accrued liabilities and income taxes	36,927	59,097
Other	21,303	25,994

Net cash provided by operating activities	263,174	198,356

Cash flows from investing activities
Acquisitions of facilities and other related equipment	(131,815)	(320,233)
Purchases of property and equipment	(125,202)	(100,909)
Sale of hospitals	7,850	—
Proceeds from sale of equipment	1,064	1,036
Increase in other assets	(23,576)	(21,210)

Net cash used in investing activities	(271,679)	(441,316)

Cash flows from financing activities
Proceeds from exercise of stock options	4,071	1,479
Stock repurchase	(290,481)	(14,060)
Deferred financing costs	(4,669)	—
Redemption of minority investments in joint ventures	(2,218)	(336)
Distributions to minority investors in joint ventures	(998)	(1,836)
Borrowings under credit agreement	1,632,911	280,000
Repayments of long-term indebtedness	(1,326,490)	(92,489)

Net cash provided by financing activities	12,126	172,758

Net change in cash and cash equivalents	3,621	(70,202)
Cash and cash equivalents at beginning of period	16,331	132,844

Cash and cash equivalents at end of period	$19,952	$62,642

See accompanying notes.

Community Health Systems, Inc. and subsidiaries
notes to condensed consolidated financial statements

1. Accounting for stock-based compensation

Community Health Systems, Inc. and its subsidiaries (the "Company") accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Compensation cost, which the Company has substantially none, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans; however, it allows an entity to continue to measure compensation for those plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25. The Company has elected to continue to measure compensation under the intrinsic value method, and has adopted the disclosure requirements of SFAS No. 123 and SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosures."

Had the fair value based method under SFAS No. 123 been used to value options granted and compensation expense recognized on a straight line basis over the vesting period of the grant, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

	Nine Months Ended September 30,
	2004	2003

Net income:	$111,204	$95,838
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	5,173	4,064

Pro-forma net income	$106,031	$91,774

Net income per share:
Basic—as reported	$1.13	$0.97

Basic—pro-forma	$1.08	$0.93

Diluted—as reported	$1.08	$0.95

Diluted—pro-forma	$1.04	$0.91

2. Basis of presentation

The unaudited interim condensed consolidated financial statements of the Company as of and for the nine month periods ended September 30, 2004 and September 30, 2003, have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for such periods. All intercompany transactions and balances have been eliminated. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2004. Certain information and disclosures normally included in the notes to consolidated financial statements have been condensed or omitted as permitted by the rules and regulations of the Securities and Exchange Commission, although the Company believes the disclosure is adequate to make the information presented not misleading. The accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2003 contained in the Company's Annual Report on Form 10-K/A.

Certain prior-period balances in the accompanying condensed consolidated financial statements have been reclassified to conform to the current period's presentation of financial information. These reclassifications are primarily for discontinued operations as described in Note 5.

3. Cost of revenue

The majority of the Company's operating costs and expenses are "cost of revenue" items. Operating costs that could be classified as general and administrative by the Company would include the Company's corporate office costs, which were $36.2 million and $31.2 million for the nine month periods ended September 30, 2004 and 2003, respectively.

4. Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results could differ from the estimates.

5. Acquisitions and divestitures

Effective July 1, 2004, the Company acquired Galesburg Cottage Hospital located in Galesburg, Illinois, in a single purchase transaction. The hospital is located approximately 45 miles west of Peoria, Illinois. The aggregate consideration for the hospital totaled approximately $31 million of which approximately $25 million was paid in cash and approximately $6 million represented assumed liabilities and acquisition costs. Licensed beds at this facility total 170.

Effective August 1, 2004, the Company acquired Phoenixville Hospital located in Phoenixville, Pennsylvania, approximately 30 miles west of Philadelphia and 35 miles east of Reading, Pennsylvania. The acquisition also included a 95,000 square foot medical complex in nearby Limerick, Pennsylvania which houses an ambulatory surgical facility, an imaging center, and medical office space. The hospital, which has a total of 143 licensed beds, was acquired from the University of Pennsylvania Health System. The aggregate consideration for the hospital totaled approximately $104 million of which approximately $98 million was paid in cash and approximately $6 million represented assumed liabilities and acquisition costs.

Substantially all cash paid for acquisitions in 2004 was borrowed under the revolving credit facility under the Company's $1.625 billion senior secured credit facility (the "Credit Agreement"). See Note 12 for a further discussion of the Credit Agreement.

Effective August 1, 2004, the Company sold Randolph County Medical Center, a hospital with 50 licensed beds located in Pocahontas, Arkansas and Sabine Medical Center, a hospital with 48 licensed beds located in Many, Louisiana, two of our underperforming hospitals, to Associated Healthcare Systems in Brentwood, Tennessee. The sale was structured as a sale of stock and includes all owned or leased property of these two medical centers. The aggregate sales price for these two hospitals was approximately $9 million of which $7.8 million was cash and $1.2 million was a note.

In addition, as part of our strategic review, the Company has decided to market one of its hospitals for sale.

In connection with the above actions and in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," we have classified the results of operations of Randolph County Medical Center and Sabine Medical Center as discontinued operations in the accompanying condensed consolidated statements of income. In addition, the Company is anticipating the sale of one of its hospitals within the next twelve months. The operations of that hospital have been classified as discontinued operations in the accompanying condensed consolidated statements of income and the related assets have been classified as assets held for sale in the accompanying condensed consolidated balance sheet in the "other assets, net" line item. The condensed consolidated statements of income for each prior period presented have been restated to reflect the classification of these three hospitals as discontinued operations.

Net operating revenues and loss reported for the three hospitals in discontinued operations for the nine month periods ended September 30, 2004 and 2003 are as follows:

	Nine Months Ended September 30,
(in thousands)	2004	2003

Net operating revenues	$23,839	$28,671

Loss from operations of hospitals sold or held for sale before income taxes	$(4,198)	$(444)
Loss on sale of hospitals	(2,186)	—
Impairment of long-lived assets of hospital held for sale	(2,539)	—

Loss from discontinued operations, before taxes	(8,923)	(444)
Income tax benefit	(2,548)	(156)

Loss from discontinued operations, net of tax	$(6,375)	$(288)

Included in the computation of the Loss from discontinued operations, before taxes is a write-off of $7.0 million of tangible assets and $2.7 million of goodwill at the two hospitals sold and a write-down of $3.0 million of assets at the hospital held for sale.

Assets and liabilities of the hospitals classified as discontinued operations included in the accompanying condensed consolidated balance sheets as of September 30, 2004 and December 31, 2003 are as follows:

(in thousands)	September 30, 2004	December 31, 2003

Current assets	$3,562	$9,022
Property and equipment	—	8,595
Other assets	500	960
Current liabilities	(1,499)	(2,659)

Net assets	$2,563	$15,918

6. Allowance for doubtful accounts

Effective January 1, 2004, the Company changed its policy relative to the timing of the write-off of fully reserved accounts receivable. Previously, all amounts over 210 days from discharge were written-off and therefore excluded from the allowance for doubtful accounts and gross accounts receivable. The Company's new policy is to write-off gross accounts receivable when such amounts are placed with outside collection agencies. The Company believes this policy more accurately reflects the ongoing collection efforts within the Company and is more consistent with industry practices. This change in policy has no impact on the provision for bad debts and does not impact net accounts receivable as reflected on the accompanying condensed consolidated balance sheets.

At December 31, 2003, there were approximately $90 million in accounts receivable over 210 days from discharge that were fully reserved and were still being actively pursued by the Company's internal collection agency which were excluded from the allowance and gross accounts receivable. As a result of this change in policy, at September 30, 2004, the Company included in its allowance for doubtful accounts and gross accounts receivable approximately $154 million of uncollected accounts over 210 days from discharge that were fully reserved and were still being actively pursued by the Company's internal collection agency.

7. Recent accounting pronouncement

In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46R, "Consolidation of Variable Interest Entities," or FIN No. 46. This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to specified entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. As of December 31, 2003, the Company adopted the provisions of FIN No. 46, which were effective as of December 31, 2003 and required to be applied to those entities that are considered to be special-purpose entities. The adoption of those effective provisions of FIN No. 46 did not have an impact on the Company's consolidated financial position or results of operations as the Company had not identified any relationship that would qualify as special-purpose entities. The adoption of the remaining provisions of FIN No. 46, which were effective for the Company on March 31, 2004, did not have any impact on the consolidated financial statements. As of September 30, 2004, the Company has no investments in variable interest entities.

8. Goodwill and other intangible assets

The changes in the carrying amount of goodwill for the nine months ended September 30, 2004, are as follows (in thousands):

Balance as of December 31, 2003	$1,155,797
Goodwill acquired as part of acquisitions during 2004	50,894
Consideration adjustments and finalization of purchase price allocations for acquisitions completed prior to 2004	9,507
Goodwill written off as part of sale of hospitals	(2,719)

Balance as of September 30, 2004	$1,213,479

The Company completed its annual goodwill impairment test as required by SFAS No. 142, "Goodwill and Other Intangible Assets," using a measurement date of September 30, 2003. Based on the results of the impairment test, the Company was not required to recognize an impairment of goodwill in 2003. The annual goodwill impairment test is currently being performed using a measurement date of September 30, 2004. It is not anticipated that any impairment of goodwill exists.

The gross carrying amount of the Company's other intangible assets was $9.8 million at September 30, 2004 and December 31, 2003, and the net carrying amount was $7.0 million at September 30, 2004 and $7.8 million at December 31, 2003. Other intangible assets are included in other assets, net on the Company's condensed consolidated balance sheets.

The weighted average amortization period for the intangible assets subject to amortization is approximately seven years. There are no expected residual values related to these intangible assets. Amortization expense on intangible assets during the nine months ended September 30, 2004 and 2003 was $0.9 million and $0.2 million, respectively. Amortization expense on intangible assets is estimated to be $0.3 million for the remainder of 2004, $1.0 million in fiscal 2005, $0.8 million in fiscal 2006, $0.7 million in fiscal 2007, $0.6 million in fiscal 2008, and $0.5 million for fiscal 2009.

9. Earnings per share

The following table sets forth the computation of basic and diluted income from continuing operations per share (in thousands, except share and per share data):

	Nine Months Ended September 30,
	2004	2003

Numerator:
Income from continuing operations	$117,579	$96,126
Interest, net of taxes on convertible notes	6,567	6,567

Adjusted income from continuing operations	$124,146	$102,693

Denominator:
Weighted-average number of shares outstanding—basic	98,429,963	98,437,932
Unvested common shares	23,499	97,870
Effect of dilutive securities:
Employee stock options	1,630,933	861,769
Convertible notes	8,582,076	8,582,076

Weighted-average number of shares—diluted	108,666,472	107,979,647

Since the net income per share impact of the conversion of the convertible notes is less than the basic net income per share for the nine months ended September 30, 2004 and September 30, 2003, the convertible notes are dilutive and accordingly, must be included in the fully diluted calculation.

10. Stockholders' equity

On January 23, 2003, the Company announced an open market share repurchase program for a maximum of five million shares of its common stock. The repurchase program commenced immediately and will conclude at the earlier of three years or when the maximum number of shares have been repurchased or the maximum dollar amount of purchases of shares has been reached. Through December 31, 2003, the Company had repurchased 790,000 shares at a weighted average price of $18.57 per share. There were no shares repurchased under this program during the nine months ended September 30, 2004. The maximum number of shares that may still be purchased under the open market share repurchase program is 4,210,000. However, after taking into account the 12,000,000 shares repurchased in September 2004 as described in the next paragraph, the maximum dollar amount of shares that is permitted to be purchased under the Company's Credit Agreement is $9.5 million.

On September 21, 2004, the Company entered into an underwriting agreement (the "Underwriting Agreement") among the Company, CHS/Community Health Systems, Inc., Citigroup Global Markets Inc. (the "Underwriter"), Forstmann Little & Co. Equity Partnership-V, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership- VI, L.P. (collectively, the "Selling Stockholders"). Pursuant to the Underwriting

Agreement, the Underwriter purchased 23,134,738 shares of common stock from the Selling Stockholders for $24.21 per share. The Company did not receive any proceeds from any sale of shares by the Selling Stockholders. On September 27, 2004, the Company purchased from the Underwriter 12,000,000 of these shares for $24.21 per share. For corporate law purposes, the Company retired these shares upon repurchase. Accordingly, these 12,000,000 shares are treated as authorized and unissued shares.

11. Comprehensive income

The following table presents the components of comprehensive income, net of related taxes. The change in fair value of interest rate swap agreements is a function of the spread between the fixed interest rate of the swap and the underlying variable interest rate (in thousands):

	Nine Months Ended September 30,
	2004	2003

Net income	$111,204	$95,838
Net change in fair value of interest rate swap	2,845	3,945

Comprehensive income	$114,049	$99,783

The net change in fair value of the interest rate swap is included in stockholders' equity on the accompanying condensed consolidated balance sheets.

12. Long-term debt

On August 19, 2004, the Company entered into a $1.625 billion senior secured credit facility with a consortium of lenders. This facility replaced our previous credit facility and consists of a $1.2 billion term loan that matures in 2011 (as opposed to 2010 under the previous facility) and a $425 million revolving credit facility that matures in 2009. The Company may elect from time to time an interest rate per annum for the borrowings under the term loan, including the incremental term loan, and revolving credit facility equal to (a) an annual benchmark rate, which will be equal to the greatest of (i) the Prime Rate in effect and (ii) the Federal Funds Effective Rate, plus 50 basis points, plus (1) 75 basis points for the term loan and (2) the Applicable Margin for revolving credit loans or (b) the Eurodollar Rate plus (1) 175 basis points for the term loan and (2) the Applicable Margin for Eurodollar revolving credit loans. The Company also pays a commitment fee for the daily average unused commitments under the revolving credit facility. The commitment fee is based on a pricing grid depending on the Applicable Margin for Eurodollar revolving credit loans and ranges from 0.250% to 0.500%. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments. In addition, the Company will pay fees for each letter of credit issued under the credit facility. The purpose of the facility was to refinance our previous credit agreement, repay specified other indebtedness, and fund general corporate purposes including declaration and payment cash dividends or make other distributions, subject to certain restrictions. In connection with this refinancing, the Company recorded a pre-tax write-off of approximately $0.8 million in deferred loan costs relative to the early extinguishment of a portion of the previous credit facility.

As of September 30, 2004, the Company's availability for additional borrowings under its revolving credit facility, after borrowing $260 million for the repurchase of stock, was $185 million, of which $21 million was set aside for outstanding letters of credit. The Company also have the ability to add up to $200 million of borrowing capacity from receivable transactions (including securitizations) under its Credit Agreement that it has not yet accessed. The Company may also amend the credit agreement to provide for one or more tranches of term loans in an aggregate principal amount of $400 million.

13. Subsequent Events

On November 29, 2004, the Company's Board of Directors approved the issuance of up to $300 million of subordinated notes. The Company anticipates using the offering proceeds to repay borrowings under the revolving and term tranches of our senior secured credit facility.

On November 29, 2004, the Company's Board of Directors gave authority to specified officers to seek and enter into an amendment to our senior secured credit facility.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Community Health Systems, Inc.
Brentwood, Tennessee

We have audited the accompanying consolidated balance sheets of Community Health Systems, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Community Health Systems, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company adopted certain provisions of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, which resulted in the Company changing the method in which it accounts for goodwill and other intangible assets.

/s/ DELOITTE & TOUCHE LLP Deloitte & Touche LLP

Nashville, Tennessee
February 25, 2004
(December 1, 2004 as to Notes 2, 10 and 13)

Community Health Systems, Inc. and subsidiaries
consolidated statements of income

(Dollars in thousands, except share and per share data)	Year Ended December 31,
	2003	2002	2001

Net operating revenues	$2,796,766	$2,163,384	$1,657,476

Operating costs and expenses:
Salaries and benefits	1,121,650	870,048	650,934
Provision for bad debts	272,424	196,238	151,107
Supplies	328,496	251,114	192,337
Other operating expenses	571,066	432,708	314,379
Rent	69,155	53,698	42,028
Depreciation and amortization	140,630	114,876	87,314
Amortization of goodwill	—	—	28,564
Minority interest in earnings	1,987	2,236	109

Total operating costs and expenses	2,505,408	1,920,918	1,466,772

Income from operations	291,358	242,466	190,704
Interest expense, net of interest income of $181, $399 and $359 in 2003, 2002 and 2001, respectively	70,792	62,560	94,248
Loss from early extinguishment of debt	—	8,646	6,243

Income from continuing operations before income taxes	220,566	171,260	90,213
Provision for income taxes	88,517	70,459	44,195

Income from continuing operations	132,049	100,801	46,018

Discontinued operations, net of taxes:
Loss from operations of hospitals sold or held for sale	(577)	(817)	(1,275)

Loss on discontinued operations	(577)	(817)	(1,275)

Net income	$131,472	$99,984	$44,743

Earnings per common share—Basic:
Income from continuing operations	$1.34	$1.02	$0.52
Loss on discontinued operations	—	—	(0.01)

Net income	$1.34	$1.02	$0.51

Earnings per common share—Diluted:
Income from continuing operations	$1.30	$1.01	$0.51
Loss on discontinued operations	—	(0.01)	(0.01)

Net income	$1.30	$1.00	$0.50

Weighted-average number of shares outstanding:
Basic	98,391,849	98,421,052	88,382,443

Diluted	108,094,956	108,378,131	90,251,428

See notes to consolidated financial statements.

Community Health Systems, Inc. and subsidiaries
consolidated balance sheets

	December 31,
(Dollars in thousands, except share data)	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$16,331	$132,844
Patient accounts receivable, net of allowance for doubtful accounts of $103,677 and $73,110 in 2003 and 2002, respectively	559,097	400,442
Supplies	77,418	60,456
Prepaid expenses and taxes	24,314	22,107
Deferred income taxes	—	15,684
Other current assets	18,920	16,193

Total current assets	696,080	647,726

Property and equipment:
Land and improvements	101,046	78,190
Buildings and improvements	1,092,102	808,521
Equipment and fixtures	579,313	424,027

	1,772,461	1,310,738
Less accumulated depreciation and amortization	(377,116)	(281,401)

Property and equipment, net	1,395,345	1,029,337

Goodwill	1,155,797	1,029,975

Other assets, net of accumulated amortization of $62,463 and $56,016 in 2003 and 2002, respectively	102,989	102,458

Total assets	$3,350,211	$2,809,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$29,677	$18,529
Accounts payable	154,711	111,677
Current income taxes payable	9,126	6,559
Deferred income taxes	669	—
Accrued liabilities:
Employee compensation	115,478	94,359
Interest	7,558	6,781
Other	80,845	80,525

Total current liabilities	398,064	318,430

Long-term debt	1,444,981	1,173,929

Deferred income taxes	110,341	65,120

Other long-term liabilities	46,236	37,712

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value per share, 100,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value per share, 300,000,000 shares authorized; 99,657,532 shares issued and 98,681,983 shares outstanding at December 31, 2003 and 99,787,034 shares issued and 98,811,485 shares outstanding at December 31, 2002	997	998
Additional paid-in capital	1,315,959	1,319,370
Treasury stock, at cost, 975,549 shares at December 31, 2003 and 2002	(6,678)	(6,678)
Unearned stock compensation	(2)	(15)
Accumulated other comprehensive loss	(103)	(8,314)
Retained earnings (Accumulated deficit)	40,416	(91,056)

Total stockholders' equity	1,350,589	1,214,305

Total liabilities and stockholders' equity	$3,350,211	$2,809,496

See notes to consolidated financial statements.

Community Health Systems, Inc. and subsidiaries
consolidated statements of stockholders' equity

	Common stock			Treasury stock
			Additional Paid-in Capital			Notes Receivable for Common Stock	Unearned Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)
(Dollars in thousands, except share data)
	Shares	Amount		Shares	Amount					Total

BALANCE, January 1, 2001	87,105,562	$871	$998,092	(967,980)	$(6,587)	$(334)	$(85)	$—	$(235,783)	$756,174
Comprehensive Income:
Net income	—	—	—	—	—	—	—	—	44,743	44,743
Net change in fair value of interest rate swaps, net of tax expense of $478	—	—	—	—	—	—	—	750	—	750

Total comprehensive income								750	44,743	45,493
Issuance of common stock in connection with secondary public offering, net of issuance costs	12,000,000	120	305,954	—	—	—	—	—	—	306,074
Issuance of common stock in connection with the exercise of options	243,958	2	2,983	—	—	—	—	—	—	2,985
Issuance of common stock to employee benefit plan	95,478	1	2,894	—	—	—	—	—	—	2,895
Tax benefit from exercise of options	—	—	1,968	—	—	—	—	—	—	1,968
Payments on notes receivable	—	—	—	—	—	123	—	—	—	123
Common stock purchased for treasury, at cost	—	—	—	(7,569)	(91)	—	—	—	—	(91)
Earned stock compensation	—	—	—	—	—	—	44	—	—	44

BALANCE, December 31, 2001	99,444,998	994	1,311,891	(975,549)	(6,678)	(211)	(41)	750	(191,040)	1,115,665
Comprehensive Income:
Net income	—	—	—	—	—	—	—	—	99,984	99,984
Net change in fair value of interest rate swaps, net of tax benefit of $5,794	—	—	—	—	—	—	—	(9,064)	—	(9,064)

Total comprehensive income								(9,064)	99,984	90,920
Issuance of common stock in connection with the exercise of options	203,295	2	2,536	—	—	—	—	—	—	2,538
Issuance of common stock to employee benefit plan	138,741	2	3,702	—	—	—	—	—	—	3,704
Tax benefit from exercise of options	—	—	1,241	—	—	—	—	—	—	1,241
Payments on notes receivable	—	—	—	—	—	211	—	—	—	211
Earned stock compensation	—	—	—	—	—	—	26	—	—	26

BALANCE, December 31, 2002	99,787,034	998	1,319,370	(975,549)	(6,678)	—	(15)	(8,314)	(91,056)	1,214,305
Comprehensive Income:
Net income	—	—	—	—	—	—	—	—	131,472	131,472
Net change in fair value of interest rate swaps, net of tax expense of $5,258	—	—	—	—	—	—	—	8,211	—	8,211

Total comprehensive income	—	—	—	—	—	—	—	8,211	131,472	139,683
Repurchase of common stock	(790,000)	(8)	(14,708)	—	—	—	—	—	—	(14,716)
Issuance of common stock in connection with the exercise of options	384,715	4	4,266	—	—	—	—	—	—	4,270
Issuance of common stock to employee benefit plan	275,783	3	5,193	—	—	—	—	—	—	5,196
Tax benefit from exercise of options	—	—	1,838	—	—	—	—	—	—	1,838
Earned stock compensation	—	—	—	—	—	—	13	—	—	13

BALANCE, December 31, 2003	99,657,532	$997	$1,315,959	(975,549)	$(6,678)	$—	$(2)	$(103)	$40,416	$1,350,589

See notes to consolidated financial statements.

Community Health Systems, Inc. and subsidiaries
consolidated statements of cash flows

	Year Ended December 31,
(Dollars in thousands)	2003	2002	2001

Cash flows from operating activities:
Net income	$131,472	$99,984	$44,743
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	143,766	118,218	119,668
Deferred income taxes	61,574	38,172	25,280
Stock compensation expense	13	26	44
Loss on early extinguishment of debt	—	8,646	6,243
Minority interest in earnings	1,987	2,236	109
Other non-cash (income) expenses, net	320	186	(104)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Patient accounts receivable	(150,843)	(19,099)	(12,241)
Supplies, prepaid expenses and other current assets	(13,727)	(12,566)	1,999
Accounts payable, accrued liabilities and income taxes	34,722	22,628	(40,088)
Other	34,420	27,068	8,734

Net cash provided by operating activities	243,704	285,499	154,387

Cash flows from investing activities:
Acquisitions of facilities and other related equipment	(450,572)	(156,069)	(150,941)
Purchases of property and equipment	(146,379)	(103,975)	(83,232)
Disposition of facility	4,088	—	—
Proceeds from sale of equipment	1,072	473	423
Increase in other assets	(28,979)	(31,569)	(31,361)

Net cash used in investing activities	(620,770)	(291,140)	(265,111)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	—	306,074
Proceeds from issuance of convertible debt	—	—	287,500
Proceeds from exercise of stock options	4,264	2,541	2,985
Stock buy-back	(14,708)	—	—
Common stock purchased for treasury	—	—	(91)
Deferred financing costs	(1,261)	(8,959)	(7,750)
Proceeds from minority investors in joint ventures	—	1,770	3,960
Redemption of minority investments in joint ventures	(430)	(707)	(1,594)
Distribution to minority investors in joint ventures	(2,471)	(1,890)	(324)
Borrowings under Credit Agreement	390,700	905,900	124,684
Repayments of long-term indebtedness	(115,541)	(768,556)	(610,074)

Net cash provided by financing activities	260,553	130,099	105,370

Net change in cash and cash equivalents	(116,513)	124,458	(5,354)
Cash and cash equivalents at beginning of period	132,844	8,386	13,740

Cash and cash equivalents at end of period	$16,331	$132,844	$8,386

See notes to consolidated financial statements.

Community Health Systems, Inc. and subsidiaries
notes to consolidated financial statements

1. Business and summary of significant accounting policies

Business.    Community Health Systems, Inc. (the "Company") owns, leases and operates acute care hospitals that are the principal providers of primary healthcare services in non-urban communities. As of December 31, 2003, the Company owned, leased or operated 72 hospitals, licensed for 7,810 beds in 22 states.

Use of estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions.

Principles of consolidation.    The consolidated financial statements include the accounts of the Company and its subsidiaries all of which are controlled by the Company through majority voting control. All significant intercompany accounts and transactions have been eliminated. Certain of the subsidiaries have minority stockholders. The amount of minority interest in equity is not material and is included in other long-term liabilities and minority interest in income or loss is disclosed separately on the statement of income.

Cost of revenue.    The majority of the Company's operating expenses are "cost of revenue" items. Operating costs that could be classified as general and administrative by the Company would include the Company's corporate office costs which were $42.0 million, $33.1 million and $27.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Cash equivalents.    The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents.

Supplies.    Supplies, principally medical supplies, are stated at the lower of cost (first-in, first-out basis) or market.

Property and equipment.    Property and equipment are recorded at cost. Depreciation is recognized using the straight-line method over the estimated useful lives of the land improvements (2 to 15 years; weighted average useful life is 15 years), buildings and improvements (5 to 40 years; weighted average useful life is 21 years) and equipment and fixtures (4 to 18 years; weighted average useful life is 8 years). Costs capitalized as construction in progress were $45.9 million and $17.7 million at December 31, 2003 and 2002, respectively. Expenditures for renovations and other significant improvements are capitalized; however, maintenance and repairs which do not improve or extend the useful lives of the respective assets are charged to operations as incurred. Interest capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 34, "Capitalization of Interest Cost," was $2.3 million, $3.5 million and $3.1 million for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company also leases certain facilities and equipment under capital leases (see Notes 2 and 7). Such assets are amortized on a straight-line basis over the lesser of the term of the lease, or the remaining useful lives of the applicable assets.

Goodwill.    Goodwill represents the excess cost over the fair value of net assets acquired. Prior to the adoption of SFAS No. 142, goodwill arising from business combinations completed prior to July 1, 2001 was amortized on a straight-line basis over a period ranging from 18 to 40 years. Currently, goodwill arising from business combinations (whether or not completed prior to July 1, 2001) is accounted for under the provisions of SFAS No. 141 and SFAS No. 142 and is not amortized. SFAS No. 142 requires goodwill to be evaluated for impairment at the same time every year and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. The Company selected September 30th as its annual testing date.

Other assets.    Other assets consist of the noncurrent portion of deferred income taxes, costs associated with the issuance of debt, which are amortized over the life of the related debt using the effective interest method, and costs to recruit physicians to the Company's markets, which are deferred and amortized over the term of the respective physician recruitment contract, which is generally three years. Amortization of deferred financing costs is included in interest expense.

Third-party reimbursement.    Net operating revenues include amounts estimated by management to be reimbursable by Medicare and Medicaid under prospective payment systems, provisions of cost-reimbursement and other payment methods. Approximately 44% of net operating revenues for the years ended December 31, 2003 and December 31, 2002 and 45% for the year ended December 31, 2001, are related to services rendered to patients covered by the Medicare and Medicaid programs. Included in the amounts received from Medicare, approximately 0.70% of net operating revenues for 2003, 0.66% for 2002 and 0.65% for 2001 relates to Medicare inpatient outlier payments. In addition, the Company is reimbursed by non-governmental payors using a variety of payment methodologies. Amounts received by the Company for treatment of patients covered by such programs are generally less than the standard billing rates. The differences between the estimated program reimbursement rates and the standard billing rates are accounted for as contractual adjustments, which are deducted from gross revenues to arrive at net operating revenues. Final settlements under certain of these programs are subject to adjustment based on administrative review and audit by third parties. Adjustments to the estimated billings are recorded in the periods that such adjustments become known. Adjustments to previous program reimbursement estimates are accounted for as contractual adjustments and reported in future periods as final settlements are determined. Adjustments related to final settlements or appeals increased revenue by an insignificant amount in each of the years ended December 31, 2003, 2002 and 2001. Net amounts due to third-party payors as of December 31, 2003 were $21 million and as of December 31, 2002 were $29 million and are included in accrued liabilities-other in the accompanying balance sheets. Substantially all Medicare and Medicaid cost reports are final settled through 1999.

Allowance for doubtful accounts.    Accounts receivable are reduced by an allowance for amounts that could become uncollectible in the future. Substantially all of the Company's receivables are related to providing healthcare services to our hospitals' patients. The Company's estimate for its allowance for doubtful accounts is calculated by reserving as uncollectible all governmental and non-governmental accounts over 150 days from discharge. This method is monitored based on our historical collection experience. Uncollected accounts are written off when turned over to an outside collection agency or over 210 days from discharge if being collected by the Company's internal collection agency.

Concentrations of credit risk.    The Company grants unsecured credit to its patients, most of whom reside in the service area of the Company's facilities and are insured under third-party payor agreements. Because of the geographic and economic diversity of the Company's facilities and non-governmental third- party payors, Medicare and Medicaid represent the Company's only significant concentrations of credit risk.

The following table sets forth the gross accounts receivable, net of the related contractual allowance for the periods presented (in thousands):

	Balance as of December 31,
	2003			2002
	Medicare	Medicaid	Managed Care, Self-pay and Other	Medicare	Medicaid	Managed Care, Self-pay and Other

Gross accounts receivable	$426,228	$266,382	$685,206	$243,441	$151,730	$476,058
Contractual allowance	(303,707)	(171,606)	(239,729)	(164,811)	(92,900)	(139,966)

Accounts receivable, net of contractual allowance	$122,521	$94,776	$445,477	$78,630	$58,830	$336,092

Net operating revenues.    Net operating revenues are recorded net of provisions for contractual adjustments of approximately $5,349 million, $3,451 million and $2,383 million in 2003, 2002 and 2001, respectively. Net operating revenues are recognized when services are provided. In the ordinary course of business the Company renders services to patients who are financially unable to pay for hospital care. The value (at the Company's standard charges) of these services to patients who are unable to pay is eliminated prior to reporting net operating revenues and was $87.0 million, $53.1 million and $43.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Professional liability insurance claims.    The Company accrues for estimated losses resulting from professional liability claims to the extent they are not covered by insurance. The accrual, which includes an estimate for incurred but not reported claims, is based on historical loss patterns and actuarially-determined projections and is discounted to its net present value. To the extent that subsequent claims information varies from management's estimates, the liability is adjusted currently.

Accounting for the impairment or disposal of long-lived assets.    In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," whenever events or changes in circumstances indicate that the carrying values of certain long-lived assets may be impaired, the Company projects the undiscounted cash flows expected to be generated by these assets. If the projections indicate that the reported amounts are not expected to be recovered, such amounts are reduced to their estimated fair value based on a quoted market price, if available, or an estimate based on valuation techniques available in the circumstances.

Income taxes.    The Company accounts for income taxes under the asset and liability method, in which deferred income tax assets and liabilities are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the statement of operations during the period in which the tax rate change becomes law.

Comprehensive income.    SFAS No. 130, "Reporting Comprehensive Income," defines comprehensive income as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. "Accumulated other comprehensive income (loss)" of $(0.1) million net of income tax benefit of $0.1 million at December 31, 2003, ($8.3) million net of income tax benefit of $5.3 million at December 31, 2002 and $0.8 million net of income tax expense of $0.4 million at December 31, 2001, represents the cumulative change in fair value of interest rate swap agreements at the respective balance sheet dates.

Stock-based compensation.    The Company accounts for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Compensation cost, if any, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation plans; however, it allows an entity to continue to measure compensation for those plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25. The Company has elected to continue to measure compensation under the method of accounting as described above, and has adopted the disclosure requirements of SFAS No. 123 and SFAS No. 148.

Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average fair value of each option granted during 2003, 2002 and 2001 were $7.50, $7.62 and $8.46, respectively. In 2003, 2002 and 2001 the exercise price of options granted was the same as the fair value of the related stock. The following weighted-average assumptions were used for grants in fiscal 2003, 2002 and 2001: risk-free interest rate of 2.03%, 2.38% and 3.71%; expected volatility of the Company's stock was 44% and 38% for 2003 and 2002, respectively, and the expected volatility of the Company's common stock based on peer companies in the healthcare industry was 57% for 2001; no dividend yields; and weighted-average expected life of the options of 4 years, 4 years and 2 years for options granted in 2003, 2002 and 2001, respectively.

Had the fair value of the options granted been recognized as compensation expense on a straight line basis over the vesting period of the grant, the Company's net income and income per share would have been reduced to the pro forma amounts indicated below (in thousands except per share data):

	Year Ended December 31,
	2003	2002	2001

Net income:	$131,472	$99,984	$44,743
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	5,104	4,310	4,492

Pro-forma net income	$126,368	$95,674	$40,251

Net income per share:
Basic—as reported	$1.34	$1.02	$0.51

Basic—pro-forma	$1.28	$0.97	$0.46

Diluted—as reported	$1.30	$1.00	$0.50

Diluted—pro-forma	$1.25	$0.96	$0.45

Segment reporting.    The Company operates in one line of business which is the provision of health care through general acute care hospitals and related health care facilities. To more efficiently manage the Company's business, it has been organized into operating segments or groups. The groups' economic characteristics, nature of their operations, regulatory environment in which they operate and the way in which they are managed are all similar. Accordingly, the Company aggregates its groups into a single reportable segment as that term is defined by SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information."

Derivative instruments and hedging activities.    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", amended by SFAS No. 137, SFAS No. 138 and SFAS No. 149. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the consolidated balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in a derivative's fair value be recorded each period in earnings or other comprehensive income ("OCI"), depending on whether the derivative is designated and is effective as a hedged transaction, and on the type of hedge transaction. Changes in the fair value of derivative instruments recorded to OCI are reclassified to earnings in the period affected by the underlying hedged item. Any portion of the fair value of a derivative instrument determined to be ineffective under the rules is recognized in current earnings. The adoption of SFAS No. 133, as amended, on January 1, 2001 did not have a material effect on the Company's consolidated financial position or results of operations.

The Company has entered into several interest rate swap agreements that fall under the scope of this pronouncement. See Note 6 for further discussion about the swap transactions.

New accounting pronouncements.    Effective July 1, 2001, the Company adopted SFAS No. 141, "Business Combinations," and effective January 1, 2002, adopted SFAS No. 142, "Goodwill and Other Intangible Assets," related to the non-amortization of goodwill. Since adoption, existing goodwill is no longer amortized but assessed for impairment at least annually. The Company has selected September 30th as its annual assessment date. No impairment write-down occurred from the adoption of SFAS No. 142. The effect on net earnings of adopting SFAS No. 142 was a favorable increase per share (diluted) for the year ended December 31, 2003.

The following table sets forth a reconciliation of net income and net income per share, assuming that SFAS No. 142 was applied during all periods presented.

	Year Ended December 31,
(in thousands, except per share data)	2003	2002	2001

Net income:
As reported	$131,472	$99,984	$44,743
Goodwill amortization, net of tax	—	—	24,806

As adjusted	$131,472	$99,984	$69,549

Net income per share—basic:
As reported	$1.34	$1.02	$0.51
Goodwill amortization, net of tax	—	—	0.28

As adjusted	$1.34	$1.02	$0.79

Net income per share—diluted:
As reported	$1.30	$1.00	$0.50
Goodwill amortization, net of tax	—	—	0.27

As adjusted	$1.30	$1.00	$0.77

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", and an amendment of that statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund

Requirements." This statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." This statement amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provision of this statement related to the rescission of SFAS No. 4 are effective for fiscal years beginning after May 15, 2002. Upon adoption, the extraordinary losses recognized in the year ended December 31, 2002 and the year ended December 31, 2001 were reclassified before income taxes to conform to the provisions of SFAS No. 145.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the statement include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. The provisions of this statement are effective for exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34" ("FIN No. 45"). The interpretation requires that upon issuance of a guarantee, the entity must recognize a liability for the fair value of the obligation it assumes under that guarantee. This interpretation is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with separately identified consideration and guarantees issued without separately identified consideration. For the Company, the initial recognition and measurement provisions of FIN No. 45 are applicable to guarantees issued or modified after December 31, 2002. The Company's adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial position or consolidated results of operations. The disclosure requirements of FIN No. 45 were effective for the Company as of December 31, 2002. The required disclosures are included in Note 11.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for annual and interim periods beginning after December 15, 2002. As the Company elected not to change to the fair value based method of accounting for stock-based employee compensation, the adoption of SFAS No. 148 did not have an impact on the Company's consolidated financial position or consolidated results of operation. The Company has included the disclosures in accordance with SFAS No. 148 in this Note 1.

In May 2003, the FASB issued SFAS No. 149 "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the Company's consolidated results of operations or consolidated financial position.

In May 2003, the FASB issued SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring as liabilities specified financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective immediately for instruments entered into or modified after May 31, 2003, and to all other instruments that exist as of the beginning of the first interim reporting period beginning after June 15, 2003. In November 2003, the FASB issued staff position 150-3. Position 150-3 deferred the effective date for applying the provisions of SFAS No. 150 for certain mandatorily redeemable noncontrolling interests. The adoption of the current provisions of SFAS No. 150 did not have a material impact on the Company's consolidated results of operations or consolidated financial position.

In December 2003, the FASB issued Interpretation No. 46R, "Consolidation of Variable Interest Entities ("VIE's")" ("FIN No. 46"). This interpretation clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. As of December 31, 2003, the Company has adopted the provisions of FIN No. 46 which are effective as of December 31, 2003 and required to be applied to those entities that are considered to be special-purpose entities. The adoption of those effective provisions of FIN No. 46 did not have a impact on the Company's consolidated financial position or results of operations as the Company has not identified any relationships that would qualify as special-purpose entities. The Company does not anticipate any impact on the consolidated financial statements of adopting the remaining provisions of FIN No. 46, which are effective for the Company March 31, 2004. As of December 31, 2003 the Company does not have any VIE's.

Reclassifications.    Certain amounts presented in prior year's financial statements have been reclassified to conform with the current year presentation. These reclassifications, primarily for the discontinued operations as described in Note 2, have no impact on total assets, liabilities, stockholders' equity, net income or cash flows.

2. Long-term leases, acquisitions and divestitures

 The business combinations completed by the Company during 2003 and 2002 have been accounted for and are disclosed in accordance with the provisions of SFAS No. 141. During 2003, the Company acquired through three purchase transactions and one capital lease transaction, most of the assets and working capital of ten hospitals. On January 1, 2003, the Company acquired seven hospitals located in West Tennessee from Methodist Healthcare Corporation of Memphis, Tennessee in a single purchase transaction. Combined licensed beds at these seven facilities total 676. On July 1, 2003, the Company acquired Pottstown Memorial Medical Center, a 222 bed hospital located in Pottstown, Pennsylvania. On August 1, 2003, the Company acquired Southside Regional Medical Center, a 408 bed hospital located in Petersburg, Virginia in a capital lease transaction. On October 1, 2003, the Company acquired Laredo Medical Center, a 326 bed hospital located in Laredo, Texas. The aggregate consideration for the ten hospitals totaled approximately $466 million, consisting of $423 million in cash and approximately $43 million in assumed liabilities. Goodwill recognized in these transactions totaled $119 million. Goodwill recorded during 2003 is expected to be fully deductible for tax purposes.

During 2002, the Company acquired through six separate purchase transactions, most of the assets and working capital of six hospitals. On January 1, 2002, the Company acquired Gateway Regional Medical Center, a 396-bed hospital located in Granite City, Illinois. On March 1, 2002, the Company acquired Helena Regional Medical Center, a 155-bed hospital located in Helena, Arkansas. On June 30, 2002, the Company acquired Plateau Medical Center, a 90-bed hospital located in Oak Hill, West Virginia. On August 1, 2002, the Company acquired Lock Haven Hospital, a 77-bed hospital located in Lock Haven, Pennsylvania. On September 30, 2002 the Company acquired Memorial Hospital of Salem County, a 140-bed hospital located in Salem, New Jersey. On December 1, 2002, the Company acquired Lake Wales Medical Center, a 154-bed hospital located in Lake Wales, Florida. The consideration for the six hospitals totaled $173 million, consisting of $138 million in cash and $35 million in assumed liabilities. Goodwill recognized in these purchase transactions totaled $18 million. Goodwill recorded during 2002 is expected to be fully deductible for tax purposes.

During 2001, the Company acquired, through five separate purchase transactions, most of the assets and working capital of five hospitals. On June 1, 2001, the Company acquired Brandywine Hospital, a 168-bed hospital located in Coatesville, Pennsylvania. On September 1, 2001, the Company acquired Red Bud Regional Hospital, a 103-bed hospital in Red Bud, Illinois. On October 1, 2001, the Company acquired Jennersville Regional Hospital, a 59-bed hospital located in West Grove, Pennsylvania and Easton Hospital, a 369-bed hospital located in Easton, Pennsylvania. On November 1, 2001, the Company acquired South Texas Regional Medical

Center, a 57-bed hospital located in Jourdanton, Texas. The consideration for the five hospitals totaled $225 million consisting of $143 million in cash, which was borrowed under the acquisition loan facilities, and assumed liabilities of $82 million. Goodwill recognized in these purchase transactions totaled $49 million. Goodwill of $34 million related to acquisitions dated after June 30, 2001; no amortization of such goodwill has been included in the consolidated financial statements. Goodwill recorded during 2001 is expected to be fully deductible for tax purposes.

The foregoing acquisitions were accounted for using the purchase method of accounting. The allocation of the purchase price has been determined by the Company based upon available information and, for certain acquisition transactions closed in 2003, is subject to obtaining final asset valuations prepared by independent appraisers, and settling amounts related to purchased working capital. Independent asset valuations are generally completed within 120 days of the date of acquisition; working capital settlements are generally made within 180 days of the date of acquisition. Adjustments to the purchase price allocation are not expected to be material.

The table below summarizes the allocations of the purchase price (including assumed liabilities) for these acquisitions (in thousands):

	2003	2002	2001

Current assets	$23,174	$35,517	$48,805
Property and equipment	319,859	119,440	127,209
Goodwill and other intangibles	123,285	18,228	49,335

The operating results of the foregoing hospitals have been included in the consolidated statements of income from their respective dates of acquisition. The following pro forma combined summary of operations of the Company gives effect to using historical information of the operations of the hospitals purchased in 2003 and 2002 as if the acquisitions had occurred as of January 1, 2002 (in thousands, except per share data):

	Year Ended December 31,
	2003	2002

Pro forma net operating revenues	$3,053,379	$2,799,225
Pro forma net income	122,482	76,160
Pro forma net income per share:
Basic	$1.24	$0.77
Diluted	$1.21	$0.76

In August 2004, we announced that we had divested two hospitals, Sabine Medical Center and Randolph County Medical Center, for approximately $9 million. In addition as part of our strategic review, the Company has decided to market one of its hospitals for sale.

In connection with the above actions and in accordance with Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for the Impairment or Disposal of Long-Lived Assets, we have classified the results of operations of Sabine Medical Center and Randolph County Medical Center as discontinued operations in the accompanying consolidated statements of income. In addition, the Company is anticipating the sale of one of its hospitals within the next twelve months. The operations of that hospital have been classified as discontinued operations in the accompanying consolidated statements of income. The consolidated statements of income for each prior period presented have been restated to reflect the classification of these three hospitals as discontinued operations.

Net operating revenues and loss from discontinued operations for the years ended December 31, 2003, 2002 and 2001 are as follows:

(in thousands)	2003	2002	2001

Net operating revenues	$37,858	$37,033	$36,149

Loss from discontinued operations, before taxes	(888)	(1,256)	(1,961)
Income tax benefit	311	439	686

Loss from discontinued operations, net of tax	$(577)	$(817)	$(1,275)

Assets and liabilities of the hospitals classified as discontinued operations included in the accompanying consolidated balance sheets as of December 31, 2003 and 2002:

	December 31,
(in thousands)	2003	2002

Current assets	$9,022	$7,828
Property and equipment	8,595	9,525
Other assets	960	1,173
Current liabilities	(2,659)	(2,439)

Net assets	$15,918	$16,087

3. Goodwill and other intangible assets

 The changes in the carrying amount of goodwill for the twelve months ended December 31, 2003, are as follows (in thousands):

	2003	2002

Balance, beginning of year	$1,029,975	$999,525
Goodwill acquired as part of acquisitions during the year	119,155	18,228
Consideration adjustments and finalization of purchase price allocations for prior year's acquisitions	8,952	12,222
Goodwill written off as part of disposal	(2,285)	—

Balance, end of year	$1,155,797	$1,029,975

The Company performed its initial goodwill evaluation, as required by SFAS No. 142, during the first quarter of 2002 and the annual evaluation as of each succeeding September 30. No impairment was indicated by these evaluations.

As required by SFAS No. 142, intangible assets that do not meet the criteria for separate recognition must be reclassified and included as part of goodwill. As a result of our analysis, no reclassifications to goodwill were required as of January 1, 2002. The gross carrying amount of the Company's other intangible assets was $9.8 million as of December 31, 2003 and $3.7 million as of December 31, 2002, and the net carrying amount was $7.8 million and $2.6 million as of December 31, 2003 and December 31, 2002, respectively. Other intangible assets are included in Other assets, net on the Company's balance sheets.

The weighted average amortization period for the intangible assets subject to amortization is approximately 7 years. There are no expected residual values related to these intangible assets. Amortization expense for these intangible assets was $0.8 million and $0.3 million during the years ended December 31, 2003 and 2002, respectively. Amortization expense on intangible assets is estimated to be $1.1 million in 2004, $1.0 million in 2005, $0.8 million in 2006, and $0.7 million in 2007.

Community Health Systems, Inc. and subsidiaries
notes to consolidated financial statements (continued)

4. Income taxes

 The provision for income taxes consists of the following (in thousands):

	Year Ended December 31,
	2003	2002	2001

Current
Federal	$36,605	$13,935	$1,693
State	9,225	8,960	4,688

	45,830	22,895	6,381

Deferred
Federal	36,496	41,042	33,654
State	5,880	6,083	3,474

	42,376	47,125	37,128

Total provision for income taxes	$88,206	$70,020	$43,509

The following table reconciles the differences between the statutory federal income tax rate and the effective tax rate (dollars in thousands):

	Year Ended December 31,
	2003		2002		2001

	Amount	%	Amount	%	Amount	%

Provision for income taxes at statutory federal rate	$76,887	35.0%	$59,501	35.0%	$30,888	35.0%
State income taxes, net of federal income tax benefit	9,818	4.5	9,779	5.8	5,420	6.1
Non-deductible goodwill	355	0.2	—	—	6,691	7.6
Other	1,146	0.5	740	0.4	510	0.6

Provision for income taxes and effective tax rate	$88,206	40.2%	$70,020	41.2%	$43,509	49.3%

Deferred income taxes are based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities under the provisions of the enacted tax laws. Deferred income taxes as of December 31, consist of (in thousands):

	2003		2002
	Assets	Liabilities	Assets	Liabilities

Net operating loss and credit carryforwards	$26,211	$—	$38,049	$—
Property and equipment	—	92,778	—	72,384
Self-insurance liabilities	12,969	—	8,825	—
Intangibles	—	55,304	—	33,538
Other liabilities	—	2,423	—	2,190
Long-term debt and interest	2,327	—	1,025	—
Accounts receivable	5,553	—	16,206	—
Accrued expenses	6,814	—	4,368	—
Other comprehensive income	57	—	5,588	—
Other	3,783	—	2,811	3,073

	57,714	150,505	76,872	111,185
Valuation allowance	(18,219)	—	(15,123)	—

Total deferred income taxes	$39,495	$150,505	$61,749	$111,185

Management believes that the net deferred tax assets will ultimately be realized, except as noted below. Management's conclusion is based on its estimate of future taxable income and the expected timing of temporary difference reversals. The Company has federal alternative minimum tax credit carryforwards of approximately $3.9 million, which may be carried forward indefinitely, and state net operating loss carryforwards of approximately $372 million, which expire from 2004 to 2023. With respect to the deferred tax liability pertaining to intangibles, as included above, goodwill purchased in connection with certain of the Company's business acquisitions is amortizable for income tax reporting purposes. However, for financial reporting purposes, there is no corresponding amortization allowed with respect to such purchased goodwill.

The valuation allowance of $13.2 million, relating primarily to state net operating losses, recognized in June 1996, the date the Company's operating company was acquired (the "Acquisition") by affiliates of Forstmann Little & Co. ("FL & Co."), was reduced by approximately $0.4 million and $4.0 million in 2003 and 2002, respectively. The $0.4 million reduction in 2003 consists of $0.3 million of state net operating losses and credits that management believes will ultimately be realized and $0.1 million of state net operating losses that relate to Berrien County Hospital, which was sold during 2003. The $4.0 million reduction in 2002 relates to net operating losses and credits that management believes will ultimately be realized. No benefit was recorded in 2003 or 2002 for the actual utilization or the expected utilization of state net operating losses incurred in pre-FL & Co. acquisition years, as a valuation allowance attributable to these losses had previously been recorded in goodwill. Accordingly, goodwill was reduced in 2003 and 2002 for the tax benefit realized through the actual utilization of these losses or the expected utilization of these losses in future years. Likewise, any future benefits attributable to a decrease in the valuation allowance recognized at the date of acquisition by FL & Co. will be recorded as a reduction in goodwill. In this regard, at December 31, 2003, the remaining valuation allowance recorded pursuant to the Acquisition is $2.0 million.

The valuation allowance increased by $3.1 million and $0.5 million during the years ended December 31, 2003 and 2002, respectively. In addition to amounts previously discussed, the change in valuation allowance relates to a redetermination of the amount of, and realizability of, net operating losses in certain state income tax jurisdictions.

In addition to the amount paid in 2001 for federal income tax examinations discussed below, the Company paid income taxes, net of refunds received, of $27.2 million, $15.7 million and $2.5 million during 2003, 2002, and 2001, respectively.

Federal income tax examinations.    In 2001, the Company settled the Internal Revenue Service examinations of its filed federal income tax returns for the tax periods ended December 31, 1993 through December 31, 1996. In that settlement, the Company agreed to several adjustments, primarily involving temporary or timing differences, and paid approximately $8.5 million, in satisfaction of the resulting federal income taxes and interest. The Internal Revenue Service examinations did not have a material financial impact on the Company. Such payment was primarily attributable to adjustments made to taxable income for the tax year ended July 10, 1996. These adjustments resulted in a reduction in the net operating loss carryback available to offset pre-1996 tax liabilities, for which the Company had previously received a refund.

Periods subsequent to 1996 have not been examined by the Internal Revenue Service. Additionally, the Company is not currently under examination by the Internal Revenue Service. Management believes the Company's tax accruals are adequate to cover tax liabilities for all open tax years.

5. Long-term debt

 Long-term debt consists of the following (in thousands):

	As of December 31,
	2003	2002

Credit Facilities:
Revolving Credit Loans	$85,000	$—
Term Loans	1,038,875	847,875
Convertible Notes	287,500	287,500
Tax-exempt bonds	8,000	8,000
Capital lease obligations (see Note 7)	25,050	26,462
Term loans from acquisitions	9,600	10,800
Other	20,633	11,821

Total debt	1,474,658	1,192,458
Less current maturities	(29,677)	(18,529)

Total long-term debt	$1,444,981	$1,173,929

Credit Facilities.    On July 16, 2002, the Company entered into a $1.2 billion senior secured credit facility with a consortium of lenders. The facility replaced the previous credit facility and consists of an $850 million term loan that matures in 2010 (as opposed to 2005 under the previous facility) and a six-year $350 million revolving credit facility that matures in 2008 (as opposed to 2004 under the previous facility). On July 2, 2003, the Company amended its senior secured credit facility by exercising a feature allowing it to add $200 million of funded term loans with the same interest rate per annum as its existing term loans. The $200 million incremental term loans mature in 2011. The Company may elect from time to time an interest rate per annum for the borrowings under the term loan including the incremental term loan, and revolving credit facility equal to (a) an annual benchmark rate, which will be equal to the greatest of (i) the Prime Rate, (ii) the Base CD Rate plus 100 basis points or (iii) the Federal Funds Effective Rate plus 50 basis points (the "ABR"), plus (1) 150 basis points for the term loan and (2) the Applicable Margin for revolving credit loans or (b) the Eurodollar Rate plus (1) 250 basis points for the term loan and (2) the Eurodollar Applicable Margin for revolving credit loans. The Company also pays a commitment fee for the daily average unused commitments under the revolving credit facility. The commitment fee is based on a pricing grid depending on the Eurodollar Applicable Margin for revolving credit loans and ranges from 0.375% to 0.500%. The commitment fee is payable quarterly in arrears and on the revolving credit termination date with respect to the available revolving credit commitments. In addition, the Company will pay fees for each letter of credit issued under the credit facility. The purpose of the facility was to refinance the Company's previous credit agreement, repay certain other indebtedness, and fund general corporate purposes including acquisitions. As of December 31, 2003, our availability for additional borrowings under its revolving credit facility was approximately $256 million of which approximately $20 million was reserved for outstanding letters of credit. As of December 31, 2003, the Company's weighted average interest rate under the Company's credit agreement was 4.0%.

The terms of the credit agreement include various restrictive covenants. These covenants include restrictions on additional indebtedness, investments, asset sales, capital expenditures, sale and leasebacks, contingent obligations, transactions with affiliates, and fundamental changes. The Company would be required to amend the existing credit agreement in order to pay dividends to its shareholders. The covenants also require maintenance of various ratios regarding consolidated total indebtedness, consolidated interest and fixed charges. The level of these covenants are similar to or more favorable than the credit facility the Company refinanced.

The Term Loans are scheduled to be paid with principal payments for future years as follows (in thousands):

Term Loans

2004	$10,500
2005	10,500
2006	10,500
2007	10,500
2008	108,250
Thereafter	888,625

Total	$1,038,875

As of December 31, 2003 and 2002, the Company had letters of credit issued, primarily in support of certain bonds of approximately $20 million and $13 million, respectively.

Convertible notes.    On October 15, 2001, the Company sold $287.5 million aggregate principal amount (including the underwriter's over-allotment option) of 4.25% convertible notes for face value. The notes mature on October 15, 2008 unless converted or redeemed earlier. Interest on the notes is payable semi-annually on April 15 and October 15 of each year. The interest payments commenced April 15, 2002. The notes are convertible, at the option of the holder, into shares of the Company's common stock at any time before the maturity date, unless the Company has previously redeemed or repurchased the notes, at a conversion rate of 29.8507 shares of common stock per $1,000 principal amount of notes representing a conversion price of $33.50. The conversion rate is subject to anti-dilution adjustment in some events.

Prior to October 15, 2005, if the price of the Company's common stock has exceeded 150% of the conversion price for at least 20 trading days in the consecutive 30-day trading period ending on the trading day prior to the date of mailing of the notice of redemption, the Company has the right at any time to redeem some or all of the notes at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date. In this case, the Company must make an additional "make whole" payment in cash or at the

Company's option, common stock or a combination of cash and common stock equal to $170 per $1,000 principal amount of notes, minus the amount of any interest actually paid or accrued and unpaid on each $1,000 principal amount of redeemed notes prior to the date the Company redeems the notes.

On or after October 15, 2005, the Company has the right to redeem the notes, in whole or from time to time in part, at redemption prices, expressed as a percentage of the principal amount, together with accrued and unpaid interest to the redemption date, as follows for the 12-month period beginning on:

October 15, 2005	101.821%
October 15, 2006	101.214%
October 15, 2007	100.607%
Thereafter	100.000%

Tax-exempt bonds.    Tax-Exempt Bonds bore interest at floating rates, which averaged 1.08% and 1.44% during 2003 and 2002, respectively.

Other debt.    As of December 31, 2002, other debt consisted primarily of an industrial revenue bond and other obligations maturing in various installments through 2014.

The Company currently has six separate interest swap agreements to limit the effect of changes in interest rates on a portion of our long-term borrowings. Under two agreements, effective November 23, 2001 and expiring in November 2004 and 2005, the Company pays interest at fixed rates of 4.03% and 4.46%, respectively. Each of these agreements has a $100 million notional amount of indebtedness. Under a third agreement, effective November 4, 2002 and expiring November 2007, the Company pays interest at a fixed rate of 3.30% on $150 million notional amount of indebtedness. Under a fourth agreement, effective June 13, 2003 and expiring November 2007, the Company pays interest at a fixed rate of 2.04% on $100 million notional amount of indebtedness. Under a fifth agreement, effective June 13, 2003 and expiring June 2008, the Company pays interest at a fixed rate of 2.40% on $100 million notional amount of indebtedness. Under a sixth agreement, effective October 3, 2003 and expiring October 2006, the Company pays interest at a fixed rate of 2.31% on $100 million notional amount of indebtedness. The Company receives a variable rate of interest on each of these swaps based on the three-month London Inter-Bank Offer ("LIBOR"), excluding the margin paid under the credit facility on a quarterly basis which is currently 225 basis points for revolving credit loans and 250 basis points for term loans under the credit facility. Also, an agreement with a $100 million notional amount of indebtedness, expired on November 28, 2003.

As of December 31, 2003, the scheduled maturities of long-term debt outstanding, including capital leases, for each of the next five years and thereafter are as follows (in thousands):

2004	$29,677
2005	24,770
2006	14,153
2007	14,042
2008	483,878
Thereafter	908,138

$1,474,658

The Company paid interest of $68 million, $59 million and $107 million on borrowings during the years ended December 31, 2003, 2002 and 2001, respectively.

6. Fair values of financial instruments

 The fair value of financial instruments has been estimated by the Company using available market information as of December 31, 2003 and 2002, and valuation methodologies considered appropriate. The estimates presented are not necessarily indicative of amounts the Company could realize in a current market exchange (in thousands):

	As of December 31,
	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets:
Cash and cash equivalents	$16,331	$16,331	$132,844	$132,844
Liabilities:
Credit facilities	1,123,875	1,137,510	847,875	844,166
Convertible Notes	287,500	309,218	287,500	284,729
Tax-exempt Bonds	8,000	8,000	8,000	8,000
Term loans from acquisitions	9,600	9,600	10,800	10,800
Other debt	20,633	20,633	11,821	11,821

Cash and cash equivalents.    The carrying amount approximates fair value due to the short term maturity of these instruments (less than three months).

Credit facilities, term loans from acquisitions and other debt.    Estimated fair value is based on information from the Company's bankers regarding relevant pricing for trading activity among the Company's lending institutions.

Convertible notes.    Estimated fair value is based on the average bid and ask price as quoted in public markets for these instruments.

Interest rate swaps.    The fair value of interest rate swap agreements is the amount at which they could be settled, based on estimates obtained from the counterparty. The Company has designated the interest rate swaps as cash flow hedge instruments whose recorded value in the consolidated balance sheet approximates fair market value. The Company assesses the effectiveness of its hedge instruments on a quarterly basis. For the years ended December 31, 2003 and 2002, the Company completed an assessment of the cash flow hedge instruments and determined the hedge to be highly effective. The Company has also determined that the ineffective portion of the hedge does not have a material effect on the Company's consolidated financial position, operations or cash flows. The counterparty to the interest rate swap agreements exposes the Company to credit risk in the event of non-performance. However, the Company does not anticipate non-performance by the counterparty. The

Company does not hold or issue derivative financial instruments for trading purposes. Swaps consisted of the following at December 31, 2003:

Swap #1
Notional amount	$100 million
Fixed interest rate	4.03%
Termination date	November 30, 2004
Fair value	$(2.4) million
Swap #2
Notional amount	$100 million
Fixed interest rate	4.46%
Termination date	November 30, 2005
Fair value	$(4.6) million
Swap #3
Notional amount	$150 million
Fixed interest rate	3.30%
Termination date	November 4, 2007
Fair value	$(1.3) million
Swap #4
Notional amount	$100 million
Fixed interest rate	2.04%
Termination date	June 13, 2007
Fair value	$2.9 million
Swap #5
Notional amount	$100 million
Fixed interest rate	2.40%
Termination date	June 13, 2008
Fair value	$4.0 million
Swap #6
Notional amount	$100 million
Fixed interest rate	2.31%
Termination date	October 3, 2006
Fair value	$0.6 million

Assuming no change in December 31, 2003 interest rates, approximately $12.6 million will be charged to earnings through interest expense during the year ending December 31, 2004 pursuant to the interest rate swap agreements. If interest rate swaps do not remain highly effective as a cash flow hedge, the derivatives' gains or losses reported through other comprehensive income will be reclassified into earnings.

Community Health Systems, Inc. and subsidiaries
notes to consolidated financial statements (continued)

7. Leases

 The Company leases hospitals, medical office buildings, and certain equipment under capital and operating lease agreements. During 2003, the Company entered into $76.9 million of capital leases. All lease agreements generally require the Company to pay maintenance, repairs, property taxes and insurance costs. Commitments relating to noncancellable operating and capital leases for each of the next five years and thereafter are as follows (in thousands):

Year ended December 31,	Operating	Capital

2004	$53,020	$6,803
2005	44,184	10,551
2006	34,037	2,750
2007	26,711	2,655
2008	16,775	2,057
Thereafter	56,587	7,271

Total minimum future payments	$231,314	$32,087

Less debt discounts		(7,037)

		25,050
Less current portion		(4,783)

Long-term capital lease obligations		$20,267

Assets capitalized under capital leases as reflected in the accompanying consolidated balance sheets were $11.5 million of land and improvements, $94.7 million of buildings and improvements, and $49.3 million of equipment and fixtures as of December 31, 2003 and $9.9 million of land and improvements, $79.3 million of buildings and improvements and $38.2 million of equipment and fixtures as of December 31, 2002. The accumulated depreciation related to assets under capital leases was $35.4 million and $27.0 million as of December 31, 2003 and 2002, respectively. Depreciation of assets under capital leases is included in depreciation and amortization and amortization of debt discounts on capital lease obligations is included in interest expense in the consolidated statements of operations.

8. Employee benefit plans

 The Company has a defined contribution plan that is qualified under Section 401(k) of the Internal Revenue Code, which covers all eligible employees at its hospitals, clinics, and the corporate offices. Participants may contribute a portion of their compensation not exceeding a limit set annually by the Internal Revenue Service. This plan includes a provision for the Company to match a portion of employee contributions. The Company also provides a defined contribution welfare benefit plan for post-termination benefits to executive and middle management employees. Total expense under the 401(k) plan was $6.8 million, $5.7 million and $3.5 million for the years ended December 31, 2003, 2002 and 2001, respectively. Total expense under the welfare benefit plan was $1.7 million, $0.7 million and $0.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

9. Stockholders' equity

 On June 14, 2000, the Company closed its initial public offering of 18,750,000 shares of common stock; and on July 3, 2000, the underwriters exercised their overallotment option and purchased 1,675,717 shares of common stock. These shares were offered at $13.00 per share. On November 3, 2000, the Company completed an offering of 18,000,000 shares of its common stock at an offering price of $28.1875. Of these shares, 8,000,000 shares were sold by affiliates of FL & Co. and other shareholders. On October 15, 2001, the Company completed an offering of 12,000,000 shares of its common stock at an offering price of $26.80 concurrent with its notes offering. The net proceeds to the Company from the 2001 and the two 2000 common stock offerings in the aggregate were $306.1 million and $514.5 million, respectively, and were used to repay long-term debt.

Authorized capital shares of the Company include 400,000,000 shares of capital stock consisting of 300,000,000 shares of common stock and 100,000,000 shares of Preferred Stock. Each of the aforementioned classes of capital stock has a par value of $.01 per share. Shares of Preferred Stock, none of which are outstanding as of December 31, 2001, may be issued in one or more series having such rights, preferences and other provisions as determined by the Board of Directors without approval by the holders of common stock.

Common shares held by employees and former employees that were acquired directly from the Company are the subject of a stockholder's agreement under which each share, until vested, is subject to repurchase upon termination of employment. Shares vest, on a cumulative basis, each year at a rate of 20% of the total shares issued beginning after the first anniversary date of the purchase. Further, under the stockholder's agreement, shares of common stock held by stockholders other than FL & Co. will only be transferable together with shares transferred by FL & Co. until FL & Co.'s ownership falls below 25%.

On January 23, 2003, the Company announced an open market share repurchase program for up to five million shares of its common stock. The share repurchase program will conclude at the earlier of three years or when the maximum number of shares have been repurchased. As of December 31, 2003, the Company had repurchased 790,000 shares at an average cost of $18.57 per share.

During 1997, the Company granted options to purchase 191,614 shares of common stock to non-employee directors at an exercise price of $8.96 per share. These options are fully vested and expire ten years from the date of grant. As of December 31, 2003, 110,378 non-employee director options to purchase common stock were exercisable with a weighted average remaining contractual life of 3.5 years.

In November 1996, the Board of Directors approved an Employee Stock Option Plan (the "1996 Plan") to provide incentives to key employees of the Company. Options to purchase up to 756,636 shares of common stock are authorized under the 1996 Plan. All options granted pursuant to the 1996 Plan are generally exercisable each year on a cumulative basis at a rate of 20% of the total number of common shares covered by the option beginning one year from the date of grant and expiring ten years from the date of grant. There will be no additional grants of options under the 1996 Plan.

In April 2000, the Board of Directors approved the 2000 Stock Option and Award Plan (the "2000 Plan"). The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code as well as stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards and share awards. Persons eligible to receive grants under the 2000 Plan include the Company's directors, officers, employees and consultants. Options to purchase 12,562,791 shares of common stock are authorized under the 2000 Plan including 8,000,000 options authorized in an amendment to the 2000 Plan approved by the stockholders in May, 2003. Generally the options granted pursuant to the 2000 Plan are exercisable each year on a cumulative basis at a rate of 33 1/3% of the total number of common shares covered by the option beginning on the first anniversary of the date of grant and expiring ten years from the date of grant. As of December 31, 2003, a total of 4,123,013 shares of unissued common stock remain reserved for future grants under the 2000 Plan.

The options granted are "nonqualified" for tax purposes. For financial reporting purposes, the exercise price of certain option grants under the 1996 plan were considered to be below the fair value of the stock at the time of grant. The fair value of those grants was determined based on an appraisal conducted by an independent appraisal firm as of the relevant date. The aggregate differences between fair value and the exercise price is being charged to compensation expense over the relevant vesting periods. Such expense aggregated $12,715, $26,000 and $44,000 in 2003, 2002 and 2001, respectively. Options granted under the 2000 Plan were granted to employees at the fair value of the related stock.

A summary of the number of shares of common stock issuable upon the exercise of options under the Company's 1996 Plan and 2000 Plan for fiscal 2003, 2002 and 2001 and changes during those years is presented below:

	Shares	Price Range	Weighted Average Price

Balance at December 31, 2000	4,331,031	$6.99–31.70	$13.05
Granted	224,400	23.00–29.39	24.85
Exercised	(218,277)	6.99–20.06	12.79
Forfeited or canceled	(138,498)	6.99–31.70	13.60

Balance at December 31, 2001	4,198,656	$6.99–31.70	$13.74
Granted	393,500	20.25–27.70	23.05
Exercised	(203,295)	6.99–23.00	12.64
Forfeited or canceled	(119,183)	6.99–31.70	19.10

Balance at December 31, 2002	4,269,678	$6.99–31.70	$14.50
Granted	4,279,300	18.03–25.70	20.38
Exercised	(341,935)	6.99–24.50	11.56
Forfeited or canceled	(177,673)	6.99–31.70	22.15

Balance at December 31, 2003	8,029,370	$6.99–31.70	$17.59

The following table summarizes information concerning currently outstanding and exercisable options:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$6.99	223,175	3.8 years	$6.99	215,855	$6.99
$13.00	3,013,830	6.4 years	$13.00	3,013,830	$13.00
$18.03–$26.00	4,601,601	9.3 years	$20.60	204,481	$23.03
$27.70–$31.70	190,764	7.6 years	$29.98	138,543	$30.80

The effect of net income and earnings per share if the Company applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation is disclosed in Note 1.

10. Earnings per share

 The following table sets forth the computation of basic and diluted income from continuing operations per share (in thousands, except share data):

	Year Ended December 31,
	2003	2002	2001

Numerator:
Numerator for basic earnings per share—
Income from continuing operations available to common stockholders—basic	$132,049	$100,801	$46,018

Numerator for diluted earnings per share—
Income from continuing operations	$132,049	$100,801	$46,018
Interest, net of tax, on 4.25% convertible notes	8,757	8,757	—

Income from continuing operations available to common stockholders—diluted	$140,806	$109,558	$46,018

Denominator:
Weighted-average number of shares outstanding—basic	98,391,849	98,421,052	88,382,443
Effect of dilutive securities:
Non-employee director options	42,717	58,783	65,245
Unvested common shares	89,439	228,427	490,158
Employee options	988,875	1,087,793	1,313,582
4.25% Convertible notes	8,582,076	8,582,076	—

Weighted-average number of shares outstanding—diluted	108,094,956	108,378,131	90,251,428

Dilutive securities outstanding not included in the computation of earnings per share because their effect is antidilutive:
Employee options	1,559,756	401,532	179,100
4.25% Convertible notes	—	—	8,582,076

11. Commitments and contingencies

Construction commitments.    As of December 31, 2003, the Company has obligations under a certain hospital purchase agreement to construct one hospital in 2004 with an aggregate estimated construction cost, including equipment, of approximately $26 million. Of this amount, approximately $17 million has been expended through December 31, 2003. The Company expects to spend an additional $13 to $14 million in replacement hospital construction and equipment costs related to this project and other recently completed replacement hospital projects during 2004. In addition, the Company has also agreed, as part of the August 2003 acquisition of Southside Regional Medical Center in Petersburg, Virginia to build a replacement facility subject to state certificate of need approval. Since approval has not yet been obtained, final construction cost estimates are not yet available.

Physician recruiting commitments.    As part of our physician recruitment strategy, the Company provides income guarantee agreements to certain physicians who agree to relocate to our communities and commit to remain in practice there. Under such agreements, the Company is required to make payments to the physicians in excess of the amounts they earned in their practice up to the amount of the income guarantee. These income guarantee periods are typically for 12 months. Such payments are recoverable by the Company from physicians who do not fulfill their commitment period, which is typically three years, to the respective community. At December 31, 2003, the maximum potential amount of future payments under these guarantees is $13.1 million.

Other.    At December 31, 2003, the Company has commitments whereby the Company has guaranteed rental income to the owner of a medical office building. The Company would only be required to perform under these commitments if the office space is not otherwise leased to physicians. The maximum potential amount of future payments under this commitment is $3.1 million.

At December 31, 2003, the Company has a commitment whereby the Company has guaranteed a debt instrument at one of our joint ventures of which the Company is a minority investor. The Company would only be required to perform under this commitment if the joint venture is unable to meet its obligation. The maximum potential amount of future payments under this commitment is $2.1 million.

Under specified acquisition agreements we have deposited funds into escrow accounts to be used solely for the purpose of recruiting physicians to that specified hospital. At December 31, 2003, the Company had $11.1 million deposited in escrow accounts, which is included in other long-term assets.

Professional liability risks.    Substantially all of the Company's professional and general liability risks are subject to a per occurrence deductible; prior to June 1, 2002, substantially all of the Company's professional and general liability risks were subject to a $0.5 million per occurrence deductible, and for claims reported from June 1, 2002 through June 1, 2003, these deductibles were $2.0 million per occurrence. Additional coverage above these deductibles was purchased through captive insurance companies in which the Company had a 7.5% minority ownership interest and to which the premiums paid by the Company represented less than 8% of the total premium revenues of the captive insurance companies. Concurrently, with the formation of the Company's own wholly-owned captive insurance company in June 2003, the Company terminated its minority interest relationships in those entities. Substantially all claims reported after June 1, 2003 are self-insured up to $4.0 million per occurrence. Management may on occasion increase the insured risk at certain hospitals based upon insurance pricing and other factors. Excess insurance for all hospitals is purchased through commercial insurance companies and generally after the self-insured amount covers up to $100 million per occurrence. The Company's insurance is underwritten on a "claims-made basis." The Company accrues an estimated liability for its uninsured exposure and self-insured retention based on historical loss patterns and actuarial projections. The Company's estimated liability for the self-insured portion of professional and general liability claims was $40.9 and $22.4 million as of December 31, 2003 and 2002, respectively. These estimated liabilities represent the present value of estimated future professional liability claims payments based on expected loss patterns using a weighted-average discount rate of 3.4% in 2003 and 2002. The weighted-average discount rate is based on an estimate of the risk-free interest rate for the duration of the expected claim payments. The estimated undiscounted claims liability was $48.4 million and $24.5 million as of December 31, 2003 and 2002, respectively.

Legal matters.    The Company is a party to legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not have a material adverse effect on the Company's consolidated financial position, cash flows or results of operations.

12. Related party transactions

 The Company purchased marketing services and materials at a cost of $113,570, $195,791 and $207,573 in 2003, 2002, and 2001, respectively, from a company owned by the spouse of one of the Company's officers. Transactions with this company were discontinued in 2003.

13. Subsequent events

 On January 22, 2004, the Company filed a registration statement with the Securities and Exchange Commission relating to the offer of up to approximately 23.0 million shares of its common stock to be sold from time to time by affiliates of FL & Co. the principal stockholder since its 1996 acquisition of the Company's predecessor. On February 26, 2004, the Company filed an amendment to the Registration Statement, in which an additional 400,870 shares were added to the Registration Statement to cover the shares to be sold by other stockholders.

On April 19, 2004, the Company entered into an underwriting agreement with CHS/Community Health Systems, Inc., a wholly owned subsidiary of the Company, the selling stockholders named therein, which included affiliates of FL & Co., other shareholders and members of management, and the various underwriters named therein. Pursuant to the underwriting agreement, the selling stockholders sold 23,400,870 shares of common stock at a public offering price of $24.50 per share. The offering reduced Forstmann Little's beneficial ownership interest in the Company to approximately 24%. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

On July 27, 2004, the Company filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission relating to the offer and sale from time to time of up to $1.0 billion of common stock and/or convertible debt securities. The shelf registration statement included 23.1 million shares that were sold on September 21, 2004 by affiliates of FL & Co., to an underwriter. These affiliates of FL & Co. had been the Company's principal stockholders since its 1996 acquisition of the Company's predecessor. The 23.1 million or approximately 23% of the Company's outstanding shares sold by affiliates of FL & Co. represented all of their beneficial ownership in the Company. Of the shares sold by affiliates of

FL & Co., the Company repurchased from the underwriter and retired 12 million shares at an aggregate cost of $290.5 million, of which $260 million was borrowed under the Company's revolving credit facility of the Company's credit agreement and the remainder paid for with available cash. The Company intends to review long-term financing alternatives which may be used to repay this borrowing. The Company did not receive proceeds from any sales of shares by affiliates of FL & Co. The proceeds from any possible future sale of newly issued shares or convertible debt securities by the Company under the Company's shelf registration statement will be used for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, acquisitions and the repurchase of Company stock.

Effective July 1, 2004, the Company completed the acquisition of Galesburg Cottage Hospital (170 beds) in Galesburg, Illinois. Consideration for this hospital totaled approximately $31 million, of which approximately $25 million was paid in cash and $6 million represented assumed liabilities and acquisition costs. The hospital was acquired from a local not-for-profit corporation.

Effective August 1, 2004, the Company completed the acquisition of Phoenixville Medical Center, (143 beds) in Phoenixville, Pennsylvania. The consideration for this hospital totaled approximately $104 million, of which approximately $98 million was paid in cash and $6 million represented assumed liabilities and acquisition costs. The hospital was acquired from the University of Pennsylvania.

Effective August 1, 2004, the Company sold Sabine Medical Center, located in Many, Louisiana and Randolph County Medical Center, located in Pocahontas, Arkansas for approximately $9 million of which $7.8 million was cash and $1.2 million was a note. In addition, effective September 1, 2004, the Company identified one additional hospital as being held for disposal. The operations of these three hospitals were segregated and reported as discontinued operations in the Company's consolidated statements of income for each of the periods presented.

On August 19, 2004, the Company entered into a $1.625 billion senior secured credit facility with a consortium of lenders. This facility replaced the Company's previous credit facility and consists of a $1.2 billion term loan that matures in 2011 (as opposed to 2010 under the previous facility) and a $425 million revolving credit facility that matures in 2009.

On September 21, 2004, the Company entered into an underwriting agreement (the "Underwriting Agreement") among the Company, CHS/Community Health Systems, Inc., Citigroup Global Markets Inc. (the "Underwriter"), Forstmann Little & Co. Equity Partnership-V, L.P. and Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership- VI, L.P. (collectively, the "Selling Stockholders"). Pursuant to the Underwriting Agreement, the Underwriter purchased 23,134,738 shares of common stock from the Selling Stockholders for $24.21 per share. The Company did not receive any proceeds from any sale of shares by the Selling Stockholders. On September 27, 2004, the Company purchased from the

Underwriter 12,000,000 of these shares for $24.21 per share. For corporate law purposes, the Company retired these shares upon repurchase. Accordingly, these 12,000,000 shares are treated as authorized and unissued shares.

On November 29, 2004, the Company's Board of Directors approved the issuance of up to $300 million of subordinated notes. The Company anticipates using the offering proceeds to repay borrowings under the revolving and term tranches of our senior secured credit facility.

On November 29, 2004, the Company's Board of Directors gave authority to specified officers to seek and enter into an amendment to our senior secured credit facility.

14. Quarterly financial data (unaudited)

	Quarter
(in thousands, except share and per share data)
	1st	2nd	3rd	4th	Total

Year ended December 31, 2003:
Net operating revenues	$649,337	$648,888	$712,697	$785,844	$2,796,766
Income from continuing operations before taxes	55,682	51,860	52,674	60,350	220,566
Income from continuing operations	33,368	31,157	31,601	35,923	132,049
Net income	33,539	30,616	31,683	35,634	131,472
Earnings per common share—Basic:
Income from continuing operations	0.34	0.32	0.32	0.36	1.34
Loss from discontinued operations	—	(0.01)	—	—	—

Net Income	0.34	0.31	0.32	0.36	1.34

Earnings per common share—Diluted:
Income from continuing operations	0.33	0.31	0.31	0.35	1.30
Loss from discontinued operations	—	(0.01)	—	—	—

Net Income	0.33	0.30	0.31	0.35	1.30

Weighted-average number of shares:
Basic	98,354,944	98,256,322	98,409,888	98,468,574	98,391,849
Diluted	107,820,250	107,765,057	108,123,167	108,672,734	108,094,956
Year ended December 31, 2002:
Net operating revenues	$523,625	$521,578	$543,745	$574,436	$2,163,384
Income from continuing operations before taxes	46,614	42,003	34,956	47,687	171,260
Income from continuing operations	27,298	24,705	20,418	28,380	100,801
Net income	27,176	24,241	20,156	28,411	99,984
Earnings per common share—Basic:
Income from continuing operations	0.28	0.25	0.21	0.29	1.02
(Loss) income from discontinued operations	—	—	—	—	—

Net income	0.28	0.25	0.21	0.29	1.02

Earnings per common share—Diluted:
Income from continuing operations	0.27	0.25	0.21	0.28	1.01
Loss from discontinued operations	—	(0.01)	—	—	(0.01)

Net income	0.27	0.24	0.21	0.28	1.00

Weighted-average number of shares:
Basic	98,111,557	98,267,874	98,533,822	98,571,812	98,421,052
Diluted	108,171,728	99,843,632	108,512,718	108,396,886	108,378,131

Part II

Information not required in prospectus

Item 20. Indemnification of directors and officers

The Restated Certificate of Incorporation and Restated By-Laws provide that the directors and officers of the Registrant shall be indemnified by the Registrant to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Registrant, except with respect to any matter that such director or officer has been adjudicated not to have acted in good faith or in the reasonable belief that his action was in the best interests of the Registrant.

The Registrant has entered into agreements to indemnify its directors and officers in addition to the indemnification provided for in the Restated Certificate of Incorporation and Restated By-Laws. These agreements, among other things, indemnify directors and officers of the Registrant to the fullest extent permitted by Delaware law for certain expenses (including attorneys' fees), liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of the Registrant or an affiliate of the Registrant.

Policies of insurance are maintained by the Registrant under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 21. Exhibits and financial statement schedules

(a)   Exhibits

The following is a list of all the exhibits filed as part of the Registration Statement.

No.	Description
4.1
The Indenture, dated as of December 16, 2004, among the Registrant and SunTrust relating to the 6 1/2% Senior Subordinated Notes due December 15, 2012 (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K on December 13, 2004 (No. 001-15925)).
4.2	Form of Initial Note and Form of Exchange Note (included within the Indenture filed as Exhibit 4.1).

4.3
The Registration Rights Agreement, dated as of December 16, 2004, by and among the Registrant, J.P. Morgan Securities, Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., Wachovia Capital Markets, LLC, KeyBanc Capital Markets, NatCity Investments, Inc., Raymond James & Associates, Inc. and SunTrust Capital Markets, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K on December 13, 2004 (No. 001-15925)).
5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
24.1	Power of Attorney (included on signature page).
25.1	Form T-1 Statement of Eligibility of the Indenture Trustee.
99.1	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.
99.2	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes
99.3	Form of Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owners
99.4	Form of Letter to Our Clients

(b)   Financial Statement Schedules—None.

Item 22. Undertakings

The Registrant hereby undertakes:

(1)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)
to remove from registration means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)
that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(5)
to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(6)
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on the 24th day of February, 2005.

COMMUNITY HEALTH SYSTEMS, INC.
By:	/s/ WAYNE T. SMITH Wayne T. Smith Chairman of the Board, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wayne T. Smith and W. Larry Cash his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WAYNE T. SMITH Wayne T. Smith	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	February 24, 2005
/s/ W. LARRY CASH W. Larry Cash	Executive Vice President, Chief Financial Officer and Director (principal financial officer)	February 24, 2005
/s/ T. MARK BUFORD T. Mark Buford	Vice President and Corporate Controller (principal accounting officer)	February 24, 2005

/s/ JOHN A. CLERICO John A. Clerico	Director	February 24, 2005
/s/ DALE F. FREY Dale F. Frey	Director	February 24, 2005
/s/ JOHN A. FRY John A. Fry	Director	February 24, 2005
/s/ HARVEY KLEIN, M.D. Harvey Klein, M.D.	Director	February 24, 2005
/s/ JULIA B. NORTH Julia B. North	Director	February 24, 2005
/s/ H. MITCHELL WATSON, JR. H. Mitchell Watson, Jr.	Director	February 24, 2005

QuickLinks

Table of contents
Available information
Incorporation of certain documents by reference
Market and industry data and forecasts
Forward-looking statements
Prospectus summary
The exchange offer
The exchange notes
Summary financial data
Risk factors
Use of proceeds
Capitalization
Selected financial and other data
Management's discussion and analysis of financial condition and results of operations
Business
Management
Estimated SERP maximum annual benefit at age 65 for years of service indicated(1)
Related party transactions
Description of other indebtedness
The exchange offer
Description of exchange notes
Book-entry settlement and clearance
Certain ERISA considerations
Material U.S. federal income tax considerations
Plan of distribution
Legal matters
Experts
Index to consolidated financial statements
Community Health Systems, Inc. and subsidiaries condensed consolidated balance sheets
Community Health Systems, Inc. and subsidiaries condensed consolidated statements of income
Community Health Systems, Inc. and subsidiaries condensed consolidated statements of cash flows (Unaudited)
Community Health Systems, Inc. and subsidiaries notes to condensed consolidated financial statements
Report of Independent Registered Public Accounting Firm
Community Health Systems, Inc. and subsidiaries consolidated statements of income
Community Health Systems, Inc. and subsidiaries consolidated balance sheets
Community Health Systems, Inc. and subsidiaries consolidated statements of stockholders' equity
Community Health Systems, Inc. and subsidiaries consolidated statements of cash flows
Community Health Systems, Inc. and subsidiaries notes to consolidated financial statements
Part II Information not required in prospectus
Signatures